      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2000



                                                      REGISTRATION NO. 333-32780

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           ROSETTA INPHARMATICS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                  8731                                 91-1770023
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)

                           12040 115(TH) AVENUE N.E.
                               KIRKLAND, WA 98034
                                 (425) 820-8900
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                         STEPHEN H. FRIEND, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           12040 115(TH) AVENUE N.E.
                               KIRKLAND, WA 98034
                                 (425) 820-8900
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)

                         ------------------------------

                                   COPIES TO:

                MARK J. HANDFELT                                       WILLIAM T. WHELAN
               JOHN W. ROBERTSON                                      JOHN J. CHENEY, III
                 MEGAN L. MUIR                           MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO,
               VENTURE LAW GROUP                                              P.C.
           A PROFESSIONAL CORPORATION                                 ONE FINANCIAL CENTER
              4750 CARILLON POINT                                       BOSTON, MA 02111
               KIRKLAND, WA 98033                                        (617) 542-6000
                 (425) 739-8700

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                 PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF SECURITIES                       AGGREGATE                AMOUNT OF
                      TO BE REGISTERED                           OFFERING PRICE(1)       REGISTRATION FEE(2)
Common Stock, par value $0.001                                     $115,000,000                $30,360


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.


(2) Previously paid.

                         ------------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   Subject to completion, dated May   , 2000

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                                          Shares

                                     [LOGO]

                                  Common Stock
----------------------------------------------------------------------


This is our initial public offering of shares of common stock. We are offering shares in a public offering in the United States. No public market currently exists for our shares. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "RSTA."



    Investing in the shares involves risks. "Risk Factors" begin on page 7.



                                                                Per
                                                               Share      Total
                                                              --------   --------
Public offering price.......................................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds, before expenses, to Rosetta.......................   $          $



We have granted the U.S. underwriters and international managers 30-day options
to purchase up to an aggregate of       additional shares of common stock solely
to cover over-allotments, if any.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



Lehman Brothers expects to deliver the shares on or about            , 2000.


--------------------------------------------------------------------------------


LEHMAN BROTHERS



            LAZARD FRERES & CO. LLC


                       PRUDENTIAL VECTOR HEALTHCARE

                                 A UNIT OF PRUDENTIAL SECURITIES



                                                 FIDELITY CAPITAL MARKETS


                                             a division of National Financial
                                                   Services Corporation


                                           FACILITATING ELECTRONIC DISTRIBUTION

                              [INSIDE FRONT COVER]


[upper center] [Rosetta Inpharmatics is an informational genomics company that provides an economical, reliable and flexible technology designed to solve critical drug discovery challenges for pharmaceutical and biotechnology companies, and to improve agricultural products.]



[upper left] [The Field
Informational Genomics involves the integration of bioinformatics with genomics tools to accelerate and improve the drug discovery process.]



[middle center] [Rosetta's integrated platform consists of three key elements:
The Rosetta Resolver-TM-  Expression Data Analysis System
FlexJet-TM-  DNA Microarrays
Coherent Expression Profile Data Sets]



          [COLOR ARTWORK-stylized graphic depicting a DNA microarray]



                            [text to be reinserted]



                          [logo, Rosetta Inpharmatics]

                               PROSPECTUS SUMMARY



    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.


                            OVERVIEW OF OUR BUSINESS


    We are a leader in the emerging field of informational genomics. Informational genomics involves acquiring and analyzing information gathered from throughout the cell, to identify a majority of the medically important drug targets and gene functions. We combine the power of informatics, which is the use of computers and sophisticated algorithms to store, analyze and interpret large volumes of information, and genomics, which is the study of genomes, or all of the genetic material in an organism's chromosomes, to create a proprietary platform that accelerates and enhances the drug discovery process for pharmaceutical and biotechnology companies and improves agricultural products.



    The growing availability of DNA sequence information, genome-wide expression data and proteomic measurements, which measure protein level and activity within the cell, has created high expectations for improvements in drug discovery, healthcare and agriculture. However, these desired improvements are hampered by the limitations of currently available measurement technologies, and by a shortage of powerful integrated analysis tools that are capable of managing both large amounts and disparate types of data. Limitations of current approaches include:



    - DNA sequences and protein levels do not give direct clues to cellular function;



    - current gene expression technologies are expensive and of limited accuracy; and



    - current gene expression analysis tools and approaches are inadequate.



    Our informational genomics platform can accelerate the transformation of drug discovery and healthcare research by converting the rapidly growing amount of gene expression data, or information about a gene's activity, into organized, statistically driven, information-based solutions. By improving the quality of lead compounds and providing early indications of the potential side effects of drugs, we believe our solution is critical to solving fundamental inefficiencies in the drug discovery process. We provide a proprietary gene expression profiling platform, consisting of hardware and software products, that uses gene expression profiles, i.e., patterns of gene activity, to provide seamless solutions for efficient, cost-effective and powerful discovery programs. Our technology builds a critical mass of coherent gene expression data, collected from DNA microarrays which are made of DNA fragments attached to glass slides in a grid-like formation, and provides comprehensive, simultaneous descriptions of a compound's effect on all relevant targets within a cell. By coherent data, we mean data that can be compared in a meaningful manner.



    Our integrated technology platform consists of:



    - our Rosetta Resolver Expression Data Analysis System;



    - our FlexJet DNA microarrays; and



    - our coherent expression profile data sets.



    We generate revenue by providing our technologies as separate components or as an integrated informational genomics system. Additionally, we offer professional consulting services to complement and enhance our products. To date, our revenue has been derived principally from revenue earned under our collaboration agreements and from government grants.

                           OUR PRODUCTS AND SERVICES


    Our products and services enable efficient and accurate gene expression reporting and analysis. They can be used as individual components or as an integrated platform. Our platform of products and services includes:



    - ROSETTA RESOLVER EXPRESSION DATA ANALYSIS SYSTEM. The Rosetta Resolver system is an integrated organization-wide solution for storing, retrieving and analyzing large quantities of gene expression data generated from DNA microarrays. It allows users to securely assemble and store information concerning gene expression in a single database and rapidly conduct sophisticated matching of expression profile patterns on very large data sets.



    - FLEXJET DNA MICROARRAYS. Our FlexJet DNA microarrays consist of different DNA sequences built up in a grid at tens of thousands of different positions on glass slides using a modified inkjet printer head. Our inkjet technology is flexible, reproducible, economical, and can produce new designs significantly faster than other array technologies. We synthesize oligonucleotides, which are short, single strands of DNA, directly on glass slides.



    - COHERENT DATA SETS AND REFERENCE LIBRARIES. Through our collaborations, we build coherent sets of data generated from DNA microarrays that represent the responses of cells to different genetic and disease states and to drug treatments. These data sets provide detailed biological references against which other expression measurements, whether generated by us, by our collaborators or by our customers, can be compared. We refer to this comparibility as being coherent. We have developed experiment protocols, process controls and analysis techniques that allow the cross-comparison of data between experiments.



    - INTEGRATED PROFESSIONAL SERVICES. We combine our informational genomics tools together with our consulting services to provide enhanced value to selected customers. These services include optimization of the Rosetta Resolver system, customized FlexJet DNA microarrays and the creation of highly accurate coherent data sets.



    We have entered into a seven-year strategic collaboration with Agilent Technologies, Inc. to co-market the Rosetta Resolver system and for Agilent to manufacture and sell FlexJet DNA microarrays.


                                  OUR STRATEGY

    Our goal is to be the leader in informational genomics by providing the standard platform for gene expression data analysis. By providing this standard platform, we hope to increase demand for each of our component technologies. The specific elements of our strategy are to:

    - become the standard informational genomics approach;

    - develop multiple product revenue sources;


    - establish collaborations using our gene expression tools;


    - expand our informational genomics platform; and

    - sell high-value information products.

                                 THIS OFFERING



    Unless otherwise indicated, information in this prospectus assumes that the underwriters do not exercise their over-allotment options and assumes the conversion of all of our preferred stock into common stock upon completion of this offering.



Common stock offered by us...................  shares

Common stock to be outstanding after this
  offering...................................  shares

Proposed Nasdaq National Market symbol.......  RSTA

Use of proceeds..............................  We intend to use the net proceeds of this offering for continued research and
                                               development, including expanding our
                                               informational genomics platform to include
                                               other data types and analysis tools. We also
                                               intend to increase our marketing and sales
                                               efforts to support our products and services,
                                               including the Rosetta Resolver system. In
                                               addition, the proceeds will be used for
                                               working capital and other general corporate
                                               purposes and capital expenditures.



    The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding at March 31, 2000, but excludes the following:



    - 2,148,945 shares of common stock issuable upon exercise of outstanding options as of March 31, 2000 at a weighted average exercise price of $2.34 per share;



    - 7,405,949 shares of common stock available for issuance as of March 31, 2000 under our stock option and stock purchase plans; and



    - 1,362,712 shares of common stock issuable upon exercise of outstanding warrants as of March 31, 2000, at a weighted average exercise price of $2.04 per share.


    We were incorporated in Delaware in December 1996 as Rosetta Biosystems, Inc. In September 1997, we changed our name to Rosetta Inpharmatics, Inc. Our principal executive offices are located at 12040 115(th) Avenue N.E., Kirkland, WA 98034. Our telephone number is (425) 820-8900 and our fax number is
(425) 821-5354. Our Web site is located at www.rii.com. We do not intend for information found on our Web site to be incorporated into or be a part of this prospectus.


    Rosetta, Rosetta Inpharmatics, Rosetta Resolver and FlexJet are trademarks of Rosetta Inpharmatics, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                      SUMMARY CONSOLIDATED FINANCIAL DATA



    We have prepared this information using our financial statements for the period from inception (December 19, 1996) to March 31, 2000, the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000. The financial statements for each of the three years in the period ended December 31, 1999 have been audited. The financial statements for the quarters ended March 31, 1999 and 2000 and for the period from inception (December 19, 1996) to March 31, 2000 have not been audited. The following summary historical data should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. See
Note 1 of notes to consolidated financial statements for an explanation of the determination of the weighted average shares used to compute pro forma net loss per share amounts.



                                                                                                    FOR THE
                                                                     THREE MONTHS ENDED           PERIOD FROM
                                    YEARS ENDED DECEMBER 31,              MARCH 31,                INCEPTION
                                 ------------------------------   -------------------------   (DECEMBER 19, 1996)
                                   1997       1998       1999        1999          2000         MARCH 31, 2000
                                   ----       ----       ----        ----          ----       -------------------
                                                                  (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.......................  $    --    $    --    $    983     $   292       $    548        $     1,531
Total operating expenses.......    2,293      7,693      21,066       3,563          8,996             40,048
Loss from operations...........   (2,293)    (7,693)    (20,083)     (3,271)        (8,448)           (38,517)
Net loss.......................   (1,885)    (7,112)    (19,819)     (3,223)        (8,179)           (36,996)
Deemed dividend upon issuance
  of convertible preferred
  stock........................                                                    (11,728)
Net loss attributable to common
  stockholders.................   (1,885)    (7,112)    (19,819)     (3,223)       (19,907)
Basic and diluted net loss per
  share........................  $ (5.29)   $ (5.29)   $  (4.92)    $ (1.21)      $  (3.64)
Pro forma basic and diluted net
  loss per share...............                                                   $  (0.51)
Weighted average shares used in
  computing pro forma basic and
  diluted net loss per share...                                                     16,171



    The unaudited consolidated pro forma balance sheet reflects the automatic conversion of all preferred shares into shares of our common stock on a one-for-one basis upon the closing of this offering as well as the sale of shares of our common stock in this offering at an assumed price to
the public of $    per share, after deducting the underwriting discounts and
commissions and estimated offering expenses, resulting in net proceeds of
approximately $         million.



                                                              AS OF MARCH 31, 2000
                                                              ---------------------
                                                               ACTUAL    PRO FORMA
                                                               ------    ---------
                                                                            (AS
                                                                         ADJUSTED)
CONSOLIDATED BALANCE SHEET DATA:                                 (IN THOUSANDS)
Cash, cash equivalents and short-term investments.            $ 55,195   $
Working capital.............................................    51,076
Total assets................................................    80,233
Long-term obligations, less current portion.................     1,123
Additional paid-in capital..................................   122,805
Total stockholders' equity..................................    70,475

                                  RISK FACTORS


    AN INVESTMENT IN OUR COMMON STOCK IS RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.



RISKS RELATED TO OUR BUSINESS AND INDUSTRY


WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT SUCCEED OR BECOME
PROFITABLE.


    We commenced operations in December 1996 and are at an early stage of development. We have a limited operating history on which you can base an investment decision. We have just begun to incorporate our technologies into commercialized products, and we cannot assure you that our commercialization of them will be successful. We have not yet begun commercial sales of the Rosetta Resolver system. Agilent, our strategic partner, has not yet begun commercial distribution of FlexJet DNA microarrays. The Rosetta Resolver system is currently being used by us internally and by a limited number of customers on an early-access basis. As a result, our business is subject to all of the risks inherent in the development of a new business enterprise, such as the need:


    - to obtain substantial capital to support the expenses of developing our technology and commercializing our products and services;

    - to develop a market for our products and services;

    - to successfully transition from a company with a research focus to a company capable of supporting commercial activities; and

    - to attract and retain qualified management, sales, technical and scientific staff.


WE EXPECT TO INCUR SUBSTANTIAL OPERATING LOSSES IN THE FUTURE AND AS A RESULT, THE VALUE OF OUR STOCK COULD DECREASE.



    Our expenses have significantly exceeded revenue in each of the years since our inception. We are uncertain when, if ever, we will become profitable. We have incurred operating losses since our inception and we had no revenue in 1997 and 1998 and only limited revenue in 1999 and in the first three months of 2000 from collaborations and government grants. Our Rosetta Resolver system was introduced earlier this year and to date we have recorded no revenue from sales of the system. As of March 31, 2000, we had an accumulated deficit of $37.0 million. We expect to continue to experience significant operating losses in the future as we continue our research and development efforts, further develop our products and services and expand our marketing and sales force in an effort to commercialize our products. The expansion of our operations will require substantial expenditures on our part for at least the next several years to support growth of the organization. In addition, we anticipate continued spending in research and development to remain a leader in our industry. As a result, we expect to incur operating losses in the future and the value of our stock could decrease.



IF OUR EXISTING COLLABORATION WITH AGILENT FAILS OR IS TERMINATED, OUR POTENTIAL REVENUES AND DEVELOPMENT FUNDS WOULD BE SIGNIFICANTLY REDUCED.



    In our collaboration agreement with Agilent, we agreed to partner with Agilent to make and sell products in the gene expression field including the Rosetta Resolver system, microarrays, array design services and other products. As part of our agreement, Agilent has the co-exclusive right to sell the Rosetta Resolver system and to use our inkjet synthesizer and related chip design technology in exchange for royalty payments.

    We also rely on Agilent for significant financial and technical contributions in connection with the development of products covered by the agreement. Our ability to develop, manufacture and market these products successfully depends significantly on Agilent's performance under this agreement. If Agilent experiences manufacturing or distribution difficulties, does not actively market the Resolver system or does not otherwise perform its obligations under this agreement, our revenue derived from FlexJet DNA microarrays or the Rosetta Resolver system would be reduced. From time to time, patents may issue covering DNA sequences that are used on DNA microarrays manufactured by Agilent. If this occurs, we expect that Agilent would seek to obtain the rights to use these sequences or would seek to use an alternative sequence. If it is unable to obtain rights or acquire alternative sequences, Agilent's array sales may suffer, and this would negatively affect our revenue from royalties related to array sales by Agilent and our business would be harmed.



    Our collaboration agreement with Agilent may be terminated early by Agilent under certain circumstances, including the breach of a material term by us. If Agilent were to terminate its agreement with us or otherwise fail to conduct its obligations under our collaboration or to complete them in a timely manner, we could lose significant revenue and have limited means to commercialize our products. If Agilent terminates this agreement, we may need to obtain development funding from other sources and we may be required to find one or more other collaborators for the development and commercialization of our products. Agilent's early termination of our collaboration with Agilent could harm our business and financial condition.



IF WE DO NOT RETAIN OUR CUSTOMERS OR OBTAIN NEW CUSTOMERS, OUR OPERATING RESULTS WILL BE MATERIALLY AND ADVERSELY AFFECTED.



    Our strategy depends on selling our informational genomics products and services to pharmaceutical, biotechnology and agriculture companies. Historically, we have had very few customers and one commercial partner, Agilent, from which we have derived the majority of our revenue. If we were to lose any one of these customers or Agilent, our revenue would decrease substantially. Agilent accounted for 50.0% of total revenues in fiscal year 1999. We had no customers and no revenue in fiscal year 1998 and 1997. Through our agreement with Agilent, we jointly introduced the Rosetta Resolver system commercially in February 2000 and have not yet derived any revenue from the sale of this product on a commercial basis. We expect that we will continue to rely on a narrow base of customers and Agilent for the majority of our revenue for the foreseeable future. Although we are seeking to expand our customer base, we cannot assure you that these efforts will be successful. Our operating results would be adversely affected if Agilent or a significant customer were to discontinue or significantly reduce the use of products or services or if we fail to obtain additional customers.



IF OUR TECHNOLOGIES AND INITIAL COMMERCIAL PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE OR BECOME COMMERCIALLY VIABLE OR SUCCESSFUL, OUR RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED.



    Our application of innovative informational genomics tools to drug discovery is a new and unproven approach. Market acceptance of our products and services will depend upon many factors which are not within our control, such as:


    - continued growth in the bioinformatics industry;

    - the availability and price of competing products, services and technologies; and

    - the success of our marketing and sales efforts.

    In addition, our array and informatics technologies and gene expression analysis approaches will require significant additional funding prior to commencement of full-scale commercial operations. If we are unable to obtain additional funding, commercialization of our products may be delayed, which would adversely affect our business and financial condition.


IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST EXISTING TECHNOLOGIES, OUR RESULTS OF OPERATIONS WOULD BE MATERIALLY AND ADVERSELY AFFECTED.



    Our business depends upon successfully competing in the development and commercialization of products and services that improve the efficiency of the drug discovery process. Our drug discovery technology may not result in any commercially successful product or results. We may fail to compete successfully if:


    - our products or services are found to be ineffective or unreliable;

    - our products are difficult to manufacture or uneconomical to market;

    - unforeseen complications in the development or delivery of our products and services increase the costs of development of our products and services;

    - the proprietary rights of third parties preclude us or our collaborative partners from marketing our products; or

    - potential customers fail to use our technology and instead rely on existing internal processes or technologies.


If we fail to develop or successfully commercialize our products and compete against existing technologies, our financial condition and results of operations will be adversely affected.



IF WE ARE UNABLE TO MAINTAIN OR TO ENTER INTO NEW COLLABORATIONS OR LICENSING ARRANGEMENTS, WE WILL BE LIMITED IN OUR ABILITY TO FURTHER COMMERCIALIZE OUR PRODUCTS.


    We intend to enter into collaborative arrangements with pharmaceutical, biotechnology and agricultural companies to apply our technology, to fund development and to commercialize our potential future products. We may not be able to negotiate collaborative agreements on acceptable terms, if at all, and such collaborative agreements may not be successful and may not provide us with expected benefits. Our collaborators may pursue or develop alternative technologies either on their own or in collaboration with others, including our competitors, as a means for improving the efficiency of drug discovery. To the extent we choose not to or are unable to enter into such collaborative agreements, we will require substantially greater capital to undertake the research, development, marketing, sales and distribution of systems and technologies at our own expense, which would have a material adverse effect on our results of operations and financial condition.

    Additionally, our present or future collaborative partners may not perform their obligations under our agreements with them or may not devote sufficient resources to the development, clinical testing or marketing of our potential products developed under collaborations. If one of our collaboration partners were to develop technologies or components competitive with our system in parallel with us, or if we are precluded from entering into competitive arrangements under the terms of our collaboration agreements, our potential products could be rendered non-competitive or obsolete, which would adversely affect our business. In addition, any premature termination of a collaboration agreement could have a material adverse effect on our financial condition and results of operations.


    Generally, the terms of our collaboration agreements provide for a division of responsibility between us and our collaborators. To the extent that disputes arise concerning our respective obligations and rights, including ownership of intellectual property, our collaborative research, development or commercialization of products or technologies could be delayed. These disputes could require or result in litigation or arbitration, which would be time-consuming and expensive, and could have a material adverse effect on our results of operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS, AS NEEDED, WE WOULD HAVE TO REDUCE OR CEASE OPERATIONS, ATTEMPT TO SELL SOME OR ALL OF OUR OPERATIONS OR MERGE WITH ANOTHER ENTITY.



    Based on our current plans, we believe that the net proceeds of this offering together with existing cash and marketable securities, borrowings under equipment financing arrangements and anticipated cash flow from operations will be sufficient to support our operations at least until the end of 2001. We may choose to raise additional capital due to market conditions or strategic considerations even if we have sufficient funds for our operating plan. We expect that we will require significant additional funding in the future. In particular, we will likely need additional funds to generate additional data and to increase our marketing efforts.



    However, the actual amount of funds that we will need until December 31, 2001 and beyond will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:



    - the level of our success and Agilent's success in selling the Rosetta Resolver system and associated technologies;



    - our progress with research and development;



    - our ability to introduce and sell new products;



    - the level of our sales and marketing expenses;



    - the level of our expenses associated with unforeseen litigation;



    - the costs and timing of obtaining new patent rights; and



    - regulatory changes and competition and technological developments in the market.



    We may seek funding through additional public or private equity offerings, debt financings or agreements with customers. If we raise additional capital by issuing equity or convertible debt securities, the issuances may dilute share ownership and future investors may be granted rights superior to those of current shareholders. Additional financing may not be available when needed, or, if available, may not be available on favorable terms. If additional funds are required and we are unable to obtain them on terms favorable to us, we may be required to cease or reduce further commercialization of our products to sell some or all of our technology or assets or to merge with another entity.



FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS COULD CAUSE OUR STOCK PRICE TO DECLINE.



    Our quarterly operating results have fluctuated in the past and are likely to do so in the future. Some of the factors that could cause our operating results to fluctuate include:


    - the timing and amount of revenue resulting from collaborations, product sales and royalties is not wholly predictable nor consistent from quarter to quarter;

    - changes in our percentage share of revenue generated from our collaboration with Agilent;

    - the success rate of our discovery efforts leading to milestone payments or royalties;

    - the timing and willingness of collaborators to commercialize products discovered through the use of our products or services which would result in milestone payments or royalties;

    - the expiration of research contracts with collaborators, which may not be renewed or replaced; and

    - general and industry-specific economic conditions, which may affect our collaborators' research and development expenditures.

    Large portions of our expenses are relatively fixed, including expenses for facilities, equipment and personnel. Accordingly, if revenues decline or do not grow as anticipated due to expiration of research contracts, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. In addition, we plan to significantly increase operating expenses in 2000 in order to accelerate our product development and sales and marketing efforts.


    Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price could decline and you could lose a significant portion or all of your investment.


IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS ADEQUATELY, OR OPERATE WITHOUT VIOLATING THE INTELLECTUAL RIGHTS OF OTHERS, OUR COMPETITIVE POSITION WILL SUFFER.


    Our success will depend, in large part, on our ability to obtain patent protection for our products and technologies, both in the United States and in other countries, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. Because of the substantial length of time and expense associated with developing new proprietary products and technologies, we place considerable importance on patent and trade secret protection. However, the patent position of biotechnology and bioinformatics firms generally is highly uncertain and involves complex legal and factual questions. Our patent applications may not protect our technologies or products for any one or more of the following reasons:


    - some or all of our pending patent applications may not result in issued patents and our competitors may be able to commercialize our discoveries;


    - we may develop additional proprietary technologies that are not patentable;

    - any patents issued to us may not cover commercially viable products;

    - any patents issued to us may not provide us with reasonable scope so as to block others from using our or similar technology; and

    - any patents issued to us may be challenged, circumvented or invalidated by third parties.

    We have and plan to continue to file applications for patents as appropriate for methods and products relating to gene expression analysis technologies and relating to individual disease genes and targets we discover.



    Even if we are able to obtain new patents, these patents may not provide us with substantial or meaningful protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Further, a patent does not provide the patent holder with a right to practice such patented technology. Any patents issued to us or to our licensors may be challenged and subsequently invalidated or circumvented. It is quite possible that third parties may have patents of their own which could, if asserted, prevent us from practicing our patented technologies.



    In order to protect or enforce our patent rights, we may become involved in patent litigation. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These lawsuits would put our patents at risk of being invalidated or interpreted narrowly. We may also provoke these third parties to assert claims against us. We may also participate in patent litigation to invalidate the patents of another. The outcome of any of these suits is uncertain.



    We may be sued for infringing the intellectual property rights of others. Also, while we require our employees to disclose their prior inventions to us, we cannot be certain that all inventions have been disclosed or that employees will avoid disputes concerning prior inventions. On January 6, 2000 we received, through our legal counsel, a request for information from the FBI. The information requested pertains to one of our recently hired employees and is related to his involvement in certain software development activities prior to his employment with us. On April 11, 2000, we received, through our legal counsel, a grand jury subpoena requiring the production of an expanded set of information and documents pertaining to the subject of the original request from the FBI. We are cooperating fully with the FBI and the grand jury. While we, as a company, are not currently the target of the investigation, we are unable at this time to predict the outcome of this investigation. The FBI investigation may result in publicity that could adversely affect our business and revenues.



    If we do not prevail in any proceeding or litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or we may need to obtain a license to the intellectual property in question. We cannot assure you that we will be able to obtain the necessary license to the intellectual property in order to avoid infringement, or negotiate such a license on reasonable terms, if at all. Even if we were able to obtain a license to such technology, some licenses may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we fail to obtain a required license, exceed the scope of one of our licenses, or are unable to design around any third party patent, we may be subject to litigation due to alleged infringement. Ultimately we may be unable to sell some of our products or may have to cease certain business operations, which could have a material adverse effect on our results of operations and financial condition.



IF OUR SECURITY MEASURES FAIL, OUR CONFIDENTIAL AND PROPRIETARY INFORMATION MAY BE COMPROMISED AND OUR COMPETITIVE POSITION WILL SUFFER.



    We have taken security measures to protect our proprietary technologies, processes, information systems and data, and continue to explore ways to enhance such security. Such measures may not provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality agreements where appropriate, any of the following could occur:


    - our proprietary information could be disclosed;

    - our trade secrets could be disclosed; or

    - others may independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology.



    If any of these events occur, our proprietary and confidential information would be compromised and our competitive position would suffer.


INTENSE COMPETITION IN THE MARKET COULD PREVENT US FROM INCREASING REVENUE AND ACHIEVING PROFITABILITY OR RESULT IN THE OBSOLESCENCE OF OUR TECHNOLOGY.

    The genomics industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development and production of products that analyze genetic information. Our competitors in the United States and abroad are numerous and include, among others:

    - major pharmaceutical and diagnostic companies;

    - specialized biotechnology firms;

    - internal genomic and gene expression efforts at our target customers;

    - universities and other research institutions and government agencies;

    - software developers; and

    - other genomics companies.


    Many of these organizations that compete with us have greater capital resources, more experienced research, development, sales, marketing, distribution and service staffs and superior facilities and manufacturing capabilities. We are aware that there are a number of companies pursuing alternative methods for using software and computers to assist in making the drug discovery process more efficient and less expensive which would compete with our products or render our products obsolete. A number of companies have announced their intention to develop and market software to assist life science research companies and academic researchers in the collection, management and analysis of their own genomic data, as well as the analysis of genomic data that is publicly available. In addition, many of our competitors have a more established customer base and have built up previous relationships with our target audience. We are also likely to encounter increased competition as we enter new markets.



    The relative speed with which we can develop products or technologies is expected to have an impact on our competitive position. Many companies have already commenced the commercialization of novel, genomic-based products and services for use in drug discovery and development. Competitors offer a broad range of DNA microarrays and other gene expression products, bioinformatics software and analysis tools and genomics services and data sets that compete with ours. We believe that customers in our markets display significant loyalty to specific technologies or products that they have used successfully in their research and development. Therefore, we may experience difficulties in generating sales from customers that initially purchased products or services from competitors. We expect competition to intensify in the fields in which we are involved as technical advances in such fields are made and become more widely known. To the extent that other companies succeed in developing similar products that are introduced earlier, are more effective or are produced and marketed more effectively, the commercial success of our products or technologies to be developed may be materially and adversely affected.



IF WE ARE UNABLE TO COMPETE SUCCESSFULLY WITH NEWLY EMERGING TECHNOLOGIES, OUR FINANCIAL CONDITION WOULD BE ADVERSELY AFFECTED.



    We are engaged in the genomic science and biotechnology fields, which are characterized by extensive research efforts and rapid technological change. New developments in improving the efficiency of drug discovery, utilizing genomic approaches and other biotechnology processes are expected to continue at a rapid pace in industry, government and academia. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Research and discoveries by others may be more effective than our research and discoveries and may render some or all of our programs, products or technologies noncompetitive or obsolete. Unforeseen problems may develop with the technologies or applications we use, and we may not be able to produce commercially feasible products or technologies. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies, which would materially adversely affect our financial condition.



OUR DEPENDENCE ON THIRD-PARTY PRODUCTS AND SERVICES TO DEVELOP AND MANUFACTURE SOME COMPONENTS OF OUR PRODUCTS COULD IMPAIR OUR ABILITY TO DEVELOP, MANUFACTURE AND DELIVER OUR PRODUCTS ON A TIMELY BASIS.



    We rely to a substantial extent on outside vendors to supply many of the hardware and software components of the Rosetta Resolver system. We also rely on outside vendors to supply us with chemicals and other items necessary to manufacture microarrays and conduct expression profiling experiments. Some of these items and components are obtained from a single supplier or a limited group of suppliers. Our reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, involves several risks, including:


    - the inability to obtain an adequate supply of required materials due to manufacturing capacity constraints, a discontinuance of a product by a third-party manufacturer or other supply constraints;

    - reduced control over quality and pricing of components; and

    - delays and long lead times in receiving materials from vendors.


    For example, we obtain computer hardware used in our Resolver system from Sun Microsystems. If this hardware became unavailable, we would need to find alternate suppliers of this hardware and rewrite substantial portions of the Rosetta Resolver system software. This could adversely affect our ability to provide the Rosetta Resolver system to potential customers, which would materially and adversely affect our revenues.



    The Rosetta Resolver system incorporates software programs developed by third parties, including database software from Oracle. If these third parties cease to provide or support their software programs, we would need to acquire or develop replacement software. We would also incur additional development costs to tailor our products to new suppliers' protocols or specifications. If we are unable to acquire or develop replacement software, either alone or with others, the quality of our products could deteriorate and our financial condition and results of operations could be materially and adversely affected.



IF WE FAIL TO MAINTAIN OR OBTAIN RIGHTS TO THIRD PARTY TECHNOLOGY, IT COULD HARM OUR DEVELOPMENTAL AND COMMERCIAL EFFORTS.



    Our success is dependent on our ability to enter into licensing arrangements with commercial or academic entities for technology that is advantageous or necessary to the development and commercialization of our technologies. We may not be able to negotiate additional license agreements in the future on acceptable terms, if at all.



    In our existing and potential future collaborations, disputes may arise as to the inventorship and corresponding rights in inventions and know-how resulting from research by us and our licensors or scientific collaborators. Additionally, our present and future in-licensing agreements may contain provisions requiring us to meet performance obligations, or milestones, within specified time periods. If we fail to meet any significant milestones, our licensors may be permitted to terminate such agreements.



    Any of our current license agreements may be terminated under certain circumstances by the other party, and we may not be able to maintain the exclusivity of our exclusive licenses. In the event we are unable to obtain or maintain licenses to technology necessary and advantageous to our business, we may be required to expend significant time and resources to develop or in-license alternative technology. We may not be successful in this regard. If we cannot acquire or develop necessary technology, we may be prevented from commercializing some of our products or may need to limit our operations. Any such event would have a material adverse effect on us.



    In November 1998, we entered into a non-exclusive license agreement with Affymetrix, Inc. Under this agreement, Affymetrix licensed to us rights under its patents to mechanically fabricate arrays and to internally use those arrays for analyzing expressed messenger RNA in cells for commercial research use. If this agreement is terminated and we were to lose the right to make arrays for our own use, or if we find that the arrays we make are insufficient for our purposes, we would seek to acquire arrays from Affymetrix or another source. Affymetrix may assert that other sources of DNA microarrays violate its patent rights which could reduce or eliminate the willingness of any other supplier to provide these arrays and which might subject us to potential liability for patent infringement if we were to acquire arrays from an infringing supplier. We, therefore, may not be able to acquire DNA microarrays on reasonable terms, or at all. This would have a material adverse affect upon our commercialization efforts and upon our business condition and results of operations.



    In March 2000, we entered into a non-exclusive license agreement with Oxford Gene Technology IP Limited. Under this agreement, Oxford Gene Technology has licensed to us rights, under its patents, pertaining to making and using DNA microarrays for internal purposes. If this agreement is terminated and we were to lose the right to make arrays for our own use, or if we find that the arrays we make are insufficient for our purposes, we would need to acquire arrays from third parties. Oxford Gene Technology may assert that other third-party providers of DNA microarrays violate its patent rights, which might reduce or eliminate the willingness of any other supplier to provide these arrays and which could subject us to potential liability for patent infringement if we were to acquire arrays from an infringing supplier. If we are unable to acquire DNA microarrays or unable to acquire them on reasonable terms, and we may be unable to operate a material part of our business. This would have a material adverse affect upon our commercialization efforts and upon our financial condition and results of operations.


THE SALES CYCLES FOR OUR PRODUCTS ARE LENGTHY AND WE MAY SPEND CONSIDERABLE RESOURCES ON UNSUCCESSFUL SALES EFFORTS OR MAY NOT BE ABLE TO COMPLETE DEALS.

    Our ability to obtain new customers for our technologies depends in significant part upon the perception that our products and services can help accelerate their drug discovery efforts. Our sales cycle and Agilent's sales cycle are likely to be lengthy because of the need to educate our potential customers and sell the benefits of our technologies to a variety of constituencies within such companies. In addition, each agreement involves the negotiation of unique terms. We and Agilent may be required to expend substantial funds and management effort with no assurance that an agreement will result.


OUR EXECUTIVE OFFICERS HAVE LIMITED EXPERIENCE AS EXECUTIVE OFFICERS OF PUBLICLY TRADED COMPANIES.


    Most of our executive officers have no prior experience as executive officers of publicly traded companies. Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. If we are unable to manage growth effectively and the addition of these new employees, our business will be harmed.


IF WE LOST PRINCIPAL MEMBERS OF OUR MANAGEMENT AND SCIENTIFIC STAFF OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, OUR FUTURE GROWTH AND ABILITY TO COMPETE WOULD SUFFER.



    We are highly dependent on the principal members of our management and scientific staff, particularly Stephen H. Friend, our Chief Executive Officer, and Roland Stoughton, our Vice President of Bioinformatics. The loss of the services of any of these persons could delay or reduce our product development and commercialization efforts. We do not have "key person" insurance on the lives of our executives. We are also highly dependent upon our ability to attract and retain additional qualified scientific and technical personnel. Our business is located in the Seattle, Washington, metropolitan area, where demand for these types of personnel is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense, and the turnover rate for these people is high. If we are not able to attract, hire, train and retain a sufficient number of qualified personnel, our business, financial condition and results of operations could be serious harmed. If we fail to attract and retain such personnel and key management, it could materially adversely affect prospects for our success.



WE HAVE LIMITED CAPACITY AND EXPERIENCE IN SALES, MARKETING AND MANUFACTURING.


    We have only a small internal sales force to market and sell our products and have only limited experience in sales and marketing. We intend to market our products and services to pharmaceutical, biotechnology and agricultural companies. In order to successfully market our products and services to these parties, we are dependent on Agilent to commercialize our products. We may not be able to establish a direct sales force or to establish collaborative or distribution arrangements to market our products and technologies. If Agilent fails to market our products successfully or if we fail to establish a significant sales force of our own, our business and results of operations would be materially and adversely affected.


    Rosetta Resolver was introduced earlier this year and we have not yet installed the system on a commercial basis. To achieve successful commercialization of our products, we will need to scale-up our installation and customer support capabilities. If we cannot achieve the required level and quality of system installation and support, we may need to outsource such services or rely on licensing and other arrangements with third parties who possess sufficient service capabilities. This could reduce our gross margins and expose us to the risks inherent in relying on others. We may not be able to successfully outsource our installation or customer service functions or enter into licensing or other arrangements with these third parties, which could adversely affect our business.



IF WE ARE NOT ABLE TO SUCCESSFULLY MANAGE OUR EXPANSION, OUR RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED.



    We have expanded rapidly in recent years and expect to experience significant growth in the number of our employees and customers and the scope of our operations. This expansion may continue to place a significant strain on our management and operations. Our ability to manage this expansion will depend upon our ability to broaden our management team. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to train and manage our employees. Our future success is heavily dependent upon acceptance of our products. If we cannot scale our business appropriately or otherwise adapt to anticipated expansion our results of operations would materially and adversely suffer.

IF WE ARE UNABLE TO SUCCESSFULLY ADAPT OUR PRODUCTS FOR COMMERCIAL APPLICATIONS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL SUFFER.



    We have completed the initial development of the Rosetta Resolver system technology and FlexJet DNA microarray technology for applications in gene expression profile analysis. We may not be able to successfully adapt our products to the commercial requirements of drug discovery or healthcare research. A number of potential applications of our technology in these fields will require significant enhancements in our core technology, including adaptation of our software. Market acceptance will depend on many factors, including demonstrating to customers that our technology is superior to other technologies and products which are available now or which may become available in the future. We believe that our revenue growth and profitability will substantially depend on our ability to overcome significant technological challenges and successfully introduce our products into the marketplace. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of the manufacturing of any product, or if any product does not achieve a significant level of market acceptance, our business, financial condition and results of operations would be seriously harmed.



IF WE ARE SLOW TO DEVELOP AND MARKET LOWER COST VERSIONS OF OUR INFORMATICS SOFTWARE TECHNOLOGY, WE MAY BE UNABLE TO BROADEN OUR CUSTOMER BASE AND OUR COMPETITIVE POSITION WILL SUFFER.



    The marketplace for informatics software, specifically the gene expression analysis market served by the Rosetta Resolver system, is evolving rapidly and is highly competitive. There are no established pricing models, and competing products and services are being offered at a variety of price points. The Rosetta Resolver system is a high-end product and may not serve the needs of all customers in this marketplace. This marketplace may evolve into one that demands a product that is priced lower than the Rosetta Resolver system. If this occurs, and we do not have a product available to compete at this lower price point in a timely manner, we could suffer a material adverse effect on our financial condition and results of operations.



WE ARE EXPOSED TO PRODUCT LIABILITY AND RELATED RISKS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.



    We may be exposed to claims of liability from the use of products that either we or our customers provide. For example, we may be subject to product liability if our products contain inaccurate information or if any of our customers develops or commercializes a product discovered through the use of our technology which results in injury or death to clinical trial participants or patients. Although we currently maintain errors and omissions insurance for the Rosetta Resolver system, our insurance coverage may not be adequate to protect us against future claims. Furthermore, our customers may not indemnify us against these types of claims or they may not be adequately insured or, in the case of smaller companies, have a net worth sufficient to satisfy any product liability claims. A product liability claim, product recall or a medical malpractice claim could cause our business, financial condition and results of operations to suffer. In addition, we may be liable to customers if we are unable to maintain the security and integrity of data generated and analyzed on their behalf.


IMPROPER HANDLING, STORAGE OR DISPOSAL OF HAZARDOUS CHEMICALS AND BIOLOGICAL MATERIALS COULD BE TIME CONSUMING AND COSTLY.

    We use controlled hazardous and biological materials in our business. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, we could be liable for any damages that result, which could seriously harm our business. Additionally, an accident could damage our research and manufacturing facilities and operations, resulting in delays and increased costs.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS.


    As part of our business strategy, we may from time to time acquire assets and businesses principally relating to, or complementary to, our operations. For example, in 1999 we acquired Acacia Biosciences, Inc. in order to acquire specific technology. We may experience difficulty integrating and managing an acquired businesses' operations. Risks of acquisitions include, among other things, the following:



    - exposure to unknown liabilities of acquired companies;



    - acquisition costs and expenses; and



    - difficulty and expense of assimilating the technology, operations and personnel of the acquired businesses.


We may not overcome these risks or any other problems encountered in connection with acquisitions. If we are unsuccessful in doing so, our business, financial condition and results of operations could be materially and adversely affected.

DELAWARE AND WASHINGTON LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER, EVEN IF THE TRANSACTION WOULD BENEFIT OUR STOCKHOLDERS.


    Provisions of our certificate of incorporation and bylaws and provisions of Delaware and Washington law could have the effect of delaying, deferring or preventing our acquisition, even if an acquisition would be beneficial to our stockholders. See "Description of Capital Stock."



RISKS RELATED TO THE GENOMICS INDUSTRY



THERE MAY BE ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION WHICH COULD LIMIT OUR ABILITY TO DEVELOP AND SELL OUR EXISTING PRODUCTS AND NEW PRODUCTS.



    The genetic screening of humans has raised ethical issues regarding the confidentiality and appropriate uses of the resulting information. Government authorities may regulate or prohibit the use of genetic testing to determine genetic predispositions to certain conditions. Additionally, the public may disfavor and reject the use of genetic testing. It is possible that the government authorities and the public may fail to distinguish between the genetic screening of humans and genomic and proteomic research. If this occurs, our products and the processes for which our products are used, may be subject to government regulations intended to affect genetic screening. Further, if the public fails to distinguish between the two fields, it may pressure our customers to discontinue the research and development initiatives for which our products are used. If this occurs, the potential market for our products could be reduced, which could seriously harm our financial condition and results of operations.


CONSOLIDATION WITHIN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES MAY HARM OUR EFFORTS TO MARKET AND COMMERCIALIZE OUR PRODUCTS.

    Consolidation within the pharmaceutical and biotechnology industries has heightened the competition for services of the type provided by us. If this consolidation trend continues, it may result in fewer customers for our services, price erosion and greater competition among us and our competitors. Our potential partners may consolidate, which could decrease the value of our technologies and shrink the research market we target for our products. Consolidation in the pharmaceutical and biotechnology industries may have a material adverse effect on our financial condition and results of operations.

THE PRODUCTS DEVELOPED USING THE INFORMATION FROM OUR DATA MAY BE SUBJECT TO GOVERNMENT REGULATION.


    Any new drug developed by the efforts of our customers as a result of their use of our technologies must undergo an extensive regulatory review process in the United States and other countries before it can be marketed. This regulatory process can take many years and requires substantial expense. Changes in FDA policies and the policies of similar foreign regulatory bodies can increase the delay for each new drug, product license and biological license application. We expect similar delays in the regulatory review process for any diagnostic or agricultural product, where similar review or other approval is required. Even if marketing clearance is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market.



    No product resulting from the use of our data has been released for commercialization in the United States or elsewhere. In addition, no investigational new drug application has been submitted for any such product candidate. We expect to rely on our customers to file such applications and generally direct the regulatory review process. Our customers may not submit applications for regulatory review, or may not obtain marketing clearance for any products on a timely basis, if at all. If our customers fail to obtain required governmental clearances, it will prevent them from marketing drugs or diagnostic products until such clearance can be obtained, if at all. The occurrence of any of these events may cause our business and results of operations to suffer.


    In addition, our access to and use of human or other tissue samples in the expansion of our array and informatics and genomic platforms technologies may become subject to government regulation, both in the United States and abroad. United States and foreign government agencies may also impose restrictions on the use of data derived from human or other tissue samples. If our access to or use of human tissue samples, or our customers' use of data derived from such samples, is restricted, our business will suffer.


RISKS RELATED TO THE OFFERING


THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.


    An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market. See "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.



OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.


    The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations by us or our competitors;

    - new products or services introduced or announced by us or our competitors;

    - changes in financial estimates by securities analysts;

    - announcements concerning intellectual property disputes;

    - conditions or trends in the biotechnology, pharmaceutical and genomics industries;

    - changes in the market valuations of other similar companies;

    - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel; and

    - sales of our common stock.

As a result, you could lose all or part of your investment.

    In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies, in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volitality in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

    In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a stockholder files a securities class action suit against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation, which could seriously harm our business and results of operations.

YOU WILL SUFFER SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE.

    The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock.
Based on an assumed initial public offering price of $    per share, if you
purchase shares of common stock in this offering, you will suffer immediate and
substantial dilution of $    per share in the net tangible book value of the
common stock. To the extent outstanding options and warrants are exercised, you will suffer further dilution.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future
offerings of common stock. There will be             shares of common stock
outstanding immediately after this offering, or             shares if the
representatives of the underwriters exercise their over-allotment option in
full. Of the shares sold in the offering,             shares will be freely
transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in
Rule 144 of the Securities Act and             shares will be subject to a
lock-up agreement providing that the stockholder will not offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this prospectus. The remaining shares of common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold on the 181st day after the date of this prospectus without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See "Shares Eligible for Future Sale."

SUBSTANTIAL CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

    Upon completion of this offering, our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates will,
in aggregate, beneficially own approximately   % of our outstanding common stock
or   % if the underwriters' over-allotment option is exercised in full. As a result, these persons, acting together, will have the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, such persons, acting together, will have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

    - delaying, deferring or preventing a change in control of our company;

    - impeding a merger, consolidation, takeover or other business combination involving our company; or

    - discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company.

    Please see "Principal Stockholders" for additional information on concentration of ownership of our common stock.

MANAGEMENT MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE AND IN WAYS THAT MAY NOT YIELD A RETURN.

    Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all. Management intends to use a majority of the proceeds from this offering for research and development, working capital and other general corporate purposes and to finance potential acquisitions or investments. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that these uses will not vary substantially from our currently planned uses. We may not be able to invest these funds effectively, which would adversely affect our financial condition.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. When used in this prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS


    The net proceeds to us from the sale of the shares of common stock being
offered by us hereby at an assumed public offering price of $      per share are
estimated to be $            . The net proceeds would be $            if the
underwriters' over-allotment option is exercised in full. The principal purpose of the offering is to obtain additional working capital. We intend to use the net proceeds of this offering for continued research and development, including expanding our informational genomics platform to include other data types and analysis tools. We also intend to increase our marketing and sales efforts to support our products and services, including the Rosetta Resolver system. In addition, the proceeds will be used for working capital and other general corporate purposes and capital expenditures. We may also use a portion of the proceeds for the acquisition of, or investment in companies, technologies, or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions and investments. As a result, our management will have the broad discretion to allocate the net proceeds from this offering. Pending these uses, we will invest the net proceeds in short-term investment grade, interest-bearing instruments.


                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. In the future the terms of credit agreements or contractual provisions may impose restrictions or limitations on the payment of dividends.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of March 31, 2000 on an actual, pro forma and pro forma as adjusted basis:



    - The "actual" column reflects our capitalization as of March 31, 2000 without any adjustments to reflect subsequent events or anticipated events,



    - The unaudited "pro forma" column reflects our capitalization as of March 31, 2000 with adjustments to give effect to the conversion of all shares of outstanding preferred stock into 14,597,342 shares of common stock upon the closing of this offering,



    - The unaudited "pro forma as adjusted" column reflects our pro forma capitalization as of March 31, 2000 with adjustments to give effect to
      (1) the receipt of the estimated proceeds from the sale of our common stock offered hereby after deducting the estimated offering expenses and underwriting discounts and commissions and (2) the change in the authorized number of shares upon the completion of this offering.


    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.


                                                                     AS OF MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                               ------    ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt, less current portion........................  $  1,123   $  1,123      $  1,123
                                                              --------   --------      --------
Stockholders' equity:
  Preferred Stock, $0.001 par value; authorized: 18,000,000
    shares actual and pro forma and 5,000,000 pro forma as
    adjusted; outstanding: 14,597,342 shares actual; no
    shares issued and outstanding pro forma and pro forma as
    adjusted................................................        15         --            --
  Common Stock $0.001 par value; authorized: 40,000,000
    shares actual and pro forma and 75,000,000 shares pro
    forma as adjusted; outstanding: 7,436,773 shares actual;
    22,034,115 shares issued and outstanding pro forma;
          shares issued and outstanding, pro forma as
    adjusted................................................         7         22
  Additional paid-in capital................................   122,805    122,805
  Notes receivable from stockholders........................    (1,685)    (1,685)       (1,685)
  Deferred stock compensation...............................   (13,671)   (13,671)      (13,671)
  Deficit accumulated in the development stage..............   (36,996)   (36,996)      (36,996)
                                                              --------   --------      --------
Total stockholders' equity..................................    70,475     70,475
                                                              --------   --------      --------
Total capitalization........................................  $ 71,598   $ 71,598      $
                                                              ========   ========      ========



    The information in the table excludes as of March 31, 2000:



    - 2,148,945 shares subject to outstanding options at a weighted average exercise price of $2.34 per share;



    - 7,405,949 additional shares available for grants under our stock option and stock purchase plans; and



    - 1,362,712 shares subject to outstanding warrants at a weighted average exercise price of $2.04 per share.

                                    DILUTION


    Our pro forma net tangible book value as of March 31, 2000 was approximately $51,306,774 or $2.33 per share, after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 22,034,115 shares of common stock. Net tangible book value is determined by subtracting total liabilities from total tangible assets.



    After giving effect to the sale of the common stock in this offering at an
assumed initial public offering price of $      per share, assuming that the
underwriters' over-allotment option is not exercised, and after deducting the estimated underwriting discounts and commissions and offering expenses, the adjusted pro forma net tangible book value at March 31, 2000 would have been
$            , or $      per share.



    Pro forma net tangible book value per share before this offering has been determined by dividing pro forma net tangible book value by the pro forma number of shares of common stock outstanding at March 31, 2000. This offering will result in an increase in pro forma net tangible book value per share of
$               to existing stockholders and dilution in pro forma net tangible
book value per share of $               to new investors who purchase shares in
this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering
price of $      per share. The following table illustrates this dilution:



Assumed initial public offering price.......................              $
  Pro forma net tangible book value per share at March 31,
    2000....................................................   $            2.33
  Increase attributable to new investors....................   $
Pro forma net tangible book value after this offering.......              $
                                                                          ------
Dilution in net tangible book value to new investors........              $
                                                                          ======



    The following table summarizes, on a pro forma basis as of March 31, 2000 the difference between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed
public offering price of $      per share:



                                            SHARES PURCHASED        TOTAL CONSIDERATION
                                          ---------------------   -----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                            ------     -------       ------      -------    -------------
Existing stockholders...................  22,034,115         %    $102,600,023         %       $  4.66
New investors...........................
                                          ----------   ------     ------------   ------        -------
Totals..................................                100.0%    $               100.0%
                                          ==========   ======     ============   ======


    The tables and calculations above assume no exercise of the underwriters' overallotment option and excludes the following shares:


    - 2,148,945 shares of common stock underlying options outstanding at March 31, 2000 at a weighted average exercise price of $2.34 per share;



    - 7,405,949 shares of common stock available for future grants under our stock option and stock purchase plans; and



    - 1,362,712 shares subject to outstanding warrants at a weighted average price of $2.04 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data presented below for the years ended December 31, 1997, 1998, and 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from our financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The selected consolidated balance sheet data at December 31, 1997 is derived from our financial statements that have also been audited by PricewaterhouseCoopers LLP and that are not included in this prospectus. The selected statements of operations for the period from inception (December 19, 1996) to March 31, 2000, the three months ended March 31, 1999 and 2000 and the balance sheet data at March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. The selected data in this section is not intended to replace our financial statements. Historical results are not necessarily indicative of the results to be expected in the future.



                                                                            THREE MONTHS
                                           YEAR ENDED DECEMBER 31,         ENDED MARCH 31,     PERIOD FROM INCEPTION
                                        ------------------------------   -------------------   (DECEMBER 19, 1996) TO
                                          1997       1998       1999       1999       2000         MARCH 31, 2000
                                        --------   --------   --------   --------   --------   ----------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues.............................   $    --    $    --    $    983   $    292   $    548           $  1,531
                                        -------    -------    --------   --------   --------           --------
Operating expenses:
  Research and development(1)........     1,411      5,313      11,866      2,487      4,149             22,739
  General and administrative(1)......       882      2,380       9,200      1,076      4,847             17,309
                                        -------    -------    --------   --------   --------           --------
    Total operating expenses.........     2,293      7,693      21,066      3,563      8,996             40,048
                                        -------    -------    --------   --------   --------           --------
Loss from operations.................    (2,293)    (7,693)    (20,083)    (3,271)    (8,448)           (38,517)
Other income and (expenses)
  Interest income....................       440        707         639         83        366              2,152
  Interest expense...................       (46)      (207)       (293)       (65)       (71)              (617)
  Other, net.........................        14         81         (82)        30        (26)               (13)
                                        -------    -------    --------   --------   --------           --------
Net loss.............................    (1,885)    (7,112)    (19,819)    (3,223)    (8,179)           (36,995)
                                                                                                       ========
Deemed dividend upon issuance of
  convertible preferred stock........        --         --          --         --    (11,728)
                                        -------    -------    --------   --------   --------
Net loss attribute to common
  stockholders.......................   $(1,885)   $(7,112)   $(19,819)  $ (3,223)  $(19,907)
                                        =======    =======    ========   ========   ========
Basic and diluted net loss per
  share..............................   $ (5.29)   $ (5.29)   $  (4.92)  $  (1.21)  $  (3.64)
Weighted average shares used in
  computing basic and diluted net
  loss per share.....................       356      1,344       4,030      2,655      5,473
Pro forma basic and diluted net loss
  per share..........................                                               $  (0.51)
Weighted average shares used in
  computing pro forma basic and
  diluted net loss per share.........                                                 16,170

                                                                     AS OF DECEMBER 31,
                                                               ------------------------------   AS OF MARCH 31,
                                                                 1997       1998       1999           2000
                                                               --------   --------   --------   ----------------
                                                                                                  (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:                                                (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........   $15,347    $ 8,252    $19,263        $55,195
Working capital.............................................    14,902      7,115     15,451         51,076
Total assets................................................    16,933     11,393     34,788         80,233
Long term obligations, less current portion.................     1,036      1,344      1,389          1,123
Stockholders' equity........................................    15,279      8,761     25,837         70,475


--------------------------


(1) Operating expenses include charges for stock based compensation as follows:



                                                                                   THREE MONTHS
                                                         YEAR ENDED                    ENDED
                                                        DECEMBER 31,                 MARCH 31,        PERIOD FROM INCEPTION
                                               ------------------------------   -------------------   (DECEMBER 19, 1996) TO
                                                 1997       1998       1999       1999       2000         MARCH 31, 2000
                                               --------   --------   --------   --------   --------   ----------------------
                                                                                    (UNAUDITED)            (UNAUDITED)
                                                                              (IN THOUSANDS)
Research and development.....................    $42        $490      $1,212      $348      $  872             $2,616
General and administrative...................     23          91       2,003        96       1,884              4,001
                                                 ---        ----      ------      ----      ------             ------
                                                 $65        $581      $3,215      $444      $2,756             $6,617
                                                 ===        ====      ======      ====      ======             ======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH THE "SELECTED CONSOLIDATED FINANCIAL DATA," CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


    We are a leader in the emerging field of informational genomics. Our technology platform consists of the Rosetta Resolver system, our FlexJet DNA microarrays and our coherent data sets of information generated from DNA microarrays. We generate revenue by providing our technologies both as separate components or as integrated informational genomics systems to pharmaceutical, biotechnology and agricultural customers. From our inception in December 1996 through March 31, 2000, our operating activities were primarily devoted to research and development of technologies for our informational genomics platform, including the development of the Rosetta Resolver system, acquiring assets, recruiting personnel, business development and raising capital.



    In October 1999, we entered into a strategic collaboration with Agilent. We agreed to exclusively partner with Agilent to make and sell products in the gene expression field including DNA microarrays, DNA microarray design services, gene expression data analysis systems and other products. In addition, Agilent purchased 2,285,714 shares of our Series D preferred stock, and we have the right to sell Agilent an additional $10.0 million of common stock at any time prior to or upon the closing of this offering. Under the agreement, we co-market the Rosetta Resolver system with Agilent on an exclusive basis and share revenues for the Rosetta Resolver system sales and DNA microarray design services. In addition, Agilent has the exclusive right to market and sell DNA microarrays manufactured using our inkjet and related DNA microarray design technology in exchange for royalty payments to us. In connection with this agreement, we received payments of $4.5 million for research and development and for certain licensing rights as of December 31, 1999 of which $346,000 was recognized as revenue in 1999 and $4.1 million was recorded as deferred revenue as of December 31, 1999. Agilent has agreed to pay us additional amounts in 2000 and 2001 for research and development activities. Amounts received from Agilent for research and development and licensing rights are recognized as revenue ratably over the term of the agreement.



    Since our inception, we have incurred significant losses and as of March 31, 2000, we had an accumulated deficit of $37.0 million. Our losses have resulted principally from costs incurred in research and development, and from general and administrative costs associated with our operations. Operating expenses increased to $9.0 million in the three months ended March 31, 2000 compared to $3.6 million in the three months ended March 31, 1999. Operating expenses increased to $21.1 million in 1999 from $7.7 million in 1998 and $2.3 million in 1997. We expect to incur additional operating losses over at least the next several years as we continue to expand our research and product development efforts and infrastructure.



    To date, our revenue has been derived principally from revenue earned under our collaboration agreements and from government grants. We have generated a substantial portion of our revenue to date from a limited number of sources. Our potential sources of revenue for the next several years are likely to be from the sale of products and services sold by Agilent and research payments under existing and possible future collaborative arrangements.


    In view of our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our operating results, particularly for each of the years ended 1999, 1998 and 1997, are not meaningful and should not be relied upon as an indication of future performance.

    In March 2000, we sold $41.6 million of Series E preferred stock in a private equity placement to a number of financial and strategic investors pursuant to the terms of a stock purchase agreement. We issued a total of 4,442,378 shares of Series E preferred stock at price of $9.36 per share. The Series E preferred stock will convert to common stock at a one-to-one ratio upon the closing of this offering. The Series E preferred stock contains substantially the same rights and preferences as our previously issued series of preferred stock.



    In March 2000, we entered into a license agreement with Oxford Gene Technology whereby they granted us a nonexclusive, worldwide sublicense to patents related to the fabrication and use of nucleic acid arrays. In connection with this license agreement, we issued Oxford Gene Technology 686,928 shares of our common stock valued at $12.00 per share at the time of issuance and paid a cash license fee of $1.0 million. Under the agreement, we and Oxford Gene Technology are required to pay each other quarterly royalty payments based on the provision of services.



STOCK-BASED COMPENSATION



    Stock-based compensation expense for the years ended December 31, 1999 and 1998 and for the three months ended March 31, 2000 and 1999 resulted from stock options granted to employees at exercise prices less than the fair market value of the common stock on the date of grant to employees, options granted to outside consultants for services, and for the sale of restricted stock to founders deemed to be non-employees. We recorded total deferred stock-based compensation of $14.3 million in the three months ended March 31, 2000 and $4.8 million in 1999 and $1.0 million in 1998. Deferred stock-based compensation is being amortized to expense over the vesting periods of the underlying options, generally four years. As a result, the amortization of stock-based compensation is expected to affect our reported results of operation through fiscal 2004. The stock-based compensation expense has been allocated to research and development expense and general and administrative expense, as appropriate.


RESULTS OF OPERATIONS


  THREE MONTHS ENDED MARCH 31, 2000 AND 1999



    REVENUES.  Revenues increased to $548,000 in the three months ended
March 31, 2000 from $292,000 in the three months ended March 31, 1999. The increase was due primarily to collaboration revenue recognized in connection with a collaboration agreement entered into with Agilent in October 1999 and to a lessor extent from other collaboration agreements entered into in the three months ended March 31, 2000.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $4.1 million in the three months ended March 31, 2000 from $2.5 million in the three months ended March 31, 1999. A portion of the increase resulted from an increase in the amortization of deferred stock-based compensation to $872,000 in the three months ended March 31, 2000 from $348,000 in the three months ended March 31, 1999. The remainder of the increase was primarily due to increased payroll and personnel expenses, including recruitment and relocation expenses, increased usage of laboratory materials and supplies, facility costs and depreciation of facilities and laboratory equipment. The number of research personnel was 83 at March 31, 2000 and 45 at March 31, 1999. Research and development expenses consisted of costs to develop and analyze DNA microarrays, develop and use proprietary technologies to analyze these arrays, build our data set of coherent expression profiles and design a large set of analysis tools. We expect research and development expenses to increase significantly in the future to support the expansion of our research and development activities.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $4.8 million in the three months ended March 31, 2000 from $1.1 million in the three months ended March 31, 1999. A portion of the increase resulted from an increase in the amortization of deferred stock based compensation to $1.9 million in the three months ended March 31, 2000 from $96,000 in the three months ended March 31, 1999. The remainder of the increase was primarily due to increased payroll and personnel expenses, including recruitment and relocation expenses, facility costs, legal fees and business development activities. In addition, general and administrative expenses for the three months ended March 31, 2000 included $760,000 of amortization expense as a result of our acquisition of Acacia in February 1999 as compared to $275,000 included in the three months ended March 31, 1999. See Note 3 to our consolidated financial statements. We expect general and administrative expenses to continue to increase in the future to support the expansion of our business activities and due to costs associated with operating as a public company. In addition, expenses related to the amortization of intangible assets will increase as a result of the licensing agreement entered into with Oxford Gene Technology in March 2000. In connection with this licensing agreement, we recorded an intangible asset in the amount of $9.5 million which will be amortized to general and administrative expense over a seven year period. The amortization of this intangible asset will result in the recognition of approximately $1.0 million of expense for the remainder of 2000 and $1.4 million of expense per year thereafter for the term of the agreement.



    INTEREST INCOME. Interest income increased to $366,000 in the three months ended March 31, 2000 from $83,000 in the three months ended March 31, 1999. The increase was primarily due to higher average balances of cash and cash equivalents and short term investments for the three months ended March 31, 2000 compared to the three months ended March 31, 1999, as a result of the investment of the proceeds from the sale of Series D preferred stock in October 1999 and Series E preferred stock in March 2000.



    DEEMED DIVIDEND UPON ISSUANCE OF CONVERTIBLE PREFERRED STOCK. We recorded a deemed dividend of $11.7 million in March 2000 upon the issuance of Series E convertible preferred stock. At the date of issuance, we believed the per share price of $9.36 represented the fair value of the preferred stock and was in excess of the fair value of our common stock. Subsequent to the commencement of our initial public offering process, we re-evaluated the fair market value of our common stock as of March 2000 and determined it to be $12.00 per share. Accordingly, the incremental fair value is deemed to be the equivalent of a preferred stock dividend. We recorded the deemed dividend at the date of issuance by offsetting charges and credits to additional paid in capital, without any effect on total stockholders' equity. The amount increased the loss allocable to common stockholders, in the calculation of basic net loss per share for the three months ended March 31, 2000.



  YEARS ENDED DECEMBER 31, 1999 AND 1998


    REVENUES. Revenues increased to $983,000 in 1999 from none in 1998. The increase was due primarily to collaboration revenue recognized in connection with a collaboration agreement entered into with Agilent in October 1999 and grant revenues recognized in connection with Small Business Innovation Research Program grants from the National Institutes of Health and a grant from the Department of Energy. We do not expect to recognize any grant revenues in 2000.


    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $11.9 million in 1999 from $5.3 million in 1998. The increase was primarily due to increased payroll and personnel expenses, including recruitment and relocation expenses, increased usage of laboratory materials and supplies, facility costs and depreciation of facilities and laboratory equipment. Research and development expenses also included $1.4 million of license fees incurred in 1999 as compared to $225,000 of license fees incurred in 1998. In addition, a portion of the increase resulted from an increase in the amortization of stock based compensation to $1.2 million in 1999 from $490,000 in 1998. The number of research and development personnel was 70 at December 31, 1999 and 45 at December 31, 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $9.2 million in 1999 from $2.4 million in 1998. The increase was primarily due to increased expenses related to payroll and personnel, including recruitment and relocation expenses, facility costs, legal fees and business development activities. In addition, general and administrative expenses in 1999 included $2.8 million of amortization expense relating to intangible assets as a result of our acquisition of Acacia Biosciences in February 1999. In addition, a portion of the increase resulted from an increase in the amortization of deferred stock based compensation to $2.0 million in 1999 from $91,000 in 1998. See Note 3 of the notes to our consolidated financial statements.



    INTEREST INCOME. Interest income decreased to $639,000 in 1999 from $707,000 in 1998. The decrease was due to lower average balances of cash and cash equivalents and short term investments in 1999 as compared to 1998.



    INTEREST EXPENSE. Interest expense increased to $293,000 in 1999 from $207,000 in 1998. The increase in 1999 from 1998 resulted from increased interest expense associated with higher levels of debt from borrowings under equipment financing agreements.



    OTHER INCOME (EXPENSE). Other income (expense) decreased to an expense of $82,000 in 1999 from income of $81,000 in 1998. The decrease was due primarily to the write-off of leasehold improvements and office and laboratory equipment.


  YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUE.  We had no revenue in both 1998 and 1997.


    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $5.3 million in 1998 from $1.4 million in 1997. The increase was primarily due to increased payroll and personnel expenses, including recruitment and relocation expenses. In addition, a portion of the increase resulted from an increase in the amortization of deferred stock based compensation to $490,000 in 1998 from $42,000 in 1997. The number of research and development personnel was 45 at December 31, 1998 and 21 at December 31, 1997.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.4 million in 1998 from $883,000 in 1997. The increase was primarily due to increased expenses related to payroll and personnel, including recruitment and relocation expenses, facility costs, legal fees and business development activities.



    INTEREST INCOME. Interest income increased to $707,000 in 1998 from $440,000 in 1997. The increase was due to higher average balances of cash and cash equivalents and short term investments in 1998 compared to 1997, as a result of the investment of the proceeds from the sale of Series A preferred stock in June through October of 1997.


    INTEREST EXPENSE. Interest expense increased to $208,000 in 1998 from $45,000 in 1997. The increase was primarily the result of increased debt from borrowings under equipment financing agreements.


    OTHER INCOME (EXPENSE). Other income (expense) increased to $81,000 in 1998 from $14,000 in 1997. The increase was due primarily to rental income received for the subletting of approximately 3,800 square feet of our facilities.


LIQUIDITY AND CAPITAL RESOURCES


    From inception through March 31, 2000, we have funded our operations with $79.2 million from private equity financings, $5.1 million from collaboration agreements and $3.3 million from equipment financing arrangements. At March 31, 2000, cash and cash equivalents, and short term investments totaled $55.2 million. Our cash reserves are held in a variety of interest-bearing instruments including high-grade corporate bonds, commercial paper, and money market accounts.



    Cash used in operations in the three months ended March 31, 2000 was $4.0 million compared to $1.9 million in the three months ended March 31, 1999. Our net loss of $8.2 million in the three months ended March 31, 2000 was partially offset by non-cash charges of $3.9 million related to deferred stock compensation, amortization, depreciation expense and amortization of intangible assets. Cash used in operations in 1999 was $7.4 million compared with $5.8 million in 1998. Our net loss of $19.8 million in 1999 was partially offset by non-cash charges of $7.0 million related to deferred stock compensation amortization, depreciation expense, and amortization of intangible assets, and working capital changes of $4.7 million.



    Investing activities in the three months ended March 31, 2000, other than changes in our short term investments, used $1.7 million due to leasehold improvements and capital expenditures and expenditures pursuant to license agreements. Investing activities in 1999, other than the changes in our short term investments, used $2.5 million due primarily to leasehold improvements and capital expenditures. We expect capital expenditures to increase in the future as we build additional infrastructure for our informational genomics systems and expand our facilities.



    Cash provided by financing activities was $41.6 million in the three months ended March 31, 2000 compared to cash used by financing activities of $145,000 in the three months ended March 31, 1999. Financing activities included the sale of preferred stock to investors in the three months ended March 31, 2000. Cash provided by financing activities was $20.9 million in 1999 compared to $589,000 in 1998. Financing activities included the receipt of $20.9 million from the sale of preferred stock to investors in 1999.



    In 1997, we entered into a financing arrangement for the purchase of property and equipment, which, as amended in 1998 and 1999, provides for an aggregate facility of $3.3 million. As of March 31, 2000, we had drawn down
$3.1 million and had $200,000 remaining available under this arrangement. These obligations are collateralized by the equipment financed, bear interest at a weighted-average fixed rate of approximately 12.3%, and are due in monthly installments through December 2003. In addition, through March 31, 2000, we had drawn down $223,000 on a bank line of credit to finance capital expenditures. The amount available under the line of credit was $375,000 at March 31, 2000. At March 31, 2000, we had $2.1 million in capitalized lease obligations and notes payable, of which $752,000 is due for the remainder of 2000. The bank line of credit had an interest rate of 10.5% and was paid off in its entirety in March 2000.



    Our capital requirements depend on numerous factors, including market acceptance of our products, the resources we devote to developing and supporting our products, and other factors. We expect to devote substantial capital resources to expand our research and development efforts, to expand marketing and sales efforts to support our products and services, and for other general corporate activities. We believe that our current cash balances, together with the proceeds from the sale of the Series E preferred stock and the net proceeds of this offering and revenue to be derived from our collaboration with Agilent and our license revenue from the Rosetta Resolver system will be sufficient to fund our operations at least through December 31, 2001. After this period, we may need to sell additional equity or debt securities or obtain additional credit arrangements. Additional financing may not be available on terms acceptable to us or at all.


RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Financial Instruments and for Hedging Activities, SFAS 133, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after

June 15, 2000 and is not anticipated to have an impact on our results of operations or financial condition when adopted as we hold no derivative financial instruments and do not currently engage in hedging activities.



    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe our revenue recognition practices are in conformity with the guidelines of SAB 101.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term debt securities issued by U.S. corporations. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. To minimize risk, we maintain our portfolio of cash, cash equivalents and short term investments in a variety of high-grade securities and with a variety of issuers, including corporate notes, commercial paper and money market funds. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure. We do not have any foreign currency or other derivative financial instruments.

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
                                    BUSINESS

OVERVIEW OF OUR BUSINESS

    We are a leader in the emerging field of informational genomics. Informational genomics involves acquiring and analyzing information gathered from throughout the cell to identify a majority of the medically important drug targets and gene functions. We combine the power of informatics and genomics to create a proprietary platform that accelerates and enhances the drug discovery process for pharmaceutical and biotechnology companies and improves agricultural products.


    Our informational genomics platform can accelerate drug discovery and healthcare research by converting the rapidly growing amount of expression profiling data into information critical for these processes. We provide a proprietary genomic expression profiling platform of hardware and software products that is designed to provide seamless solutions for efficient, cost-effective and powerful discovery programs. Our technology builds a critical mass of coherent gene expression data and provides a comprehensive description of a given drug compound's effect on all relevant targets within a cell simultaneously.



    Our technology platform consists of the Rosetta Resolver Expression Data Analysis System, our FlexJet DNA microarrays and our coherent data sets of information generated from microarrays. We generate revenue by providing our technologies as separate components or as integrated informational genomics systems to pharmaceutical, biotechnology and agricultural customers. In October 1999, we entered into a seven-year strategic partnership with Agilent Technologies, Inc. to co-market the Rosetta Resolver system and for Agilent to manufacture and sell FlexJet DNA microarrays.


BACKGROUND


    All living cells contain molecules of DNA. DNA molecules determine the inherited characteristics of all organisms. Each double helix DNA molecule contains two complementary strands comprised of four different types of nucleotide bases, commonly known as G, C, A and T. The order of these bases, called the DNA sequence, is used by the cell to make proteins, replicate itself and perform its specific role in the organism. Each G on one DNA strand pairs with a C on the complementary strand, and similarly each A pairs with a T. This pairing is the basis for many of the measurement technologies discussed below. The entire DNA content of an organism is called its genome.


    Genes, which are segments of DNA, contain a set of instructions for the cell to produce a specific protein. Each cell contains a full set of genes, but each cell type expresses only those genes necessary for its specific function. When genes are expressed, copies of the DNA sequence, called messenger RNA, are used to direct the manufacture of a protein. Cells use proteins to carry out their functions. For example, the insulin receptor protein on pancreatic cells is essential for the proper metabolism of sugar. For an individual to be healthy, the correct proteins must be produced at the right time in the appropriate amounts in the correct cells. DNA variations, along with effects of environment and infectious disease, can change the amount and function of a protein. Drugs are effective to the extent that they modify specific protein functions.

    Efforts to discover the order of the nucleotide bases in large segments of the human genome, known as sequencing, began in the mid-1980s when high throughput sequencing became available. The goal was to develop new medical treatments and diagnostics based on genetic information. In the early 1990s, governments and foundations sponsored an intensification of these efforts, which came to be known as the Human Genome Project. According to the Human Genome Project, the overall public sector expenditure on the Human Genome Project is expected to total approximately $2 billion by 2001. In parallel with the public sector effort, a large private sector effort emerged in the mid 1990s. It is expected that the entire human genome will be fully sequenced by the end of 2000. However, the

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
vast amount of sequence information produced cannot be directly used for the development of medical applications without a more sophisticated understanding of gene function.

    As sequencing of the human genome nears completion, researchers are increasingly focusing their efforts on interpreting this broad base of sequence information. This will result in a better understanding of the roles genes and proteins play in biochemical pathways and the mechanisms of disease. These advances in genomics have generated high expectations that the drug discovery process may be transformed through rapid and efficient discovery of new drug targets in model organisms and human cells. Drug targets are proteins within each cell that are potentially responsive to drug therapies. When these targets are identified, researchers test many compounds against them, and, based on the reaction of the target to the compound, attempt to determine if a potential drug candidate is likely to be successful.

    Genomics has given rise to a variety of methodologies that are now being used to discover new targets and therapeutic approaches. For example, the discovery of new targets is often facilitated by comparing the DNA sequence of the potential target with that of known targets. This approach may also be used to identify which molecular target in humans is likely to be analogous to a target previously identified in an animal model. Targets can also be identified by determining which genes are responsible for a given disease.


    Genomics has helped identify genetic variations which are a major component of nearly all diseases, including cancer, diabetes and cardiovascular disease. Disease risks can be identified by monitoring variations in responsible genes. This can be done by analyzing the change in a single nucleotide base, called a single nucleotide polymorphism. Although analysis of single nucleotide polymorphisms may potentially help select which drug will be best for a given individual, this analysis requires large scale human studies to establish these useful associations. This makes it an expensive and difficult process. Additionally, this analysis may be inaccurate, non-automated, inflexible or slow and is therefore primarily effective as a research tool.


    Much of the current focus of genomic companies has been on generating large amounts of DNA sequence data. Without knowledge of a gene's function, however, DNA sequence data are insufficient to materially impact the drug development process. Associations between sequence and detailed cellular function are complex and still mostly unknown.


    Detailed measurements of the actual biological functioning of the cell at a molecular level are important to identify the best targets and illuminate mechanisms of disease. Recently, two approaches have been developed that attempt to address this need by monitoring changes in the levels of selected cellular components. The first approach, expression profiling, monitors the level of messenger RNA for each gene within a cell. The most promising expression profiling technologies allow the monitoring of tens of thousands of genes. This is made possible by arranging either unique DNA fragments, called cDNAs, or shorter single-stranded DNA pieces, called oligonucleotides, in a dense grid on a glass surface. This grid is known as a DNA microarray. Each cDNA or oligonucleotide in a microarray binds to the messenger RNA of a specific gene, thereby providing a report on that gene's expression level. The second approach, proteomics, monitors the level of protein expressed by each gene within a cell. Proteomics measurements most often are obtained by separating the mix of proteins in the cell by dragging them through a resistive substance, often a gel, with the result that proteins of different sizes and properties end up in different spots on the gel. To the extent that these spots can be separated and identified, current methods allow the monitoring of protein levels within a cell.



    Two approaches currently being used for determining the function of proteins include the use of model organisms and the use of a standard biochemical assay. Model organisms are those for which all or most of the genetic sequence of the organism's genome is known. Standard model organisms include yeast, flatworms and fruit flies. The use of model organisms for determining protein function in humans is based on the concept that genetic sequence and biochemical pathways and mechanisms are conserved or maintained through genes of similar or identical sequence across different organisms. The other approach, biochemical assays, involves the use of an assay that uses enzymes to determine the function of a protein.


LIMITATIONS AND DEFICIENCIES OF CURRENT APPROACHES

    The availability of DNA sequence information and of genome-wide expression and proteomic measurements has created high expectations for improvements in drug discovery, healthcare and agriculture. However, these improvements are hampered by current limitations of the measurement technologies, and by a shortage of powerful integrated analysis tools that are capable of managing both large amounts and disparate types of data.

  NEITHER DNA SEQUENCES NOR PROTEIN LEVELS GIVE DIRECT CLUES TO CELLULAR
    FUNCTION.


    Current DNA sequencing technologies, which provide information about the sequence of a gene, and proteomics technologies, which provide information about protein levels, give little direct insight into protein function. Consequently, this information is of minimal value in drug discovery and analyzing disease response. The high cost of existing DNA microarrays and the accuracy limitations of arrays and the measurement process generally discourage the widespread use of them to determine protein function.


    The use of model organisms to determine protein function in a target species such as humans has some of the same limitations as relying solely on gene sequence information. While some protein function is conserved or maintained across species, frequently functions are only loosely conserved or maintained across species. In addition, determining protein function by using model organisms or a standard biochemical assay is limited because these approaches can only analyze a single protein at a time.

  CURRENT GENE EXPRESSION TECHNOLOGIES ARE EXPENSIVE AND OF LIMITED ACCURACY.

    A single DNA microarray used in gene expression typically costs from $1,000 to $10,000, depending on the type of array purchased. In addition, due to limited accuracy in the measurement process, subtle changes in gene expression are usually not detected. Although expression profiling can be used to monitor protein functions in the cell, large numbers of high-accuracy DNA microarray experiments are needed to accomplish this.

  CURRENT GENE EXPRESSION ANALYSIS TOOLS AND APPROACHES ARE INADEQUATE.

    The increasing use of genomics and proteomics tools in the drug discovery process has generated tremendous quantities of data from disparate array platforms and experimental conditions. Current tools are inadequate for effectively analyzing these large volumes of disparate data. Cross-comparisons between experiments could be informative. However, these comparisons are hampered by a lack of consistency in the data and by a lack of informatics tools. Even when the data are of sufficient quality to support cross-comparisons, current approaches for analyzing gene expression data do not have the ability to report multiple protein functions. Thus, potentially valuable information on drug toxicity, therapeutic targets and disease mechanisms, as well as on individual human differences, is wasted.

OUR SOLUTION


    Our proprietary technologies overcome many of the limitations of other current technologies by providing an integrated system of informatics tools, DNA microarrays and gene expression profile data sets that rapidly and accurately determine protein function simultaneously across the entire cell. Our platform technologies enable pharmaceutical, biotechnology and agricultural companies to convert large volumes of data from disparate sources into information that can accelerate and enhance their discovery process. We believe our solution is critical to solving fundamental inefficiencies in drug discovery, improving the quality of lead compounds and providing an early indication of potential side effects. Our solution includes the following:


  INTEGRATED, ENTERPRISE-LEVEL SOFTWARE.


    The Rosetta Resolver Expression Data Analysis System is the first enterprise-level software product enabling organizations to securely assemble, store in a single database and analyze gene expression data from multiple experiments generated from the most commonly used expression profiling technologies. Customers use the Rosetta Resolver system as a stand-alone informatics tool to streamline their independent drug discovery efforts. The Rosetta Resolver system can also be used by our collaborators to take advantage of the high quality and coherent data that we generate.


  HIGHLY SENSITIVE AND COST-EFFECTIVE GENOME WIDE SENSORS.


    We have developed a flexible DNA microarray platform, our FlexJet DNA microarray, based on inkjet printing technology. Our FlexJet DNA microarrays allow us to simultaneously monitor small changes in the expression levels of thousands of genes. These measurements reveal changes in protein functions more reliably than direct measurements of protein levels. We believe our FlexJet DNA microarrays are more cost-effective than traditional oligonucleotide microarrays and can be customized for individual customer needs more quickly than competing technologies.



  COHERENT DATA SETS CREATE MORE VALUABLE INFORMATION.


    Using our experience with tens of thousands of array experiments and several different expression technology platforms, we have developed standardized protocols and processes to ensure that expression profiling data reflect departures from a known biological reference. Our approach enables meaningful comparisons to be made among many disparate expression experiments. This allows our collaborators to discover medically important cellular pathways, identify useful disease subclassifications and predict unexpected drug toxicities and interactions. Because the number of possible intercomparisons grows much faster than the number of experiments, the value of information generated by our platform grows more rapidly than the amount of data analyzed. This is a fundamental strength of informational genomics.

  INTEGRATED PLATFORM FOR DRUG DISCOVERY.


    Components of our informational genomics system can be used individually or as an integrated platform. The integration of the Rosetta Resolver system, FlexJet DNA microarrays and coherent data sets is designed to provide seamless solutions for efficient, cost-effective and powerful drug discovery.


OUR PRODUCTS AND SERVICES


    Our primary products are the Rosetta Resolver Expression Data Analysis System, FlexJet DNA microarrays and coherent data sets of information generated from microarrays. We also offer professional consulting services to complement and enhance our products. As an integrated platform or as individual components, our products and services offer essential tools to accelerate and improve the drug discovery process.


  RESOLVER EXPRESSION DATA ANALYSIS SYSTEM.


    The Rosetta Resolver system is an integrated, enterprise-wide solution for storing, retrieving and analyzing large quantities of gene expression data generated using cDNA microarrays, oligonucleotide microarrays and other technologies. Its architecture supports the concurrent analysis and comparison of tens of thousands of expression profiling experiments and is designed to accommodate the increasing diversity of data types and analysis algorithms.



    The Rosetta Resolver system enables users to securely assemble, store in a single database and analyze gene expression data from multiple expression technology platforms. The product's flexible interfaces allow users to add, edit and maintain cell type, RNA and experiment annotations, and to collaborate and share information with other users. The Rosetta Resolver system provides tools to find and analyze expression profiling information quickly and efficiently through custom database queries. Users of the Rosetta Resolver system can instantly link to expression profile databases and other databases on corporate intranets or the Internet.



    The Rosetta Resolver system's proprietary architecture and seamless integration of software and hardware allow users to rapidly conduct sophisticated matching of expression profile patterns, known as pattern matching on very large data sets. The Rosetta Resolver system's architecture and analysis features were initially developed to meet the needs of our internal research and development environment, which represented a realistic high-throughput enterprise context. Our scientists have performed and analyzed tens of thousands of array experiments, and interact with our molecular biologists, laboratory technicians and applied mathematicians on product development efforts. Our experience together with our interactive approach has resulted in design decisions and algorithm choices that enable quick delivery of the most relevant analysis results.



    The advantages of the Rosetta Resolver system include:



    - data compatibility across microarray platforms;


    - rapid access to large data sets for clustering and pattern matching applications;

    - fast visualization tools to view and draw assumptions about large data sets;

    - similarity searches based on our proprietary understanding of the most biologically meaningful criteria; and


    - administrator controlled storage and retrieval of organization-wide data.



    We offer professional bioinformatics services to integrate the Rosetta Resolver system with our customers' unique enterprise resources, to produce state-of-art expression profile data, and to develop special analysis software for their research needs. The Rosetta Resolver system is jointly marketed by Agilent and us and will be sold by Agilent pursuant to our partnership agreement.


  FLEXJET DNA MICROARRAYS


    FlexJet DNA microarrays consist of different DNA sequences built up at tens of thousands of different positions on glass slides using a modified inkjet printer head to deliver the individual DNA building blocks G, C, A or T to the appropriate locations. This inkjet technology is fast, flexible, reproducible and economical and it can produce new array designs in a matter of hours, which is significantly faster than other array technologies. We synthesize oligonucleotides directly on glass slides.



    Prior to our FlexJet DNA microarray methodology, there were two standard methods used for creating microarrays on slides: the deposition of pre-synthesized cDNAs and the photolithographic synthesis of oligonucleotides. Unlike the manufacture of cDNA microarrays, our FlexJet DNA microarrays can be directly manufactured using sequence information stored in computer files, thus eliminating the expense and difficulties associated with manufacturing pre-synthesized cDNAs. In contrast to photolithographic arrays, our FlexJet DNA microarrays do not require the manufacture of an extensive series of chromium masks for each array designed, thereby eliminating the time and expense associated with chromium mask manufacturing.


    Prior to synthesizing our FlexJet DNA microarrays, we perform extensive calculations to determine the possible interactions between DNA sequences in the genome to choose the oligonucleotide probes that will report the desired genes and no others. This process, coupled with the high accuracy with which the oligonucleotide sequences are synthesized, allows sensitive and specific gene expression reporting using only a single reporter feature per gene, rather than the many reporters used in other technologies. This, in turn, allows more than 25,000 genes to be monitored using a single microscope slide.


    The flexibility of the inkjet approach is an attractive feature for applications in which a large number of different array designs are needed, or where the microarray design needs to change quickly in response to new information. The benefits of this flexibility include:



    - the ability to update microarray designs in response to ongoing human sequencing efforts;


    - looking for alternative forms of genes in different tissues under different conditions;


    - microarrays for newly sequenced organisms; and



    - microarrays for focused subsets of genes.


    We use our proprietary oligonucleotide sequence design methods to generate FlexJet DNA microarrays for use in our collaborative relationships and for use in our own internal operations. In addition, we have exclusively licensed to Agilent the rights to manufacture, sell and distribute FlexJet DNA microarrays to third parties. Agilent has agreed to pay us royalties on the FlexJet DNA microarrays that they sell. We also provide our microarray design services to customers of Agilent-manufactured arrays. We will receive additional royalties on arrays that are designed by us and sold by Agilent to third parties.

  COHERENT DATA SETS AND REFERENCE LIBRARIES.

    We build coherent sets of data generated from DNA microarrays that represent the responses of cells to different genetic and disease states and to drug treatments. These data sets provide detailed references against which other expression measurements, either generated by us or by our collaborators or customers, can be compared. Using our extensive experience, we have developed experiment protocols, process controls and analysis techniques that allow the sharing of data between experiments. This coherence requirement is a key aspect of our reference library approach. Data that have not been derived using this rigorous approach are much less valuable.

    The following useful information may be derived from our coherent data sets:

    - characteristics of drug candidates, including toxicity;

    - compounds with novel mechanisms of action;

    - functions of newly sequenced genes;

    - gene reporters that can monitor pathways to enable construction of high throughput screens; and

    - interpretation of genetic traits in terms of individual biochemical disturbances.

  INTEGRATED PROFESSIONAL SERVICES.


    We combine our informational genomics tools together with our consulting services to provide enhanced value to selected customers. These services include customization of the Rosetta Resolver system, customized FlexJet DNA microarrays and creation of highly accurate and coherent data sets. The integration of our unique tools and expertise presents significant capabilities to customers desiring the power of informational genomics technologies.


STRATEGY

    Our goal is to be the leader in informational genomics by providing the standard platform for gene expression data integration. By providing this standard platform, we hope to increase demand for each of our component technologies. The specific elements of our strategy are to:

  BECOME THE STANDARD INFORMATIONAL GENOMICS APPROACH.


    We intend to establish the Rosetta Resolver system as the preferred software and database platform for gene expression data storage and analysis. The Rosetta Resolver system can accept most


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

major types of expression data and has superior capabilities for analyzing and managing large data sets. In addition, our FlexJet DNA microarrays, sold and distributed by Agilent, enable the creation of coherent data sets, which we believe will drive the demand for our array technology and informatics platform in this rapidly growing array market.


  DEVELOP MULTIPLE PRODUCT REVENUE SOURCES.


    We seek to establish a widely installed base of the Rosetta Resolver systems in order to generate annual license fees, maintenance and support payments, and opportunities for professional services. The Rosetta Resolver system is jointly marketed by Agilent and us. We intend to make our FlexJet DNA microarrays available directly to our customers for research collaborations. Outside of research collaborations, customers needing arrays can purchase them from Agilent, and we will receive royalty payments on these sales.



  ESTABLISH COLLABORATIONS USING OUR GENE EXPRESSION TOOLS.



    We intend to continue to enter into gene expression collaborations with pharmaceutical, biotechnology and agricultural companies. We anticipate that these collaborations will validate the power of our gene expression tools. In addition, we anticipate these collaborations will result in sales of the Rosetta Resolver system and royalties from FlexJet DNA microarrays. These collaborations may also provide us with a mix of technology license fees, research funding, milestone payments and royalties or profit-sharing income from commercialization of products resulting from the collaborations.


  EXPAND OUR INFORMATIONAL GENOMICS PLATFORM.


    We intend to expand our informational genomics platform to include other data types and analysis tools. For example, linking gene expression profiling data with genotyping methods such as single nucleotide polymorphism analysis, and with clinical data, can greatly enhance our ability to identify genes imparting risks for specific diseases. We expect our current development work in this area to result in analysis methods that will significantly reduce the number of patients required to identify disease-causing genes, thereby providing us and our collaborators with significant advantages in this area.


  SELL HIGH-VALUE INFORMATION PRODUCTS.

    We plan to gradually transition from being a provider of gene expression tools to creating information products derived through the use of our gene expression tools and coherent data sets. We expect that the earliest information products will be new pairings of therapeutic targets and compounds specific for those targets. These pairings are more valuable than the identification of new targets alone because this provides a lead compound at the same time the target is analyzed.

SALES AND MARKETING


    The Rosetta Resolver system will be jointly marketed by Agilent and us and will be sold by Agilent pursuant to our partnership agreement. Agilent is responsible for selling and marketing the FlexJet DNA microarray and we will receive royalty revenues from these sales. Agilent's direct sales force has a strong worldwide presence among our targeted customer base. Additionally, we anticipate our collaborations will stimulate demand for our informational genomic tools. Our collaborations are established by our business development group and our internal sales and marketing group. We expect to expand our sales and marketing efforts to increase our market presence worldwide. In 1999, sales to Agilent accounted for 50% of our revenues.


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
STRATEGIC COLLABORATION

  AGILENT TECHNOLOGIES, INC.


    In October 1999, we entered into a strategic collaboration with Agilent. We agreed to exclusively partner with Agilent to make and sell products in the gene expression field including the Rosetta Resolver system, FlexJet DNA microarrays, array design services and certain other products. Under the agreement, we agreed to conduct specific research and development activities related to our technologies for which Agilent is obligated to provide funding. In connection with this agreement, we received payments of $4.5 million for research and development and for certain licensing rights. Agilent has agreed to pay us additional amounts in 2000 and 2001 for research and deveopment activities.



    Our relationship with Agilent provides us with the scale and expertise of a leading technology company to commercialize our inkjet array technology and to bring the Rosetta Resolver system to market more rapidly. Agilent has integrated our inkjet technology for manufacturing DNA microarrays with their previously developed ink jet technology. Agilent has agreed that it will further develop, manufacture and distribute FlexJet DNA microarrays as well as provide and further develop the Rosetta Resolver Expression Data Analysis System.



    Under the agreement, Agilent has the exclusive right to market and sell FlexJet DNA microarrays manufactured using our inkjet synthesizer and related microarray design technology, in exchange for royalty payments. Agilent also has the right, co-exclusive with us, under the agreement to market and sell the Rosetta Resolver system. Agilent will share revenues with us for Rosetta Resolver system sales and microarray design services.



    Our agreement with Agilent further contemplates that we will provide certain services related to the customized design of microarrays to customers. Revenue received in connection with these services and royalties received in connection with the sales of arrays will be shared by Agilent and us. As part of this relationship, Agilent has agreed to sell DNA microarrays to us at a discount and we anticipate that Agilent will be the primary supplier of such arrays for our internal use. We will not receive royalties on DNA microarrays that we purchase from Agilent.



    In this relationship, we primarily focus on developing the Rosetta Resolver system and our microarray design services, including the capability to select oligonucleotides that are used on FlexJet DNA microarrays. Agilent focuses primarily on manufacturing and distribution of FlexJet DNA microarrays, development of other instruments and overall system integration. Both of us are involved in developing the business plan for the products under this agreement. The agreement provides that a party's consent must be obtained before the other party may introduce a product that could compete with products that are covered by the collaboration.



    The Agilent agreement has a seven-year term and expires in October 2006 unless extended by mutual agreement of the parties. At the end of this period, we will retain the right to purchase DNA microarrays from Agilent at a discounted price and Agilent will retain the right to sell FlexJet DNA microarrays manufactured using our technology. If the agreement was terminated by Agilent as a result of a breach by us, Agilent would retain the right to sell, and we will receive a royalty on, FlexJet DNA microarrays sold by Agilent that are manufactured using our technology. In addition, Agilent will retain the right to be a value added reseller of the Rosetta Resolver system.



    Either of us may terminate the agreement prior to the end of the seven-year term upon material breaches of the agreement or upon bankruptcy of the other party. In the event of an early termination of this agreement, we will still receive royalties from FlexJet DNA microarrays sold by Agilent. However, the royalty rate is adjusted depending upon which party terminates the agreement. Upon an early termination of this agreement, we retain rights to the Rosetta Resolver system.



    In addition, Agilent purchased 2,285,714 shares of our Series D preferred stock at a per share price of $5.25. We have the right to sell Agilent an additional $10.0 million of common stock at any time on or before the closing of this offering.

CUSTOMER COLLABORATIONS

  DUPONT PHARMACEUTICALS COMPANY


    In September 1999, we entered into an early access program agreement with DuPont Pharmaceuticals Company. Under the terms of this agreement, DuPont agreed to purchase a pre-release version of the Rosetta Resolver system at a reduced price. DuPont also agreed to provide us feedback with respect to both feature development and user satisfaction to assist in the development of our product. We have granted DuPont a limited, non-exclusive license to use this version of the Rosetta Resolver software. The license reverts to us upon termination of this agreement. DuPont has agreed to provide us feedback regarding the Rosetta Resolver software.



    The agreement is for a fixed period of time, but may be extended upon DuPont's election and payment of an additional amount by DuPont. The agreement may be terminated earlier upon breach by either party, which is not subsequently cured.


  MONSANTO COMPANY


    We entered into a pilot project collaboration agreement with the Monsanto Company in February 2000. Under this agreement, Monsanto is evaluating the use of our FlexJet DNA microarray technology and microarray design capabilities for gene expression profiling across several species. Monsanto is also evaluating the Rosetta Resolver system for analyzing gene expression data. Upon the successful completion of the pilot project, we have agreed with Monsanto to discuss a follow-on agreement, but the parties are not required to enter into a follow-on agreement. In certain circumstances, we have agreed to non-exclusively license to Monsanto some discoveries made by Monsanto that utilize our data.



    The agreement will terminate upon completion of the pilot project or earlier upon breach by either party, which is not subsequently cured.


COMPETITION


    Competition is intense among companies providing drug discovery and development tools and methods to our target markets. For some of our products, we face competition from biotechnology and bioinformatics companies, in-house bioinformatics efforts of pharmaceutical and agricultural companies, academic institutions and government agencies, both in the United States and abroad. We expect that the intensity of such competition will continue to increase.


    Competition for our market can be broken down into the following categories.


    - BIOINFORMATICS SOLUTIONS. Bioinformatics competitors fall into three groups: custom integrators, providers of desktop analysis tools, and providers of database software. Some competitors provide both desktop analysis tools and database software which provide many of the basic functions of the Rosetta Resolver system. Custom integrators are direct competitors for some aspects of our informatics consulting services.



    - ARRAY PROVIDERS. FlexJet DNA microarrays sold by Agilent will have competition from other commercial manufacturers of oligonucleotide microarrays and of cDNA microarrays, in particular Affymetrix. There also are providers of systems that enable the customer to make their own cDNA microarrays.



    - EXPRESSION PROFILE PROGRAMS. Many potential pharmaceutical and biotechnology customers have in-house gene expression profiling efforts either in place or planned. These internal efforts may compete with our informational genomics products and services. External genomics competitors with greater financial resources than we have are building gene expression databases.


    Future competition will come from expanded offerings of existing competitors and other companies developing new technologies for drug discovery based on gene sequences, target gene identification, bioinformatics and related technologies. Many of our competitors have greater capital and research and development resources. In addition, many have a more established customer base and have pre-existing relationships with our potential customers. Our future success will depend, in large part, on our ability to maintain a competitive position in the genomics and bioinformatics fields.

INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY


    We rely on a combination of patent, trademark, copyright and trade secret laws to protect our proprietary technologies and products. We aggressively seek U.S. and international patent protection to further our business strategy and for major components of our technology platform, including elements of our array design, data analysis software and bioinformatics technologies, as well as genes of interest and potential drug targets. We also rely upon trade secret protection for our confidential and proprietary information, and we enter into licenses to access external technologies we view as necessary to pursue our corporate goals.



    As of March 31, 2000, we own one issued U.S. patent and 34 pending U.S. patent applications and corresponding international and foreign patent applications. In addition, we had exclusive rights to three issued U.S. patents and eight U.S. patent applications and corresponding international and foreign patent applications.


    In general, we apply for patent protection for methods and products relating to gene expression analysis technologies and relating to individual disease genes and targets we discover. These patent applications may include claims relating to novel uses for known genes or gene fragments identified through our discovery programs.


    With respect to proprietary know-how that is not patentable, we have chosen to rely on trade secret protection and confidentiality agreements to protect our interests. In addition, we have developed a proprietary data set that provides gene expression data and that is updated on an ongoing basis. We expect that some of the data contained within this data set will be the subject of patent applications, whereas other data will be maintained as proprietary trade secret information. We have taken security measures to protect our proprietary know-how, technologies and confidential data and continue to explore further methods of protection.


    We also rely on trade secrets and proprietary know-how, especially in circumstances where patent protection is not believed to be appropriate or obtainable. We require all employees, consultants and collaborators to enter into confidentiality agreements, and all employees and most consultants enter into invention agreements with us. These agreements generally provide that all confidential information developed or made known to the individual during the course of such relationship will be kept confidential and not disclosed to third parties, except in specified circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

    In the case of a strategic partnership or other collaborative arrangement which requires the sharing of data, our policy is to disclose to our partner only such data as are relevant to the partnership or arrangement, under controlled circumstances and only during the contractual term of the strategic partnership or collaborative arrangement, subject to a duty of confidentiality on the part of our partner or collaborator. Disputes may arise as to the inventorship and corresponding rights in know-how and inventions resulting from research by us and our corporate partners, licensors, scientific collaborators and consultants. There can be no assurance that we will be able to maintain our proprietary position, or that third parties will not circumvent any proprietary protection we have. Our failure to maintain exclusive or other rights to such technologies could have a material adverse effect on our business, financial condition and results of operations.

    We are a party to various license agreements which give us rights to use technologies in our research, development and commercialization activities. One of these license agreements is with Affymetrix, a company that possesses a substantial intellectual property position in the area of oligonucleotide array fabrication and use. This agreement permits us to make and use DNA microarrays for our internal use. We have also sublicensed rights under patents related to the fabrication and use of DNA microarrays from Oxford Gene Technology.


    To continue developing and commercializing our current and future products, we may license intellectual property from commercial or academic entities to obtain the rights to technology that is required for our discovery, research, development and commercialization activities.

    The biotechnology industry, including companies using DNA microarrays, has experienced significant litigation over alleged infringement of various patents and intellectual property rights. Agilent has agreed to indemnify us against any claims, damages, or other liabilities that may arise from an alleged infringement of any third party's intellectual property rights covering our use of DNA microarrays.

    In anticipation of the commercial distribution of our products and services, we have filed a number of trademark applications.

TECHNOLOGY LICENSES

    Where consistent with our strategy, we seek to obtain technologies that complement and expand our existing technology base. We have licensed and will continue to license product and marketing rights from selected research and academic institutions, as well as other organizations. Under these license agreements, we generally seek to obtain unrestricted sublicense rights. We are generally obligated under these agreements to pursue product development, make development milestone payments and pay royalties on any product sales. In addition to license agreements, we seek relationships with other entities which may benefit us and support our business goals.

  AFFYMETRIX, INC.

    In November 1998, we entered into a three-year internal use license agreement with Affymetrix, which is renewable on an annual basis. Under the license agreement, Affymetrix granted us a nonexclusive, nontransferable, nonsublicensable, worldwide license to certain patents related to the fabrication and use of nucleic acid arrays. We paid an up-front license fee upon execution of the license agreement and pay an annual usage royalty.


    The agreement has a term of three years and automatically renews for successive one year periods unless earlier terminated by either party. Either party may early terminate the agreement upon breach by the other party, which is not subsequently cured.


  FRED HUTCHINSON CANCER RESEARCH CENTER


    In December 1997, we entered into a license agreement with the Fred Hutchinson Cancer Research Center. Under the agreement, the Hutchinson Center granted us an exclusive, worldwide, sublicensable license to certain drug screening technology. The license is subject to the rights of certain U.S. governmental agencies and a grant-back to the Hutchinson Center for non-commercial research purposes. Upon execution of the license agreement we issued 352,000 shares of our common stock to the Hutchinson Center. In addition, we are obligated under the agreement to pay the Hutchinson Center $50,000 per year upon issuance of the first U.S. patent containing claims covering the licensed technology.



    The Hutchinson Center may terminate the agreement upon 30 days' written notice if we fail to pay amounts due under the agreement. In addition, the agreement may be terminated upon material breach by either party which is not subsequently cured, automatically upon bankruptcy of either party, or for any reason by us upon notice to the Hutchinson Center.


  OXFORD GENE TECHNOLOGY IP LIMITED


    In March 2000, we entered into a License Agreement with Oxford Gene Technology IP Limited. Under the agreement, Oxford Gene Technology granted us a nonexclusive worldwide sublicense to patents related to the fabrication and use of DNA microarrays. We issued 686,928 shares of our common stock to Oxford Gene Technology and paid them the sum of $1,000,000. We are also obligated to pay royalties to Oxford Gene Technology on sales of products and services covered by the patents licensed to us under the agreement. The term of the agreement continues until the last of the licensed patents expire.



    The license agreement terminates upon the last to expire patent licensed under the agreement. If we are in breach of the agreement or if we undergo a change in control of more than 50% of our equity securities, Oxford Gene Technology may terminate the agreement earlier. In addition either party may terminate the licenses granted under the agreement in the event of bankruptcy of either party.


  UNIVERSITY OF CALIFORNIA, BERKELEY

    As part of our merger with Acacia Biosciences in February 1999, we assumed an agreement with the University of California. Under this agreement, we have an exclusive license to two issued U.S. patents, 5,569,588 and 5,777,888 (the '888 patent) and patent applications related to these patents. The '888 patent covers a fundamental analysis approach useful for gene expression analysis. Under the agreement, we are obligated to pay the University of California an annual minimum royalty and a percentage of revenues that we obtain from sublicensing this technology.


    The agreement lasts until the termination of the last to expire patent licensed under the agreement. The agreement may be terminated by the University of California earlier if we breach the agreement and fail to cure our breach.


  UNIVERSITY OF WASHINGTON


    In September 1997, we entered into a license agreement with the University of Washington. The University of Washington granted us an exclusive, worldwide, sublicensable license to certain technology pertaining to inkjet synthesis of oligonucleotides. The license is subject to the rights of certain U.S. governmental agencies and a grant-back to the University of Washington for non-commercial research purposes. Upon execution of the license agreement we issued 90,000 shares of our common stock to the University of Washington. We are also obligated to make future periodic payments on the anniversary date of the agreement. In addition, we are obligated to make royalty payments on any product sales, subject to an annual minimum royalty. In addition to the common stock issued upon execution of the agreement, we issued 30,000 shares of our common stock because of the issuance of the first U.S. patent containing claims covering the licensed technology and the first commercial sale of a product incorporating the licensed technology.



    The agreement terminates in September 2017 or the expiration of the last licensed patent, whichever is later. The agreement may be earlier terminated by the University of Washington upon breach of the agreement by us which is not subsequently cured, or by us for any reason.


GOVERNMENT REGULATION

    Our products are not currently subject to regulation by governmental agencies other than the laws and regulations generally applicable to businesses in the jurisdictions in which we operate. However, the products of many of the pharmaceutical and biotechnology companies to which we market our products are regulated by the FDA, and the interest of the FDA or other governmental agencies in our products may increase as the number of pharmaceutical and other products developed using our technology increases.

EMPLOYEES


    As of March 31, 2000, Rosetta employed 110 personnel, 35 of whom hold Ph.D.s, and 3 of whom hold M.D.s. Of these employees, 83 are employed in Research, Development and Informatics, and 27 are employed in administration. Each of our employees has signed a confidentiality agreement. We have never experienced employment-related work stoppages and consider our employee relations to be good.


FACILITIES

    We maintain our principal headquarters in Kirkland, Washington, where we lease approximately 50,000 square feet of laboratory and general administration space. The lease for this facility expires in July 2002, with an option to renew the lease for an additional three year period. We believe that our existing facilities are adequate to meet our immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS


    We may become involved in legal proceedings from time to time in the ordinary course of business. As of the date of this prospectus, we are not involved in any pending material legal proceedings. However, on January 6, 2000 we received, through our legal counsel, a request for information from the FBI. The information requested pertains to one of our recently hired employees and relates to the employee's involvement in software development activities prior to his employment with us. On April 11, 2000, we received, through our legal counsel, a grand jury subpoena requiring the production of an expanded set of information and documents pertaining to the subject of the original request from the FBI. We are cooperating fully with the FBI and the grand jury. Although the FBI has not disclosed to us the specific substance of the matters being investigated, we, as a company, are not currently a target of the investigation, and we are unable at this time to predict the outcome of this investigation. The FBI investigation may result in adverse publicity that could adversely affect our reputation and revenues.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS



    The following table provides information regarding our executive officers and directors as of March 31, 2000:



NAME                                                 AGE         POSITION
----                                                 ---         -------------------------------------------
Stephen H. Friend, M.D., Ph.D. ..............         46         President, Chief Executive Officer and
                                                                 Director
John J. King II..............................         47         Senior Vice President, Chief Operating
                                                                 Officer and Director
Mark Boguski, M.D., Ph.D.....................         46         Senior Vice President of Research
Gregory Sessler..............................         47         Senior Vice President and Chief Financial
                                                                 Officer
Roland Stoughton, Ph.D. .....................         45         Vice President of Bioinformatics
William I. Buffington........................         51         Director
William W. Ericson...........................         42         Director
Steven Gillis, Ph.D.(1)......................         46         Director
Ruth Kunath(1)(2)............................         48         Director
Harvey S. Sadow, Ph.D(2).....................         77         Director
Peter Svenillson.............................         38         Director
Charles P. Waite(1)(2).......................         44         Director


------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    STEPHEN H. FRIEND, M.D., PH.D. Dr. Friend co-founded our company in 1996 and has served as our President since June 1997, Chief Scientific Officer and director since April 1997, and Chief Executive Officer since February 2000. From April 1997 to June 1997, Dr. Friend served as our Acting President. From December 1996 to April 1997, Dr. Friend served as our Vice President of Functional Genomics. Dr. Friend joined the Fred Hutchinson Cancer Research Center, a research organization, as a visiting scientist in 1994 and has been a Full Member and Head of the Program of Molecular Pharmacology from 1995 to the present. In 1995, he co-founded the Seattle Project, an Advanced Institute for Drug Discovery, at the Hutchinson Center and was a co-director from 1995 through March 2000. Dr. Friend held faculty positions at Harvard Medical School from 1987 to 1995 and at Massachusetts General Hospital from 1990 to 1995.
Dr. Friend graduated from Indiana University with a B.A. in Philosophy and received his Ph.D. in Biochemistry and his M.D. from Indiana University.

    JOHN J. KING, II. Mr. King has served as our Senior Vice President, Chief Operating Officer and director since April 1997. From 1992 to 1996, Mr. King served as Executive Vice President of KidStar Interactive Media, Inc., a media company. He co-founded Biotope, Inc., a biotechnology company, and served as its President and Chief Operating Officer from 1986 to 1988 and its Chairman from 1988 to 1992. Mr. King co-founded IMRE Corporation, a biotechnology company, and served as its President and Chief Operating Officer from 1981 to 1986. Mr. King graduated from the University of Pennsylvania with a B.A. in Anthropology.


    MARK BOGUSKI, M.D., PH.D. Dr. Boguski has been our Senior Vice President of Research since March 2000. From 1995 to March 2000, he was a Senior Investigator at the U.S. National Center for Biotechnology Information, a division of the National Library of Medicine at the National Institutes of Health in Bethesda, Maryland and was a Senior Staff Fellow at the National Center from 1989 to 1995. In addition, Dr. Boguski has been an Assistant Professor in the Department of Molecular Biology and Genetics at Johns Hopkins University School of Medicine from 1995 to present. Dr. Boguski received a

B.A. from Johns Hopkins University and a Ph.D. and M.D. from the Washington University School of Medicine.



    GREGORY SESSLER. Mr. Sessler has served as our Senior Vice President and Chief Financial Officer since March 2000. From 1995 to March 2000, Mr. Sessler served as Chief Financial Officer and Senior Vice President, Strategic Market Development, of Sonus Pharmaceuticals, Inc., a developer of ultrasound contrast agents. From 1990 to 1995, Mr. Sessler was with MicroProbe Corporation (now Epoch Biosciences), a developer of proprietary chemistry with applications in genomics and diagnostics, most recently as Senior Vice President, Chief Financial Officer and a member of its Board of Directors. Mr. Sessler has a B.S. from Syracuse University and a M.B.A. from the Stanford University Graduate School of Business and is a Certified Public Accountant.



    ROLAND STOUGHTON, PH.D. Dr. Stoughton has served as our Vice President of Bioinformatics since November 1998 and from July 1997 through November 1998,
Dr. Stoughton served as our Informatics Team Leader. From September 1982 through July 1997, he was the Division Manager and Senior Research Scientist at Science Applications International Corporation, a research and engineering company.
Mr. Stoughton has a B.A. in Physics from Amherst College, an M.S. in Astrophysics, and a Ph.D. in Physics and Astronomy from the University of California, Santa Cruz.



    WILLIAM I. BUFFINGTON. Mr. Buffington has served as one of our Directors since October 1999. From August 1998 to the present, Mr. Buffington has been General Manager, Bioscience Products Business at Agilent Technologies, Inc, a technology company formerly part of Hewlett-Packard Company. Prior to that, he held various positions at Hewlett-Packard Company, a technology company, including Group R&D Manager, Bioscience Products Business from January 1996 to August 1998, General Manager and Director at Hewlett Packard and Yokogawa Electrical JV from April 1992 to May 1995, and R&D Manager, Avondale Division, from 1984 to April 1992. Mr. Buffington holds a B.S. in Electrical Engineering and a M.S. in Physics from Pennsylvania State University.



    WILLIAM W. ERICSON. Mr. Ericson has served as one of our directors since March 2000. Since March 2000, Mr. Ericson has been a General Partner with Mohr Davidow Ventures, a venture capital firm. From 1995 to March 2000, Mr. Ericson was a director at Venture Law Group, a law firm specializing in the representation of technology companies. Prior to joining Venture Law Group, Mr. Ericson was an associate at the law firm of Brobeck, Phleger and Harrison, LLP from 1992 through 1995. Mr. Ericson holds a Bachelor of Science in Foreign Service from Georgetown University and a J.D. from Northwestern University School of Law. Mr. Ericson is on the board of Onvia.com, Inc. and several privately-held companies.


    STEVEN GILLIS, PH.D. Dr. Gillis has served as one of our Directors since June 1997. He has served as Chairman of the Board of Corixa Corporation, a biotechnology company, since March 1999 and either President or Chief Executive Officer and director of Corixa since 1994. Dr. Gillis was a founder of Immunex Corporation, a biotechnology company. From 1981 to 1994, Dr. Gillis served as Executive Vice President and Director of Research and Development of Immunex, and from 1993 to 1994, served as Acting Chief Executive Officer and Chairman of the Board of Immunex. From 1990 to 1994, Dr. Gillis also served as President and Chief Executive Officer of Immunex Research and Development Corporation, a wholly-owned subsidiary of Immunex, and Chief Scientific Officer of Immunex. In addition, Dr. Gillis is a director of Micrologix Biotech, Inc., a biotechnology company, Genesis Research and Development Corporation Limited, a biotechnology company, and Koronis Pharmaceuticals, a biotechnology company. Dr. Gillis graduated from Williams College with a B.A. in Biology and English and received his Ph.D. in Biological Sciences from Dartmouth College.


    RUTH KUNATH. Ms. Kunath has served as one of our directors since June 1997. Since 1992, Ms. Kunath has managed the public and private biotechnology and emerging healthcare technology portfolios for Vulcan Ventures, Inc., a venture capital firm founded by Paul G. Allen in 1992. From

1975 to 1992, Ms. Kunath was the Biotechnology Analyst and then the Senior Portfolio Manager for the healthcare sector at Bank of America Capital Management, a financial services company. Ms. Kunath is currently a director of VaxGen, Inc., a biotechnology company, and Dendreon Corporation, a biotechnology company. Ms. Kunath is a Certified Financial Analyst and holds a B.A. from DePauw University in Indiana.


    HARVEY S. SADOW, PH.D. Dr. Sadow has served as one of our directors since February 1999. Prior to that, Dr. Sadow served as Chairman of the Board of Directors of Acacia Biosciences, Inc., a biotechnology company, until our acquisition of Acacia in February 1999. He was President and Chief Executive Officer and a director of Boehringer Ingelheim Ltd., a pharmaceuticals company, from 1971 until 1981 and as President and Chief Executive Officer of its successor company, Boehringer Ingelheim Pharmaceuticals, Inc. and its parent, Boehringer Ingelheim Corporation, until 1988, retiring as Chairman of the Board of both companies in 1990. He is currently a director of Anika
Therapeutics, Inc., a biomedical company, Cholestech Corp., a medical diagnostics company, and Trega Biosciences, Inc., a biotechnology company.
Dr. Sadow received a B.S. from the Virginia Military Institute in 1947, a M.S. from the University of Kansas in 1949 and a Ph.D. in bioanalytical chemistry from the University of Connecticut in 1953.

    PETER SVENILLSON. Mr. Svenillson has served as one of our directors since June 1997. From 1995 to the present, he has been a Managing Director and Partner of Hamilton Capital Ltd., an investment company, and of Broadview Ltd., an investment company. From 1993 to 1995, Mr. Svenillson was Managing Director and Partner of Stone Porch Ltd., an investment company in London, England. From 1987 to 1993, Mr. Svenillson was Associate Managing Director of Nomura International PLC, a financial services company, in London, England, in charge of European investment banking. He is a director of PTC Therapeutics, a biotechnology company, and Somalogic, Inc., a biotechnology company. Mr. Svenillson received his B.A. and his M.B.A. from the Stockholm School of Economics. He has also attended M.B.A. programs at INSEAD and at the London Business School.

    CHARLES P. WAITE. Mr. Waite has served as one of our directors since
June 1997. From 1987 to the present, Mr. Waite has been a General Partner with Olympic Venture Partners, a venture capital firm. From 1983 to 1987, he was a General Partner at Hambrecht & Quist Venture Partners. Mr. Waite currently serves on a number of boards including: Cardima, Inc., a medical device company, Loudeye Technologies, Inc., an Internet media company, Seattle Genetics, a biotechnology company, SignalSoft Corporation, a wireless services company, WatchGuard Technologies, Inc, an Internet security company, and Verity, Inc., a software company. Mr. Waite received his A.B. from Kenyon College and received his M.B.A. from Harvard University.

BOARD COMPOSITION

    We currently have nine directors and have one vacancy. Upon the closing of this offering, our Board of Directors will be divided into three classes. The Class I directors are Peter Svenillson, Harvey S. Sadow, and Stephen Gillis, and they will serve an initial term until the 2001 annual meeting of stockholders or special meeting held in lieu thereof, the Class II directors are John J. King, William W. Ericson, and Ruth Kunath, and they will serve an initial term until the 2002 annual meeting of stockholders or special meeting held in lieu thereof, and the Class III directors are Stephen H. Friend, Bill Buffington, and Charles
P. Waite, and they will serve an initial term until the 2003 annual meeting of stockholders or special meeting held in lieu thereof.


    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the classes so that, as nearly as possible, each class will consist of approximately one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of the company, although directors of the company may be removed for cause by the affirmative vote of the holders of a majority of the common stock.



BOARD COMMITTEES


    AUDIT COMMITTEE. In March 2000, our Board established its audit committee. The Board's Audit Committee currently consists of Ms. Kunath, Mr. Waite and
Dr. Sadow. The Audit Committee

    - makes recommendations to the board of directors regarding the selection of independent auditors;

    - reviews the results and scope of the audit and other services provided by our independent auditors; and

    - reviews and evaluates our audit and control functions.

    COMPENSATION COMMITTEE. In July 1997, our Board established a Compensation Committee. The Compensation Committee consists of Dr. Gillis, Ms. Kunath and Mr. Waite. The Compensation Committee's functions are

    - to review and approve the compensation and benefits for our executive officers;

    - to administer our stock purchase and stock option plans; and

    - make recommendations to our Board regarding such matters.

COMPENSATION OF DIRECTORS

    COMPENSATION COMMITTEE. We do not currently compensate our directors, with the exception of Dr. Sadow who receives $1,500 per meeting. However, directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or its committees. Directors are eligible to receive stock options in consideration of their services pursuant to our 1997 stock plan, our 2000 directors' stock option plan and our 2000 stock option plan and, to the extent that a director is an employee, to participate in our 2000 employee stock purchase plan. See "Stock Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors established its compensation committee in July 1997. Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. None of the members of the compensation committee is currently, or has even been at any time since our formation, once of our officers or employees. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

SCIENTIFIC ADVISORY BOARD

    Our Scientific Advisory Board is composed of leading academic scientists and clinicians with expertise in fields related to our technology and business focus. The Scientific Advisory Board meets at least twice annually with our scientific staff and management to discuss our research and development programs and long-term scientific strategy.

SCIENTIFIC ADVISORY BOARD MEMBER               AFFILIATED INSTITUTION
--------------------------------               ----------------------
Leland H. Hartwell, Ph.D.....................  President, Fred Hutchinson Cancer Research Center

Ruedi Aebersold, Ph.D........................  Professor of Biotechnology, University of Washington

William G. Kaelin, Jr., M.D..................  Associate Professor, Dana Farber Cancer Institute

Andrew W. Murray, Ph.D.......................  Professor of Physiology, University of California at
                                               San Francisco

Maynard Olson, Ph.D..........................  Professor of Medicine and Genetics, University of
                                                 Washington

Jasper D. Rine, Ph.D.........................  Professor of Biology and Genetics, University of
                                               California, Berkeley

Bruce W. Stillman, Ph.D......................  Director, Cold Spring Harbor Laboratory

Hans Wigzell, Ph.D...........................  President, Karolinska Institute, Stockholm, Sweden

EXECUTIVE COMPENSATION

    The following table provides summary information concerning the compensation received for services rendered to us during the fiscal year ended December 31, 1999 by the Chief Executive Officer and our only other executive officers whose aggregate compensation during our last fiscal year exceeded $100,000. We sometimes refer to these officers as the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                  COMPENSATION AWARDS
                                            ANNUAL COMPENSATION   -------------------
                                            -------------------        SECURITIES           ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY    BONUS(1)    UNDERLYING OPTIONS    COMPENSATION(2)
---------------------------                  ------    --------    ------------------    ---------------
Stephen H. Friend, M.D., Ph.D.  ..........  $172,500   $16,500                 --             $3,291
  President, Chief Executive Officer and
  Chief Scientific Officer
John J. King, II .........................  $136,500   $13,100                 --             $7,424
  Senior Vice President and
  Chief Operating Officer
Roland Stoughton, Ph.D. ..................  $138,342   $13,000                 --             $  713
  Vice President of Bioinformatics

------------------------
(1) Bonus represents the amount paid to the employee in 1999.
(2) Includes amounts paid for life insurance premiums for each of the named officers, health insurance premiums for Mr. King, and automobile expenses for Dr. Friend.

OPTION GRANTS

    None of our Named Officers received option grants or stock appreciation rights in fiscal year 1999.

OPTION EXERCISES AND HOLDINGS


    The following table sets forth the number of shares of common stock acquired upon the shares exercise of stock options by the Named Officers during our last fiscal year, and the number and value of securities underlying unexercised options held by the Named Officers as of December 31, 1999. Options to purchase shares of our common stock under our 1997 stock plan are exercisable in full six months after the date of grant but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. The repurchase option generally lapses over a four year period with 12.5% vesting on the six month anniversary date and 1/48(th) of the total number of shares vesting monthly thereafter. None of our Named Officers exercised any grants in 1999. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis
of the assumed initial public offering price of $   per share, less the
applicable exercise price per share, multiplied by the number of shares underlying such options.


                      AGGREGATED OPTION EXERCISES IN 1999
                       AND FISCAL YEAR-END OPTION VALUES


                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT               IN-THE-MONEY OPTIONS
                                                     DECEMBER 31, 1999           AT DECEMBER 31, 1999
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Stephen H. Friend, M.D., Ph.D.................         --           --                --          --
John J. King, II..............................         --           --                --          --
Roland Stoughton, Ph.D........................    151,500           --        $                   --


STOCK PLANS

  2000 STOCK PLAN

    PURPOSES OF PLAN; SHARE RESERVE. Our 2000 stock plan was adopted by our Board of Directors in March 2000 and will be submitted for the approval of our stockholders before the close of this offering. A maximum of 5,286,913 shares of our common stock may be sold under the 2000 stock plan. The plan provides for an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2009 equal to the lesser of:

    - 1,200,000 shares,

    - 4% of our outstanding common stock on the last day of the preceding fiscal year or

    - a lesser number of shares that the board determines.


    As of March 31, 2000 no shares had been granted under the 2000 stock option plan. Options granted under the 2000 stock plan may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options. The 2000 stock plan will terminate in March 2010 unless the board terminates it earlier.


    ADMINISTRATION. The 2000 stock plan is administered by our Board or a committee appointed by our Board. The administrator has the authority to determine:

    - the fair market value of the common stock;

    - which individuals will be granted options under the 2000 stock plan;

    - the number of shares of common stock to be covered by each award of options granted under the 2000 stock plan;

    - to approve the form of agreement(s) under the 2000 stock plan;

    - to determine the terms and conditions of any award granted under the 2000 stock plan, so long as they are not inconsistent with the plan;

    - to implement an option exchange program;

    - to adjust the vesting of an option;

    - to construe and interpret the terms of the plan and awards granted pursuant to the plan; and

    - without amending the plan, to modify grants of options or stock purchase rights to participants who are foreign nationals or are employed outside of the United States in order to recognize differences in local law, tax policies, or customs.


    ELIGIBILITY. The 2000 stock plan provides for the grant to our employees and officers of incentive stock options and for the grant of nonstatutory stock options and stock purchase rights to our employees, officers, directors and consultants. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, any such excess options shall be treated as nonstatutory options.



    TERM. The term of each option shall be no more than ten years from the date of grant or a shorter term as may be provided in the option agreement. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary, the term of the option shall be five years from the date of grant or shorter term as may be provided in the written option agreement.


    VESTING AND EXERCISABILITY. Options granted under the 2000 stock plan generally vest at a rate of 1/4(th) of the total number of shares subject to the options twelve months after the date of grant and 1/48(th) of the total number of shares subject to the options each month thereafter. The administrator may permit the immediate exercise of unvested options. However, we reserve the right to repurchase any unvested shares at the time of the optionee's termination of employment at the exercise price paid for such shares.

    EXERCISE PRICE. The exercise price of each incentive stock option granted under the 2000 stock plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of each nonstatutory stock option granted under the 2000 stock plan shall be as determined by the administrator. However, we expect that the exercise price of any non-statutory stock option granted to a named officer will equal at least 100% of the fair market value of the common stock on the date of grant in order to qualify the option as performance-based compensation under applicable tax law.

    PAYMENT. The method of payment of the exercise price shall be determined by the administrator and may consist of cash, or any other consideration allowed by the plan.

    TRANSFERABILITY. Options are generally nontransferable. The administrator may grant nonstatutory stock options with limited transferability rights. Each option may generally be exercised during the lifetime of the optionee only by the optionee or permitted transferee.

    TERMINATION OF OPTIONEE. Upon the termination of an optionee's employment or other relationship with us, such optionee will have a limited time within which to exercise any outstanding options, which time period will vary depending on the reason for termination. To the extent that an optionee was not entitled to exercise the option at the date of such termination, or if the optionee does not exercise such option to the extent so entitled within the time specified in the 2000 stock plan, the option shall terminate. No termination shall be deemed to occur if the optionee is a consultant who becomes an employee or the optionee is an employee who becomes a consultant.

    STOCK PURCHASE RIGHTS. In addition to stock options, the administrator may issue stock purchase rights under the 2000 stock plan to employees, non-employee directors and consultants. The administrator determines the number of shares, price, terms, conditions and restrictions related to the grant of stock purchase rights. The purchase price of a stock purchase right granted under the 2000 stock plan will be determined by the administrator. The period during which the stock purchase right is held open is determined by the administrator. Unless the administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Rosetta an option to repurchase unvested shares at the purchaser's original cost upon termination of the purchaser's relationship with us.

    CHANGE OF CONTROL. If we merge with or consolidate into another corporation or sell all or substantially all of our assets, we would expect that the successor corporation will assume the options or substitute equivalent options. In such case, immediately before the consummation of the transaction, each outstanding award will accelerate as to 50% of the then unvested shares. In addition, if the successor corporation terminates the employment or consulting relationship of any participant within twelve months of the consummation of the transaction, his or her award will vest as to all of the remaining unvested shares. However, if the successor corporation refuses to assume or substitute outstanding awards, each award will accelerate and become fully vested immediately prior to the consummation of the transaction.

    AMENDMENTS. Our board has the authority to amend or terminate the 2000 stock option plan provided such action does not adversely affect the rights and obligations of any optionee under any grant with respect to options or unvested stock issuances then outstanding under the 2000 stock option plan without his or her consent. In addition, to the extent necessary and desirable to comply with applicable laws, we shall obtain stockholder approval of any 2000 plan amendment in such a manner and to such a degree as required.


    CORPORATE EVENTS. Outstanding awards, the number of shares remaining available for issuance under the 2000 plan, the maximum number of shares subject to awards that may be granted to an employee during a year and the fixed number in the plan's evergreen formula will adjust in the event of a stock split, stock dividend or other similar change in our captial stock.


  1997 STOCK PLAN


    PURPOSES OF PLAN; SHARE RESERVE. Our 1997 stock plan was adopted by our board in June 1997 and approved by our stockholders in June 1997. A maximum of 5,286,913 shares of our common stock may be sold under the 1997 stock plan. As of March 31, 2000, a total of 2,148,945 shares has been reserved for issuance under the 1997 stock plan, options to purchase a total of 1,968,932 shares of our common stock had been exercised and 1,169,036 shares remained available for grant under the 1997 stock plan. Options granted under the 1997 stock plan may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options. Stock purchase rights may also be granted under the 1997 stock plan. To date, no stock purchase rights have been granted.


    The terms of the 1997 stock plan are substantially similar to those of the 2000 stock plan except that prior to the date on which the Company's common stock becomes a listed security, the exercise price of any nonstatutory stock option granted to an optionee who is a 10% stockholder must equal at least 110% of the fair market value of our common stock on the date of grant and all other non-statutory stock options must have exercise prices equal to at least 85% of the fair market value on the date of grant.

    The 1997 stock plan does not impose an annual limit on the number of shares subject to awards that may be granted under the plan.

  2000 DIRECTORS' STOCK OPTION PLAN

    The 2000 Directors' Stock Option Plan was adopted by the board in March 2000. We will be submitting it for approval by the stockholders prior to the closing of this offering. A total of 600,000 shares of common stock has been reserved for issuance under the directors' plan, none of which have been issued. The directors' plan will be effective as of the effective date of this offering.

    Under the directors' plan, each individual who serves as a non-employee director as of the effective date of this offering will receive an automatic grant of an option to purchase 25,000 shares of common stock upon the effective date of this offering. Each individual who first becomes a non-employee director after the effective date of the directors' plan will receive an automatic initial grant of an option to purchase 25,000 shares of common stock upon appointment or election to the Board. The automatic grants to purchase 25,000 shares will vest and become exercisable in installments of 1/48(th) of the total number of shares subject to the option each month following the date of grant. The directors' plan also provides for automatic annual grants of options to purchase 5,000 shares of common stock on the date of each annual meeting of our stockholders to each non-employee director who has served on the Board for at least six months prior to the meeting and who continues to serve on the Board following the meeting. The automatic grants to purchase 5,000 shares will vest and become exercisable in installments of 1/12(th) of the total number of shares subject to the option each month following the date of grant. The exercise price of all stock options granted under the directors' plan shall be equal to the fair market value of a share of our common stock on the date of grant of the option. The exercise price of options granted to directors on the date of this offering will be equal to the price to the public of shares sold in this offering. Options granted under the directors' plan have a term of ten years. However, unvested options will terminate when the optionee ceases to serve as a director and vested options will terminate if they are not exercised within twelve months after the director's death or disability or within 90 days after the director ceases to serve as a director for any other reason. In addition, options issued under the plan terminate in their entirety if a director commits certain acts of misconduct against us.

    In the event of a sale of all or substantially all of our assets or our merger or consolidation of with or into another corporation in which the ownership of more than 50% of the total combined voting power of our outstanding securities changes hands, all outstanding options will accelerate and become fully vested effective upon the consummation of the transaction.

    The directors' plan is designed to work automatically without administration. However, to the extent administration is necessary, it will be performed by our board of directors, with any director who has a personal interest at stake abstaining. Although our board of directors may amend or terminate the directors' plan, it may not take any action that may adversely affect any outstanding option without the optionee's consent. Outstanding awards, the number of shares remaining available for grant under the plan, and the number of shares subject to the automatic director grants described above will each adjust in the event of a stock split, stock dividend or other similar change in our capital stock. The directors' plan will have a term of ten years unless terminated earlier.

  2000 EMPLOYEE STOCK PURCHASE PLAN

    The 2000 Employee Stock Purchase Plan was adopted by the board in March 2000 and will be submitted for approval of the stockholders prior to the closing of this offering. A total of 350,000 shares of common stock has been reserved for issuance under the Purchase Plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the

Purchase Plan will be increased on the first day of each of our fiscal years from 2001 to 2010 by the lesser of:

    - 350,000 shares;

    - 1.4% of our outstanding common stock on the last day of the preceding fiscal year; or

    - the number of shares determined by the board of directors.

    The Purchase Plan becomes effective on the effective date of this offering. Unless terminated earlier by the Board of Directors, the Purchase Plan shall terminate in March 2020.

    The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months' duration, and at the end of each six month period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on July 31, 2002; the initial purchase period is expected to begin on the date of this offering and end on January 31, 2001.

    The Purchase Plan will be administered by our board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or those of any majority-owned subsidiary designated by the board, are eligible to participate in the Purchase Plan if they are employed for at least 20 hours per week and more than five months per year. Under the Purchase Plan, eligible employees may purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or on each purchase date. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in the Purchase Plan shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date. Employees may end their participation in the Purchase Plan at any time during an offering period and participation ends automatically on termination of employment.

    Under the Purchase Plan no employee shall be granted an option if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of stock of Rosetta or any Rosetta subsidiary. No employee shall be granted an option under the Purchase Plan if the option would permit the employee to purchase stock under all employee stock purchase plans and our subsidiaries' in an amount that exceeds $25,000 of fair market value for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 1,800 shares of common stock under the Purchase Plan in any one purchase period.


    The Purchase Plan provides that in the event of our merger or consolidation with or into another corporation or a sale of all or substantially all of our assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right will be substituted by the successor corporation. However, if the successor corporation refuses to assume or substitute the options, any ongoing offering period will automatically be shortened so that employees' rights to purchase stock under the Purchase Plan are exercised prior to consummation of the transaction. The board has the power to amend or terminate the Purchase Plan and to change or terminate offering periods as long as any action does not adversely affect any outstanding rights to purchase stock under the Purchase Plan. However, the Board may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges. Outstanding awards, shares remaining available for issuance under the plan, the fixed number in the plan's evergreen formula, and the maximum number of shares that may be purchased during a six-month purchase period will each adjust in the event of a stock split, stock dividend or other similar change in our capital stock. We have not issued any shares under the Purchase Plan to date.


  401(k) PLAN

    Effective November 1997, we adopted the Rosetta Inpharmatics, Inc. 401(k) plan covering our full-time employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986 so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees can contribute up to 25% of their compensation, subject to the statutorily prescribed annual limit ($10,500) in 2000 and to have that amount contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. To date, we have not made any matching contributions to the 401(k) plan.

EMPLOYMENT OFFER LETTERS

    In connection with the hiring of Stephen H. Friend as our president, we entered into a letter agreement with Dr. Friend. Dr. Friend's employment is for no specified length of time, and we have the right to terminate Dr. Friend's employment with or without cause. In the event we terminate Dr. Friend's employment for any reason other than cause, we have agreed to pay salary and benefits to Dr. Friend for a period of six months.

    In connection with the hiring of Roland B. Stoughton, we entered into a letter agreement with Dr. Stoughton. Dr. Stoughton's options vest in accordance with our standard vesting schedule. Dr. Stoughton's employment is for no specified length of time, and either party has the right to terminate
Dr. Stoughton's employment at any time with or without cause.

    In connection with the hiring of John J. King II, we entered into a letter agreement with Mr. King. Mr. King's options vest in accordance with our standard vesting schedule. Mr. King's employment is for no specified length of time, and either party has the right to terminate Mr. King's employment at any time with or without cause.


    In connection with the hiring of Mark Boguski as our Senior Vice President of Research, we entered into a letter agreement with Dr. Boguski. His options have been exercised, subject to our right of repurchase. Dr. Boguski's employment is for no specified length of time, and either party has the right to terminate his employment at any time with or without cause. Dr. Boguski received a signing bonus in the amount of $135,000. In the event that Dr. Boguski is terminated for reasons other than good cause, we have agreed to continue
Dr. Boguski's salary and benefits for a period of one year past his termination and to continue to vest his options over one year. These severance payments will be offset by any other salary Dr. Boguski may receive during that time from other employment.


LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS AND INDEMNIFICATION MATTERS

    Our Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director, except for liability (i) for any breach of such director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Delaware law; or (iv) for any transaction from which a director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as an injunction or recession based upon a director's breach of the duty of care.

    Our bylaws provide that we shall indemnify our directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of ours upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

    We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such director or officer against certain expenses (including attorney's fees), judgments, fines and settlement amounts paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as our director or officer (subject to certain exceptions, including liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of
Section 16(b) of the Exchange Act) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We believe that our Amended and Restated Certificate of Incorporation, bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

    We are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

    Since January 1, 1999 there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director or executive officer of ours, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

    Certain stock option grants to our directors and executive officers are described in this prospectus under the caption "Management--Executive Compensation."

PRIVATE PLACEMENT TRANSACTIONS

    Since our inception, we have issued, in private placement transactions, shares of preferred stock, common stock, warrants for the purchase of shares of preferred stock, and warrants for the purchase of common stock as follows:

    - a total of 4,462,500 shares of Series A preferred stock at $4.00 per share in June, August, September and October 1997 to 13 investors;

    - warrants to purchase a total of 254,823 shares of Series A preferred stock with a weighted average exercise price of $4.01 per share in June, September, October and December 1997, and July 1998 to three investors;

    - in connection with the acquisition of Acacia Biosciences, Inc. in February 1999, a total of 1,387,298 shares of Series B preferred stock at $4.00 per share, a total of 2,300,071 shares of common stock, warrants to purchase 33,339 shares of common stock with a weighted average exercise price of $4.28 per share and warrants to purchase 134,596 shares of Series B preferred stock with a weighted average exercise price of $6.20 per share to 232 investors.

    - a total of 2,019,452 shares of Series C preferred stock at $4.50 per share in April 1999 to seven investors;

    - in connection with the sale of our Series C preferred stock, in April 1999, we issued warrants to purchase an aggregate of 608,297 shares of our common stock with an exercise price of $0.45 per share to seven investors;

    - a warrant to purchase 54,949 shares of Series C preferred stock at an exercise price of $4.50 per share in April 1999 to one investor.

    - a total of 2,285,714 shares of Series D preferred stock at $5.25 per share in October 1999 to one investor;

    - a total of 4,442,378 shares of Series E preferred stock at $9.36 per share in March 2000 to 16 investors; and

    - a warrant to purchase 26,709 shares of Series E preferred stock at an exercise price of $9.36 per share in March 2000 to one investor.

    The following table summarizes the shares of preferred stock purchased by named executive officers, directors and 5% stockholders and persons and entities associated with them, in private placement transactions. Each share of preferred stock converts into one share of common stock.

                                            SERIES A    SERIES B    SERIES C    SERIES D    SERIES E
                                            PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED
INVESTOR                                      STOCK       STOCK       STOCK       STOCK       STOCK
--------                                    ---------   ---------   ---------   ---------   ---------
Vulcan Ventures, Inc.(1)..................  1,000,000       --       740,741           --   1,602,564
Lombard Odier & Cie.......................    750,000       --       222,222           --     209,036
Olympic Venture Partners, L.P.(2).........    687,500       --       342,359           --     262,484
Agilent Technologies, Inc.(3).............         --       --            --    2,285,714     459,792

------------------------

(1) Ruth Kunath, one of our directors, is an investment advisor of Vulcan Ventures. See the Principal Stockholders table for more information.

(2) Charles Waite, one of our directors, is a General Partner of Olympic Venture Partners. See Principal Stockholders table for more information.

(3) Bill Buffington, one of our directors, is a general manager of Agilent.

RELATED PARTY TRANSACTIONS

    Simultaneously with the closing of our Series A preferred stock financing, entities affiliated with Olympic Venture Partners were issued a warrant to purchase up to 250,000 shares of our common stock at an exercise price of $0.05 per share. Olympic has assigned to Tredegar Investments the right to acquire 78,125 shares of our common stock pursuant to the terms of the Olympic warrant. Charles Waite, a general partner of Olympic, is one of our directors and Steve Johnson, a former director of ours, is the president of Tredegar Investments. The Olympic warrant is held as follows: OVP IV Entrepreneurs Fund, LP, holds a warrant for 8,594 shares of our common stock and Olympic Venture Partners IV, LP, holds a warrant for 163,281 shares of common stock. TGI Fund I, LC (formerly Tredegar) now holds the Tredegar warrant. Each warrant has a four year term.

    In connection with the original issuance of the warrants to Olympic and Tredegar, Dr. Leroy Hood, Dr. Stephen Friend and the Fred Hutchinson Cancer Research Center agreed to contribute up to an aggregate of 200,000 shares of common stock to us upon the exercise of the warrants issued to Olympic and Tredegar, pursuant to a Contribution Agreement dated June 7, 1997, and as amended and restated November 14, 1997.


    Leland Hartwell, Chairperson of our Scientific Advisory Board, is President and a Director of the Fred Hutchinson Cancer Research Center. Dr. Hartwell is one of our co-founders. Because of Dr. Hartwell's position at the Hutchinson Center, he transferred his right as a co-founder of ours to purchase our common stock to the Hutchinson Center. In May 1997, the Hutchinson Center purchased 283,200 shares of our common stock at a price of $0.034 per share. In
December 1997, we entered into a license agreement with the Hutchinson Center whereby the Hutchinson Center granted us an exclusive, worldwide, sublicensable license (subject to the rights of certain U.S. governmental agencies and a grant-back to the Hutchinson Center for non-commercial research purposes) to certain drug screening technology. We paid an up-front license fee upon execution of the license agreement which consisted of the issuance of 352,000 shares of our common stock with an aggregate value of $11,900 on the date of issuance to the Hutchinson Center. In addition to the common stock issued upon execution of the agreement, we are obligated to pay the Hutchinson Center a fixed annual payment upon issuance of the first U.S. patent containing claims covering the licensed technology. In May 1999 we waived a right of repurchase we had as to 88,000 of the shares held by Hutchinson Center.



    Dr. Leroy Hood, a former director of ours, was formerly the William
Gates III Professor of Biomedical Sciences and chairperson of the Department of Molecular Biotechnology at the University of Washington. In September 1997, we entered into a license agreement with the University of Washington. The University of Washington granted us an exclusive, worldwide, sub-licensable license (subject to the rights of certain U.S. governmental agencies and a grant-back to the University of Washington for non-commercial research purposes) to certain technology pertaining to ink jet synthesis of oligonucleotides. We paid an up-front license fee upon execution of the license agreement which consisted of issuance of 90,000 shares of our common stock with an aggregate value of $3,000 on the date of issuance to the University of Washington. We are also obligated to make future periodic payments on the anniversary date of the agreement. In addition, we are obligated to make royalty payments on any product sales, subject to an annual minimum royalty. In addition to our common stock issued upon execution of the agreement, we issued an aggregate of 30,000 shares of our common stock in connection with certain patent issuance and product sale milestones under the agreement. There are no future commitments to issue stock under this agreement.


    In April 1997, we entered into an agreement with Hamilton Capital Ltd., an entity affiliated with Peter Svenillson, one of our directors, which provided for certain payments to Hamilton Capital in connection with investments by certain stockholders. Generally, the agreement provides that should we raise money from certain listed parties, Hamilton Capital will receive a cash fee equal to 5% of the gross proceeds of the financing, and warrants to purchase 7.5% of the amount of equity securities issued in the financing. In connection with this Agreement, Hamilton Capital and Broadview Ltd., an affiliate of Hamilton Capital and of which Mr. Svenillson is also a partner, have received an aggregate of $1,127,345, warrants to purchase an aggregate of 228,751 shares of Series A preferred stock at an exercise price of $4.00, a warrant to purchase 54,949 shares of Series C preferred stock at an exercise price of $4.50, and a warrant to purchase 26,709 shares of Series E preferred stock at an exercise price of $9.36.


    In January and May 1997, we granted Stephen Friend, our Chief Executive Officer, the right to purchase 147,493 and 548,707 shares of common stock, respectively. Dr. Friend issued a promissory note dated May 15, 1997 in the amount of $16,740 in our favor in order to purchase certain of such shares.
Dr. Friend has paid the full balance of this note and is no longer indebted to us. As of March 31, 2000, we have the right to repurchase 157,826 shares held by Dr. Friend should he leave our employ and not become a consultant to us.



    In May of 1997, we granted John J. King II, our Chief Operating Officer, the right to purchase 48,500 shares of common stock. In June 1997, he purchased these shares for $1,644. As of March 31, 2000 we have the right to repurchase 13,135 shares held by Mr. King should he leave our employ and not become a consultant to us. In July 1997, we also granted John J. King II an option to purchase 145,500 shares of our common stock. Mr. King issued a promissory note dated December 31, 1998 in the amount of $58,200 in our favor in order to exercise his option to purchase such shares. This note is still outstanding and is due December 31, 2000. As of March 31, 2000, we have the right to repurchase 39,406 shares held by Mr. King should he leave our employ and not become a consultant to us.


    In April 1999, in connection with the sale of our Series C preferred stock, we issued the following warrants, each at an exercise price of $0.45 per share.

    - a warrant to purchase 223,125 shares of our common stock to Vulcan Ventures. Ruth Kunath, one of our directors, is an investment advisor of Vulcan Ventures.

    - a warrant to purchase 66,937 shares of common stock to Lombard Odier;

    - warrants to purchase 103,125 shares of common stock to entities affiliated with Olympic Venture Partners. Charles Waite, one of our directors, is a general partner of Olympic Venture Partners.


    On January 29, 1999, we entered into an agreement to acquire Acacia Biosciences, Inc. In February 1999, we acquired all the outstanding stock of Acacia for 1,387,298 shares of our Series B preferred stock, 2,300,071 shares of our common stock, warrants to purchase 134,596 shares of Series B preferred stock, warrants to purchase an additional 33,339 shares of common stock and 937,169 options to purchase common stock issued to employees and consultants of Acacia. Dr. Sadow was the Chairman of the Board of Acacia. The valuation of Acacia and our preferred and common stock was established based upon an independent appraisal. After the acquisition, Dr. Sadow joined our board.


    In December 1999, we entered into an agreement with Corixa Corporation providing for our joint collaboration for identifying potential antigen targets for vaccine development. Dr. Gillis, one of our directors, is the Chief Executive Officer and Chairman of the Board of Corixa.

    In December 1999, we waived our right to repurchase 126,607 shares of common stock held by Leroy Hood, one of our founders and a former director.


    In October 1999, we entered into a strategic partnership with Hewlett-Packard Company, under which we agreed to partner with Hewlett-Packard to make and sell products in the gene expression field. In addition, we sold 2,285,714 shares of our Series D preferred stock to Hewlett-Packard at a purchase price of $5.25 per share. Hewlett-Packard assigned its rights and transferred its shares to Agilent in connection with Hewlett-Packard's spin-out of certain business units to Agilent. In connection with the original transaction, Mr. Buffington was named to our board. Mr. Buffington is a general manager at Agilent.



    In October 1997, Tularik, Inc. purchased 237,500 shares of our Series A preferred stock at a per share price of $4.00 per share and 125,000 shares of common stock at $0.40 per share, the fair market value at such date as determined by our board of directors, and entered into an agreement with us in which we were to provide certain research. Stephen McKnight, a former director of ours, is also a director of Tularik.



    For fiscal year 1999, we paid approximately $618,000 to our corporate counsel, Venture Law Group, for legal services. William Ericson, one of our directors, was formerly the managing director of Venture Law Group's Pacific Northwest office in Kirkland, Washington. In May 1997, we issued an aggregate of 75,000 shares of common stock to attorneys and an investment fund affiliated with Venture Law Group for a purchase price of $0.034 per share. We have a right to repurchase such shares if Venture Law Group ceases providing services to us, which lapses ratably over 48 months. As of March 31, 2000, 4,688 shares may be repurchased by us if Venture Law Group ceases to provide services to us.



    In March 2000, we granted an option to Mark Boguski, our Senior Vice President of Research, the right to purchase 300,000 shares. Mr. Boguski issued us a promissory note dated March 14, 2000 in the amount of $1,575,000 in order to exercise his option. The note is due in March 2003. As of March 31, 2000, we have the right to repurchase all 300,000 shares held by Mr. Boguski should he leave our employ and not become a consultant to us.


    INDEMNIFICATION AGREEMENTS. We have entered into indemnification agreements with certain of our officers and directors containing provisions which may require us to, among other things, indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. For a description of limitations of liability and certain indemnification arrangements with respect to our directors and officers, see "Management--Limitation of Liability and Indemnification Matters."


    REGISTRATION RIGHTS AGREEMENTS. Certain holders of common stock and preferred stock have certain registration rights with respect to their shares of common stock. See "Description of Capital Stock--Registration Rights of Certain Holders."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of the common stock offered by us under this prospectus by:


    - each of our directors and named officers;

    - all directors and executive officers as a group; and

    - each person who is known to us to own beneficially more than 5% of our common stock.


    The table includes all shares of common stock issuable within 60 days of March 31, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 22,034,115 shares of common stock outstanding as of March 31, 2000, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.



                                                                      SHARES ISSUABLE
                                                        SHARES         UNDER OPTIONS           PERCENTAGE OF
                                         TOTAL       TO A SUBJECT       AND WARRANTS               SHARES
                                       NUMBER OF       RIGHT OF      EXERCISABLE WITHIN         OUTSTANDING
                                         SHARES      REPURCHASE AS       60 DAYS OF       ------------------------
                                      BENEFICIALLY   OF MARCH 31,        MARCH 31,        BEFORE THIS   AFTER THIS
                                         OWNED           2000               2000           OFFERING      OFFERING
                                      ------------   -------------   ------------------   -----------   ----------
Ruth Kunath(1)......................    3,566,430            --           223,125              16.4%
  Vulcan Ventures, Inc.
  110 110(th) Avenue N.E., Suite 550
  Bellevue, WA 98004
William I. Buffington(2)............    2,745,506            --                --              12.7%
  Agilent Technologies, Inc
  3500 Deer Creek Rd.
  Palo Alto, CA 94304
Charles P. Waite(3).................    1,567,343            --           275,000               7.2%
  Olympic Venture Partners
  2420 Carillon Point
  Kirkland, WA 90833
Lombard Odier & Cie(4)..............    1,248,195            --            66,397               5.8%
  11 rue de la Corraterie
  1204 Geneve, Switzerland
Stephen H. Friend, M.D., Ph.D.(5)...      696,200       175,394                --               3.2%
John J. King, II(6).................      194,000        56,577                --                 *
Roland B. Stoughton, Ph.D.(7).......      151,500       102,614                --                 *
Mark Boguski(8).....................      320,000       300,000                --
Peter Svenillson(9).................      310,409            --           310,409               1.4%
Harvey S. Sadow, Ph.D...............       54,084            --            20,000                 *
Steven Gillis, Ph.D.................       50,000            --            50,000                 *
William W. Ericson..................       10,534            --                --                 *
All directors and officers as a
  group (12 persons)(10)............    9,334,830       347,840           967,721              41.7%
                                       ----------       -------           -------           -------        ----

------------------------

   * Less than 1% of outstanding shares.


 (1) Includes 3,566,430 shares held by Vulcan Ventures, Inc. which includes warrants to purchase 223,125 shares exercisable within 60 days of March 31, 2000. Ruth Kunath, one of our directors, is an Investment Advisor at Vulcan and as such may be deemed to share voting and investment power with respect to such shares. Ms. Kunath disclaims beneficial ownership of such shares except to the extent of her pecuniary interest in such shares.


 (2) Includes 2,745,506 shares owned by Agilent. Mr. Buffington, one of our directors, is General Manager of Agilent, and as such may be deemed to share voting and investment power with respect to shares owned by Agilent Technologies, Inc. Mr. Buffington disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.

 (3) Includes 971,519 shares held by Olympic Venture Partners IV, L.P., 262,484 shares held by Olympic Venture Partners V, L.P., and 58,340 shares held by Olympic Venture Partners Entrepreneurs Fund, L.P. Also includes warrants to purchase 259,187 shares and 15,813 shares held by Olympic Venture Partners IV, L.P. and Olympic Venture Partners Entrepreneurs Fund, L.P., respectively. Charles P. Waite, one of our directors, is a general partner of Olympic Venture Partners and as such may be deemed to share voting and investment power with respect to such shares. Mr. Waite disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.


 (4) Includes 431,258 shares held by Lombard Odier & Cie, and 750,000 shares held by Ryco and Co. which includes warrants to purchase 66,937 shares of common stock exercisable within 60 days of March 31, 2000. There is no single person at Lombard Odier that exercises voting control over shares held by Lombard Odier. Voting requires two or more designated employees to sign on behalf of Lombard Odier. In addition, any one of the eight managing partners could sign on behalf of Lombard Odier or in connection with the two designated employees.


 (5) The repurchase right lapses ratably each month through May 2001. Also includes 92,186 shares of our Common Stock that will be contributed to the capital of our stock upon the exercise of certain warrants by certain of our stockholders. See "Certain Transactions."

 (6) Such repurchase right lapses ratably each month through April 2001.


 (7) Such repurchase right lapses ratably each month through November 2002.



 (8) Includes options to purchase 20,000 shares exercisable within 60 days of March 31, 2000. 5,000 shares are vested and the remainder vest annually in equal installments through November 2002. Our right to repurchase
     300,000 shares held by Mr. Boguski lapses ratably each month through March 2004.



 (9) Includes warrants to purchase 310,409 shares exercisable within 60 days of March 31, 2000 held by Hamilton Capital Ltd. and Broadview Ltd, an affiliate of Hamilton Capital. Peter Svenillson, one of our directors, is a general partner of Hamilton Capital Venture Partners and as such may be deemed to share voting and investment power with respect to such shares. Mr. Svenillson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.



 (10) Includes 10,000 shares of our common stock held by our chief financial officer, Gregory Sessler. Such shares are subject to repurchase by us. Such repurchase right lapses ratably each month through March 2004.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, we will amend our articles of incorporation to change our authorized capital stock to 75,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK


    As of March 31, 2000, there were 23,396,827 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of Series A, Series B, Series C, Series D and Series E preferred stock, and the exercise of all outstanding warrants into common and preferred stock, held of record by 349 stockholders. Options to purchase 2,148,945 shares of common stock
were also outstanding. There will be             shares of common stock
outstanding after the completion of this offering, assuming no exercise of the underwriter's overallotment option or exercise of outstanding options under our stock option plans, after giving effect to the sale of the shares offered hereby.


    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    Upon the closing of the offering, all outstanding shares of preferred stock will be converted into 14,597,342 shares of common stock. Thereafter, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.001 par value, in one or more series. The Board of Directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

    The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding. We currently have no plans to issue any shares of preferred stock.

WARRANTS


    At March 31, 2000, there were warrants outstanding to purchase an aggregate of 858,297 shares of common stock with a weighted average exercise price of $0.33 per share that will expire upon the consummation of this offering, warrants to purchase an aggregate of 33,339 shares of common stock with a weighted average exercise price of $4.28 per share that will survive the effectiveness of this offering, warrants to purchase an aggregate of 26,072 shares of Series A preferred stock with a weighted average exercise price of $4.08 per share which expire upon the effectiveness of this offering, warrants to purchase an aggregate of 228,751 shares of Series A preferred stock that will expire in 2007 with an exercise price of $4.00, warrants to purchase an aggregate of 134,595 shares of Series B preferred stock with a weighted average exercise price of $6.20 per share that will survive the effectiveness of this offering, a warrant to purchase 54,949 shares of Series C preferred stock with an exercise price of $4.50 that will expire in 2009 and a warrant to purchase 26,709 shares of Series E preferred stock with an exercise price of $9.36 per share that will expire in 2010. The warrants to purchase shares of preferred stock that survive the closing of this offering will convert into warrants to purchase shares of common stock on the closing of this offering on a one-to-one basis. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price.


REGISTRATION RIGHTS


    The holders of 17,679,559 shares of common stock and options and warrants to purchase 497,687 shares of common or preferred stock or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between ourselves and the holders of these securities. Subject to limitations in the agreement, the holders of at least 50% of these securities then outstanding may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale if Form S-3 is not available. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of at least 20% of these securities then outstanding may also require us, not more than once in any twelve-month period or three times total, to register all or a portion of these securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.


ANTI-TAKEOVER PROVISIONS

    Provisions of Delaware and Washington law, our certificate of incorporation and bylaws could make more difficult the acquisition of us by a third party and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to such date the business combination is approved by the board of directors and authorized by 66 2/3% vote at an annual or special meeting or stockholders.

    A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.


    The laws of the State of Washington, where our principal executive offices are located, also impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, the WBCA prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially own 10% or more of the voting securities of the target corporation an acquiring person for a period of five years after such acquisition unless the transaction or acquisition of such shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition.


    Such prohibited transactions include, among other things:

    - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

    - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

    - allowing the acquiring person to receive disproportionate benefit as a stockholder.

    After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute.

    A target corporation includes a foreign corporation if:

    - the corporation has a class of voting stock registered pursuant to
      Section 12 or 15 of the Exchange Act;

    - the corporation's principal executive office is located in Washington;

    - any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares are owned of record by Washington residents, or (c) 1,000 or more of its stockholders of record are Washington residents;

    - a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

    - a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50.0 million of tangible assets located in Washington.

    A corporation may not "opt out" of this statute and, therefore, we anticipate this statute will apply to us. Depending upon whether we meet the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control.

    Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

    Our certificate of incorporation provides for the division of our board of directors into three classes, as nearly as equal in size as possible, with staggered three year terms. The classification of the board of directors has the effect of requiring more than one annual stockholder meeting to replace a majority of the directors. Our bylaws provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, the president and holders of 25% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, the president or any 25% holder. Our bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is Harris Trust Company of California and their telephone number is (312) 360-5454.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.


    Upon completion of the offering, we will have             outstanding shares
of common stock, assuming no exercise of the over-allotment option and no exercises of outstanding options after March 31, 2000. Of these shares, all of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 22,034,115 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.


    As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

    - unless held by affiliates, the             shares sold in the public
      offering will be freely tradable upon completion of the offering;

    - shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus; and

    - shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS


    All of our directors, officers, employees and other stockholders, who together hold all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements provide that these holders will not offer, sell, contract to sell pledge, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or excercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers, Inc. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by the representatives of the underwriters of this offering


RULE 144

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding which
      will equal approximately             shares immediately after the
      offering; and

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(k)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after effectiveness without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

REGISTRATION RIGHTS


    Upon completion of this offering, the holders of 17,679,559 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.


STOCK OPTIONS


    We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee and director benefit plans. As a result, any options or rights exercised under the 1997 stock plan, the 2000 stock option plan, the 2000 employee stock purchase plan and the 2000 directors' stock option plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of March 31, 2000, we had granted options to purchase 2,148,945 shares of common stock that had not been exercised, of which options to purchase 369,050 shares of common stock were both exercisable and not subject to a right of repurchase in our favor.

                                  UNDERWRITING


    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Lazard Freres & Co. LLC, Prudential Securities Incorporated and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:



NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Lehman Brothers Inc. .......................................
Lazard Freres & Co. LLC.....................................
Prudential Securities Incorporated..........................
Fidelity Capital Markets, a division of National Financial
  Services Corporation......................................
                                                                   ------
    Total...................................................
                                                                   ======


    This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

    The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession
of $      per share. The underwriters may also allow to dealers, and such
dealers may reallow, a concession not in excess of $      per share to certain
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

    We have granted the underwriters an over-allotment option. This option, which is exercisable for up to thirty days after the date of this prospectus,
permits the underwriters to purchase a maximum of       additional shares of our
common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the underwriters will purchase shares from us, the total price to the public will be
            , and the total proceeds to us will be             . The
underwriters have severally agreed that, to the extent the over-allotment option is exercised, each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.

    The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                                              PAID BY US
                                                   ---------------------------------
                                                   NO EXERCISE OF   FULL EXERCISE OF
                                                   OVER-ALLOTMENT    OVER-ALLOTMENT
                                                       OPTION            OPTION
                                                   --------------   ----------------
Per Share........................................     $                 $
Total............................................     $                 $

    We estimate that the total expenses of this offering, excluding the
underwriter discount, will be approximately $            .

    We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

    We and our directors, executive officers, and all of the holders of our common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering, have agreed pursuant to certain "lock-up" agreements with the underwriters that we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. Lehman Brothers Inc., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Lehman Brothers Inc. has no current plan to do so.


    At our request, the underwriters have reserved for sale at the initial
public offering price up to             shares of our common stock for our
officers, directors, employees, clients, friends and related persons who express an interest in purchasing these shares. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. The underwriters will offer any shares not so purchased by these persons to the general public on the same basis as the other shares in this initial public offering.


    Lehman Brothers Inc. intends to distribute and deliver this Prospectus only by hand or by mail and intend to use only printed prospectuses. One of the representatives, Prudential Securities Incorporated, also markets securities online through its PrudentialSecurities.com division. Clients of Prudential Advisor may view offering terms and a prospectus online and place orders through their financial advisors.


    Prior to this offering, there has been no public market for our common stock. Consequently, the offering price for our common stock will be determined by negotiations between us and the underwriters and will not necessarily be related to our asset value, net worth or other established criteria of value. The factors to be considered in these negotiations, in addition to prevailing market conditions, will include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as are deemed relevant.

    Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    - STABILIZING TRANSACTIONS. The representatives may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    - OVER-ALLOTMENTS AND SYNDICATE COVERING TRANSACTIONS. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with this offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    - PENALTY BIDS. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

    Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

    Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

                                 LEGAL MATTERS


    The validity of the common stock offered hereby will be passed upon by Venture Law Group, Professional Corporation, Kirkland, Washington. Certain legal matters will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Investment partnerships associated with Venture Law Group and individual attorneys of Venture Law Group beneficially own an aggregate of 69,273 shares of our common stock.


    The statements in this prospectus under the captions "Risk Factors--We are dependent on the technology of third parties and the failure to obtain rights to third party technology could harm our developmental and commercial efforts," "Risk Factors--If we are unable to protect our proprietary rights adequately, or operate without infringing or misappropriating the intellectual rights of others, our competitive position will suffer," and "Business--Intellectual Property and Proprietary Technology" relating to United States patent matters are included in reliance on the review of Pennie & Edmonds LLP of New York, New York, as experts in United States patent law.

                                    EXPERTS


    The financial statements of Rosetta Inpharmatics, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The financial statements of Acacia Biosciences, Inc. as of December 31, 1998 and 1997 and for the years then ended, and for the period from inception (February 7, 1995) to December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement, which includes this prospectus, on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including any exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit, to which reference is hereby made. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commision's Regional Offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms.


    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

    The Securities and Exchange Commission maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                           ROSETTA INPHARMATICS, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
                      ROSETTA INPHARMATICS, INC.
                         FINANCIAL STATEMENTS
Report of Independent Accountants...........................     F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and March 31, 2000........................................     F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999, the three months ended
  March 31, 1999 and 2000 and the period from inception
  (December 19, 1996) to March 31, 2000.....................     F-4
Consolidated Statements of Stockholders' Equity for the
  period from inception (December 19, 1996) to March 31,
  2000......................................................     F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999, the three months ended
  March 31, 1999 and 2000 and the period from inception
  (December 19, 1996) to March 31, 2000.....................     F-7
Notes to Consolidated Financial Statements..................     F-8

                       ACACIA BIOSCIENCES, INC.
                         FINANCIAL STATEMENTS
Report of Independent Accountants...........................    F-29
Balance Sheets as of December 31, 1998 and 1997.............    F-30
Statements of Operations for the years ended December 31,
  1998 and 1997 and for the period from inception (February
  7, 1995) to December 31, 1998.............................    F-31
Statements of Stockholders' Equity for the period from
  inception (February 7, 1995) to December 31, 1998.........    F-32
Statements of Cash Flows for the years ended December 31,
  1998 and 1997 and for the period from inception (February
  7, 1995) to December 31, 1998.............................    F-34
Notes to Financial Statements...............................    F-35

                      ROSETTA INPHARMATICS, INC.
         UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1999..............................    F-43
Notes to Unaudited Pro Forma Combined Statement of
  Operations................................................    F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

Rosetta Inpharmatics, Inc.


    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Rosetta Inpharmatics, Inc. and subsidiary (a development stage company) at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                          PricewaterhouseCoopers LLP


Seattle, Washington
February 18, 2000

                           ROSETTA INPHARMATICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS


                                                                                                PRO FORMA
                                                                                              STOCKHOLDERS'
                                                        DECEMBER 31,            MARCH 31,       EQUITY AT
                                                 --------------------------   -------------     MARCH 31,
                                                    1998           1999           2000            2000
                                                 -----------   ------------   -------------   -------------
                                                                               (UNAUDITED)     (UNAUDITED)
                                          ASSETS
Current assets
  Cash and cash equivalents....................  $3,270,944    $  8,311,852   $  46,511,289
  Short-term investments.......................   4,980,632      10,951,496       8,683,640
  Accounts receivable..........................       1,906         155,729          25,000
  Interest receivable..........................      27,424          32,045         244,848
  Prepaid expenses and other current assets....     122,240         254,898         709,827
                                                 -----------   ------------   -------------
    Total current assets.......................   8,403,146      19,706,020      56,174,604
Property and equipment, net....................   2,163,497       4,109,159       4,416,088
Business acquisition expenses..................     787,048              --              --
Intangible assets, net.........................          --      10,497,709      19,167,926
Deposits and other assets......................      39,517         475,326         474,091
                                                 -----------   ------------   -------------
    Total assets...............................  $11,393,208   $ 34,788,214   $  80,232,709
                                                 ===========   ============   =============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable.............................  $  529,360    $  1,112,680   $   1,487,181
  Accrued expenses.............................     132,627         219,148         610,344
  License fees payable.........................          --         666,667         166,667
  Deferred revenue.............................          --       1,259,761       1,820,490
  Current portion of capital lease
    obligation.................................          --         209,333         215,510
  Current portion of notes payable.............     626,650         787,388         798,721
                                                 -----------   ------------   -------------
    Total current liabilities..................   1,288,637       4,254,977       5,098,913
Capital lease obligation, net of current
  portion......................................          --         145,754          89,503
Notes payable, net of current portion..........   1,343,552       1,242,926       1,033,674
Deferred revenue...............................          --       3,307,974       3,535,919
                                                 -----------   ------------   -------------
    Total liabilities..........................   2,632,189       8,951,631       9,758,009
                                                 -----------   ------------   -------------
Contingencies and commitments
Stockholders' equity
  Convertible preferred stock, par value
    $0.001; 18,000,000 shares authorized;
    4,462,500, 10,154,964 and 14,597,342 shares
    issued and outstanding (aggregate
    liquidation preference of $17,850,000,
    $44,486,725 and $86,067,384)...............       4,463          10,155          14,597             --
  Common stock, par value $0.001; 40,000,000
    shares authorized; 2,630,555, 5,182,382,
    7,436,773 and 22,034,115 pro forma shares
    issued and outstanding.....................       2,631           5,183           7,437         22,034
  Additional paid-in capital...................  18,347,569      56,824,321     122,805,461    122,805,461
  Notes receivable from stockholders...........     (74,940)        (58,200)     (1,685,700)    (1,685,700)
  Deferred stock compensation..................    (521,673)     (2,128,331)    (13,671,570)   (13,671,570)
  Deficit accumulated during the development
    stage......................................  (8,997,031)    (28,816,545)    (36,995,525)   (36,995,525)
                                                 -----------   ------------   -------------   ------------
Total stockholders' equity.....................   8,761,019      25,836,583      70,474,700   $ 70,474,700
                                                 -----------   ------------   -------------   ------------
Total liabilities and stockholders' equity.....  $11,393,208   $ 34,788,214   $  80,232,709
                                                 ===========   ============   =============


  The accompanying notes are an integral part of these consolidated financial statements.

                           ROSETTA INPHARMATICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                              INCEPTION
                                                                                                            (DECEMBER 19,
                                         YEARS ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,      1996) TO
                                 ----------------------------------------   -----------------------------     MARCH 31,
                                    1997          1998           1999           1999            2000            2000
                                 -----------   -----------   ------------   -------------   -------------   -------------
                                                                             (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Revenues
  Collaboration agreements.....  $        --   $        --   $    835,892    $   257,500    $    547,977    $  1,383,869
  Government grants............           --            --        146,863         34,007              --         146,863
                                 -----------   -----------   ------------    -----------    ------------    ------------
    Total revenues.............           --            --        982,755        291,507         547,977       1,530,732
                                 -----------   -----------   ------------    -----------    ------------    ------------
Operating expenses
  Research and development
    (includes stock-based
    compensation expense of
    $41,527, $490,120,
    $1,212,102, $348,459,
    $872,008 and $2,615,758,
    respectively)..............    1,410,536     5,313,256     11,865,887      2,486,333       4,148,840      22,738,519
  General and administrative
    (includes stock-based
    compensation expense of
    $23,217, $90,444,
    $2,003,309, $95,713,
    $1,883,607 and $4,000,577,
    respectively)..............      882,526     2,379,390      9,200,357      1,076,143       4,846,928      17,309,201
                                 -----------   -----------   ------------    -----------    ------------    ------------
    Total operating expenses...    2,293,062     7,692,646     21,066,244      3,562,476       8,995,768      40,047,720
                                 -----------   -----------   ------------    -----------    ------------    ------------
Loss from operations...........   (2,293,062)   (7,692,646)   (20,083,489)    (3,270,969)     (8,447,791)    (38,516,988)
Other income (expense)
  Interest income..............      439,744       706,796        639,474         82,663         365,596       2,151,610
  Interest expense.............      (45,272)     (207,737)      (293,196)       (65,407)        (70,915)       (617,120)
  Other, net...................       13,777        81,369        (82,303)        30,121         (25,870)        (13,027)
                                 -----------   -----------   ------------    -----------    ------------    ------------
Net loss.......................   (1,884,813)   (7,112,218)   (19,819,514)    (3,223,592)     (8,178,980)    (36,995,525)
                                 -----------   -----------   ------------    -----------    ------------    ------------
Deemed dividend upon issuance
  of Series E convertible
  preferred stock (Note 16)....           --            --             --             --     (11,727,878)
                                 -----------   -----------   ------------    -----------    ------------
Net loss attributable to common
  stockholders.................  $(1,884,813)  $(7,112,218)  $(19,819,514)   $(3,223,592)   $(19,906,858)
                                 ===========   ===========   ============    ===========    ============
Basic and diluted net loss per
  share........................  $     (5.29)  $     (5.29)  $      (4.92)   $     (1.21)   $      (3.64)
                                 ===========   ===========   ============    ===========    ============
Weighted average shares used in
  computing basic and diluted
  net loss per share...........      356,451     1,344,007      4,030,103      2,655,239       5,472,798
                                 ===========   ===========   ============    ===========    ============
Pro forma basic and diluted net
  loss per share (unaudited)...                                                             $      (0.51)
                                                                                            ============
Shares used in computing pro
  forma basic and diluted net
  loss per share (unaudited)...                                                               16,170,719
                                                                                            ============


  The accompanying notes are an integral part of these consolidated financial statements.

                           ROSETTA INPHARMATICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                INCEPTION (DECEMBER 19, 1996) TO MARCH 31, 2000



                                                  CONVERTIBLE                                                NOTES
                                                PREFERRED STOCK          COMMON STOCK       ADDITIONAL     RECEIVABLE
                                              --------------------   --------------------     PAID-IN         FROM
                                               SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL     STOCKHOLDERS
                                              ---------   --------   ---------   --------   -----------   ------------
  Common stock issued in January and May
    1997 to founders at $0.034 per share....         --    $   --    1,315,037    $1,315    $    43,265     $     --
  Common stock issued in May 1997 at $0.034
    per share in exchange for services......         --        --       75,000        75          2,467           --
  Common stock issued in May, 1997 for notes
    receivable at $0.034 per share..........         --        --      493,805       494         16,246      (16,740)
  Series A preferred stock issued in June
    through October 1997 at $4.00 per share,
    net of issuance costs of $848,509.......  4,462,500     4,463           --        --     16,997,028           --
  Common stock issued in September and
    December 1997 in exchange for transfer
    of technology at time of inception......         --        --      442,000       442             --           --
  Common stock issued in October 1997 at
    $0.40 per share.........................         --        --      125,000       125         49,875           --
  Deferred stock compensation related to
    grants of stock options.................         --        --           --        --        157,347           --
  Amortization of deferred stock
    compensation............................         --        --           --        --             --           --
  Net loss..................................         --        --           --        --             --           --
                                              ---------    ------    ---------    ------    -----------     --------
BALANCES, DECEMBER 31, 1997.................  4,462,500     4,463    2,450,842     2,451     17,266,228      (16,740)
  Common stock issued in October and
    November 1998 in connection with stock
    option exercises........................         --        --       34,213        34         13,653           --
  Common stock issued in December 1998 in
    connection with stock option exercises
    for notes receivable....................         --        --      145,500       146         58,054      (58,200)
  Deferred stock compensation related to
    grants of stock options.................         --        --           --        --      1,009,634           --
  Amortization of deferred stock
    compensation............................         --        --           --        --             --           --
  Net loss..................................         --        --           --        --             --           --
                                              ---------    ------    ---------    ------    -----------     --------
BALANCES, DECEMBER 31, 1998.................  4,462,500     4,463    2,630,555     2,631     18,347,569      (74,940)

                                                               DEFICIT
                                                             ACCUMULATED
                                                DEFERRED      DURING THE
                                                 STOCK       DEVELOPMENT
                                              COMPENSATION      STAGE          TOTAL
                                              ------------   ------------   -----------
  Common stock issued in January and May
    1997 to founders at $0.034 per share....  $        --    $         --   $    44,580
  Common stock issued in May 1997 at $0.034
    per share in exchange for services......           --              --         2,542
  Common stock issued in May, 1997 for notes
    receivable at $0.034 per share..........           --              --            --
  Series A preferred stock issued in June
    through October 1997 at $4.00 per share,
    net of issuance costs of $848,509.......           --              --    17,001,491
  Common stock issued in September and
    December 1997 in exchange for transfer
    of technology at time of inception......           --              --           442
  Common stock issued in October 1997 at
    $0.40 per share.........................           --              --        50,000
  Deferred stock compensation related to
    grants of stock options.................     (157,347)             --            --
  Amortization of deferred stock
    compensation............................       64,744              --        64,744
  Net loss..................................           --      (1,884,813)   (1,884,813)
                                              -----------    ------------   -----------
BALANCES, DECEMBER 31, 1997.................      (92,603)     (1,884,813)   15,278,986
  Common stock issued in October and
    November 1998 in connection with stock
    option exercises........................           --              --        13,687
  Common stock issued in December 1998 in
    connection with stock option exercises
    for notes receivable....................           --              --            --
  Deferred stock compensation related to
    grants of stock options.................   (1,009,634)             --            --
  Amortization of deferred stock
    compensation............................      580,564              --       580,564
  Net loss..................................           --      (7,112,218)   (7,112,218)
                                              -----------    ------------   -----------
BALANCES, DECEMBER 31, 1998.................     (521,673)     (8,997,031)    8,761,019


                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                           ROSETTA INPHARMATICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)


                INCEPTION (DECEMBER 19, 1996) TO MARCH 31, 2000



                                             CONVERTIBLE                                                 NOTES
                                           PREFERRED STOCK          COMMON STOCK        ADDITIONAL     RECEIVABLE      DEFERRED
                                        ---------------------   --------------------     PAID-IN          FROM          STOCK
                                          SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL      STOCKHOLDERS   COMPENSATION
                                        ----------   --------   ---------   --------   ------------   ------------   ------------
  Series B preferred stock issued in
    February 1999 at $4.00 per share
    as part of the purchase of
    Acacia............................   1,387,298     1,387           --        --       5,547,805            --              --
  Common stock issued in February 1999
    at $2.50 per share as part of the
    purchase of Acacia................          --        --    2,300,071     2,300       5,747,877            --              --
  Options and warrants granted as part
    of purchase of Acacia.............          --        --           --        --       1,002,485            --              --
  Series C preferred stock issued in
    April 1999 at $4.50 per share, net
    of issuance costs of $196,896.....   2,019,452     2,019           --        --       8,888,619            --              --
  Common stock issued in September
    1999 in exchange for transfer of
    technology........................          --        --       30,000        30         125,033            --              --
  Series D preferred stock issued in
    October 1999 at $5.25 per share,
    net of issuance costs of
    $36,756...........................   2,285,714     2,286           --        --      11,960,957            --              --
  Common stock issued in connection
    with stock option exercises.......          --        --      221,756       222          88,481            --              --
  Acceleration of restricted stock....          --        --           --        --         293,426            --              --
  Payments received on notes
    receivable from stockholders......          --        --           --        --              --        16,740              --
  Deferred stock compensation related
    to grants of stock options........          --        --           --        --       4,822,069            --      (4,822,069)
  Amortization of deferred stock
    compensation......................          --        --           --        --              --            --       3,215,411
  Net loss............................          --        --           --        --              --            --              --
                                        ----------   -------    ---------    ------    ------------   -----------    ------------
  BALANCES, DECEMBER 31, 1999.........  10,154,964    10,155    5,182,382     5,183      56,824,321       (58,200)     (2,128,331)
  Series E preferred stock issued in
    March 2000 at $9.36 per share, net
    of issuance costs of $274,182
    (unaudited).......................   4,442,378     4,442           --        --      41,302,045            --              --
  Common stock issued in connection
    with stock option exercises
    (unaudited).......................          --        --    1,257,463     1,257         510,602            --              --
  Common stock issued in March 2000 in
    connection with stock option
    exercises for notes receivable
    (unaudited).......................          --        --      310,000       310       1,627,190    (1,627,500)             --
  Common stock issued in connection of
    purchase sub-license
    (unaudited).......................          --        --      686,928       687       8,242,449            --              --
  Deferred stock compensation related
    to grants of stock options
    (unaudited).......................          --        --           --        --      14,298,854            --     (14,298,854)
  Amortization of deferred stock
    compensation (unaudited)..........          --        --           --        --              --            --       2,755,615
  Net loss (unaudited)................          --        --           --        --              --            --              --
                                        ----------   -------    ---------    ------    ------------   -----------    ------------
  BALANCES, MARCH 31, 2000
    (UNAUDITED).......................  14,597,342   $14,597    7,436,773    $7,437    $122,805,461   $(1,685,700)   $(13,671,570)
                                        ==========   =======    =========    ======    ============   ===========    ============

                                          DEFICIT
                                        ACCUMULATED
                                         DURING THE
                                        DEVELOPMENT
                                           STAGE          TOTAL
                                        ------------   ------------
  Series B preferred stock issued in
    February 1999 at $4.00 per share
    as part of the purchase of
    Acacia............................            --      5,549,192
  Common stock issued in February 1999
    at $2.50 per share as part of the
    purchase of Acacia................            --      5,750,177
  Options and warrants granted as part
    of purchase of Acacia.............            --      1,002,485
  Series C preferred stock issued in
    April 1999 at $4.50 per share, net
    of issuance costs of $196,896.....            --      8,890,638
  Common stock issued in September
    1999 in exchange for transfer of
    technology........................            --        125,063
  Series D preferred stock issued in
    October 1999 at $5.25 per share,
    net of issuance costs of
    $36,756...........................            --     11,963,243
  Common stock issued in connection
    with stock option exercises.......            --         88,703
  Acceleration of restricted stock....            --        293,426
  Payments received on notes
    receivable from stockholders......            --         16,740
  Deferred stock compensation related
    to grants of stock options........            --             --
  Amortization of deferred stock
    compensation......................            --      3,215,411
  Net loss............................   (19,819,514)   (19,819,514)
                                        ------------   ------------
  BALANCES, DECEMBER 31, 1999.........   (28,816,545)    25,836,583
  Series E preferred stock issued in
    March 2000 at $9.36 per share, net
    of issuance costs of $274,182
    (unaudited).......................            --     41,306,487
  Common stock issued in connection
    with stock option exercises
    (unaudited).......................            --        511,859
  Common stock issued in March 2000 in
    connection with stock option
    exercises for notes receivable
    (unaudited).......................            --             --
  Common stock issued in connection of
    purchase sub-license
    (unaudited).......................            --      8,243,136
  Deferred stock compensation related
    to grants of stock options
    (unaudited).......................            --             --
  Amortization of deferred stock
    compensation (unaudited)..........            --      2,755,615
  Net loss (unaudited)................    (8,178,980)    (8,178,980)
                                        ------------   ------------
  BALANCES, MARCH 31, 2000
    (UNAUDITED).......................  $(36,995,525)  $ 70,474,700
                                        ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                           ROSETTA INPHARMATICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                     INCEPTION
                                                                                          THREE MONTHS ENDED       (DECEMBER 19,
                                                   YEARS ENDED DECEMBER 31,                    MARCH 31,              1996) TO
                                          ------------------------------------------   -------------------------     MARCH 31,
                                              1997           1998           1999          1999          2000            2000
                                          ------------   ------------   ------------   -----------   -----------   --------------
                                                                                       (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss................................  $ (1,884,813)  $ (7,112,218)  $(19,819,514)  $(3,223,592)  $(8,178,980)   $(36,995,525)
Adjustments to reconcile net loss to net
  cash used in
  operating activities
    Depreciation and amortization.......       118,135        445,068      1,059,885      163,206       346,204        1,969,292
    Stock compensation..................        64,744        580,564      3,215,411      444,172     2,755,615        6,616,334
    Loss on sale and write-off of
      property and equipment............            --             --        298,232       45,789        35,004          333,266
    Amortization of intangible assets...            --             --      2,754,377      275,304       818,867        3,573,244
    Investment amortization.............            --       (160,277)       (57,486)       3,301       (53,513)        (271,276)
    Stock issued for licensed
      technology........................            --             --        418,489           --            --          418,459
    Changes in operating assets and
      liabilities, net of effects of
      purchase of Acacia................
      Accounts receivable...............            --             --       (102,557)      30,066       130,729           28,172
      Interest receivable...............      (170,336)       142,912         (4,621)     (25,546)     (212,803)        (244,848)
      Prepaid expenses and other
        assets..........................       (38,171)      (125,492)      (509,315)     (19,361)     (453,694)      (1,126,672)
      Accounts payable..................       239,175        290,185        394,278      353,300       374,501        1,298,139
      Accrued expenses..................        20,608        112,019        673,793      164,462      (354,752)         451,668
      Deferred revenue..................            --             --      4,267,735     (107,500)      788,674        5,056,409
                                          ------------   ------------   ------------   -----------   -----------    ------------
        Net cash used in operating
           activities...................    (1,650,658)    (5,827,239)    (7,411,293)  (1,896,399)   (4,004,148)     (18,893,338)
                                          ------------   ------------   ------------   -----------   -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment.....    (1,495,867)    (1,230,833)    (2,253,111)    (376,129)     (688,137)      (5,667,948)
Purchase of trademark and trade name....            --             --        (40,000)          --    (1,000,000)      (1,040,000)
Purchases of short-term investments        (11,220,283)   (15,820,220)   (15,738,379)  (1,700,000)   (5,697,631)     (48,476,513)
Proceeds from sale and maturity of
  short-term investments................     3,700,000     18,520,148      9,825,000    3,000,000     8,019,000       40,064,148
Proceeds from sale of property and
  equipment.............................            --             --         27,500           --            --           27,500
Business acquisition expenses, net of
  cash acquired.........................            --       (787,048)      (231,468)    (231,468)           --       (1,018,516)
                                          ------------   ------------   ------------   -----------   -----------    ------------
        Net cash provided by (used in)
           investing activities.........    (9,016,150)       682,047     (8,410,458)     692,403       633,232      (16,111,329)
                                          ------------   ------------   ------------   -----------   -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable.............     1,507,410      1,054,148        766,687           --            --        3,328,245
Payments on capital lease obligation....            --             --       (156,776)     (15,002)      (50,074)        (206,850)
Payments on notes payable...............      (112,725)      (478,631)      (706,575)    (152,864)     (197,919)      (1,495,850)
Proceeds from issuance of preferred
  stock.................................    17,001,933             --     20,853,881           --    41,306,487       79,162,301
Proceeds from issuance of common
  stock.................................        97,122         13,687         88,702       22,633       511,859          711,370
Payments received on notes receivable
  from stockholders.....................            --             --         16,740           --            --           16,740
                                          ------------   ------------   ------------   -----------   -----------    ------------
        Net cash provided by (used in)
           financing activities.........    18,493,740        589,204     20,862,659     (145,233)   41,570,353       81,515,956
                                          ------------   ------------   ------------   -----------   -----------    ------------
Net increase (decrease) in cash and cash
  equivalents...........................     7,826,932     (4,555,988)     5,040,908   (1,349,229)   38,199,437       46,511,289
Cash and cash equivalents, beginning of
  period................................            --      7,826,932      3,270,944    3,270,944     8,311,852               --
                                          ------------   ------------   ------------   -----------   -----------    ------------
Cash and cash equivalents, end of
  period................................  $  7,826,932   $  3,270,944   $  8,311,852   $1,921,715    $46,511,289    $ 46,511,289
                                          ============   ============   ============   ===========   ===========    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Cash paid for interest................  $     45,272   $    207,737   $    293,196   $   65,407    $   70,915     $    617,120
                                          ============   ============   ============   ===========   ===========    ============
  Common stock issued for notes
    receivable..........................  $     16,740   $     58,200   $         --   $       --    $1,627,500     $  1,702,440
                                          ============   ============   ============   ===========   ===========    ============


  The accompanying notes are an integral part of these consolidated financial statements.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS

    Rosetta Inpharmatics, Inc. ("Rosetta") was incorporated on December 19, 1996 in the state of Delaware. Rosetta is a developer of DNA microarray expression technologies and information systems for obtaining comprehensive knowledge of compound and drug target activities within any cell type, including human, animal, and plant cells. Rosetta's integrated tools and consulting services consist of the analysis of proprietary DNA microarrays, a powerful, flexible informatics platform, and advanced molecular biology techniques to support the needs of pharmaceutical, biotechnology, and agriculture companies. Rosetta believes that its planned integrated approach to analysis of targets, toxicities, and compound activities will greatly reduce the time, cost and risk inherent in the current drug discovery process by eliminating or greatly reducing its sequential nature.

    Since inception, Rosetta has been in the development stage and its activities have principally consisted of obtaining financing, recruiting personnel, and conducting research and development. Rosetta is working on several long-term development projects that involve experimental technology and may require several years and substantial expenditures to complete. Revenues to date have not resulted from Rosetta's planned principal operations. Rosetta's ability to meet its business plan objectives is dependent upon its ability to raise additional financing, substantiate its technology and, ultimately, to fund its operations from revenues.


    The statements of operations, stockholders' equity, and cash flows reflect Rosetta's activities from inception (December 19, 1996) to March 31, 2000. Rosetta had no activity for the period from December 19, 1996 through December 31, 1996.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Rosetta and its wholly owned subsidiary, Acacia Biosciences, Inc. ("Acacia"). All significant intercompany transactions have been eliminated in consolidation.


INTERIM FINANCIAL INFORMATION



    The financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but includes all adjustments, consisting of only normal recurring adjustments, that Rosetta considers necessary for a fair presentation, in all material respects, of its financial position, operating results, and cash flows for the interim dates and periods presented. Results for the three month periods ended March 31, 2000 are not necessarily indicative of results for the entire fiscal year or future periods.


CASH AND CASH EQUIVALENTS

    Rosetta generally considers all highly liquid investments with insignificant interest rate risk and with original or remaining maturities of three months or less at the date of purchase to be cash and cash equivalents.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Cash and cash equivalents are recorded at cost, which approximates market value, and consisted of the following amounts at December 31:


                                                          1998         1999
                                                       ----------   ----------
Bank deposits........................................  $  229,542   $  534,262
Money market account.................................     157,694    1,001,725
Commercial paper.....................................   1,984,990    6,775,865
Corporate bonds......................................     898,718           --
                                                       ----------   ----------
                                                       $3,270,944   $8,311,852
                                                       ==========   ==========


    Rosetta invests its cash in deposits with one financial institution that may, at times, exceed federally insured limits. Management believes that the risk of loss is minimal. To date, Rosetta has not experienced any losses related to temporary cash investments.

SHORT-TERM INVESTMENTS

    Investments in securities with maturities of less than one year or where management's intent is to use the investments to fund current operations are classified as short-term investments. Management classifies, at the date of acquisition, its marketable securities into categories in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Currently, Rosetta classifies its securities as available-for-sale which are reported at fair market value with the related unrealized gains and losses included as a separate component in stockholders' equity. Realized gains and losses and declines in value of securities judged to be other than temporary are included in other income (expense). The fair value of Rosetta's investments is based on quoted market prices. The carrying value of those investments approximates their fair value. Realized and unrealized gains and loss are based on the specific identification method.

    The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Interest and dividends on all securities are included in interest income.

    Rosetta's short-term investments are diversified among high-credit quality securities in accordance with Rosetta's investment policy.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Disposals are removed at cost less accumulated depreciation or amortization and any gain or loss from disposition is reflected in the statement of operations in the year of disposition. Depreciation is provided over the estimated useful lives of the depreciable assets, generally five years, using the straight-line method. Equipment under capital leases is recorded at the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the estimated useful lives of the related asset or the term of the lease. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the lease or the estimated useful lives of the improvements. Additions and improvements that increase

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the value or extend the life of an asset are capitalized. Maintenance and repairs are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS


    In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), Rosetta reviews long-lived assets, including intangible assets and property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. In determining expected future cash flows, assets are reviewed at the lowest level for which cash flows are identifiable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss would be measured by comparing the fair value of the impaired asset to its carrying value. An impairment loss would be recognized for the excess of the carrying value over an asset's fair value. While Rosetta's current and historical operating and cash flow losses are indicators of impairment, Rosetta believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly Rosetta has not recognized any impairment losses through December 31, 1999.


REVENUE RECOGNITION


    Revenue from grants and development activities under collaboration agreements are recorded in the period in which the services are performed. Revenues from grants and customer sponsored research and development contracts are not refundable if the research efforts are not successful. Direct costs associated with these contracts and grants are reported as research and development expenses. Deferred revenue is recognized when funds are received in advance of the services to be performed. Revenue from license and maintenance fees under collaboration agreements is recognized over the term of the agreements. Product revenue will be recognized when the following conditions are met:



    - Title and risk of ownership have transferred to the customer;



    - The price for the product is fixed or determinable;



    - All of Rosetta's performance obligations have been satisfied; and,



    - The amount of future returns can be reasonably estimated.



    Revenue from the license of software products under software license agreements and from the delivery of maintenance services on Rosetta's products, are accounted for under Statement of Position 97-2, "Software Revenue Recognition." When contracts contain multiple elements, and vendor specific objective evidence exists for all undelivered elements, Rosetta accounts for the delivered elements in accordance with the "Residual Method" prescribed by Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." In circumstances where Rosetta has established vendor specific objective evidence of the undelivered elements, the difference between the total value and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. In the event that vendor specific evidence does not exist and all elements other than the post-contract customer support have been delivered, revenues for the entire arrangement are recognized ratably over the contractual post contract customer support period.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
License revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed and determinable, collectibility is probable, and delivery and customer acceptance, if required under the terms of the license agreement, of the software products have occurred. Maintenance services consist of technical support, including telephone consultation, problem resolution, and software updates. Customers are typically billed for maintenance services in advance for the term of the maintenance agreement, and revenue is recognized on a straight-line basis over the term of the agreement, generally one year. Unearned maintenance revenue is classified as deferred revenue.

SOFTWARE COSTS

    Software developed for use in Rosetta's products is expensed as incurred until both (i) technological feasibility for the software has been established, and (ii) all research and development activities for the other components of the system have been completed. Rosetta believes this will occur after it has received evaluations from the beta sites and has completed any resulting modifications to the products. Expenditures to date have been classified as research and development expense.

RESEARCH AND DEVELOPMENT EXPENDITURES

    Research and development expenses consist of costs incurred for Rosetta-sponsored as well as collaborative research and development activities. These costs include direct and research-related overhead expenses, and are expensed as incurred. Costs to acquire technologies which are utilized in research and development and which have no alternative future use are expensed when incurred. Research and development expenses under government grants approximate the revenue recognized under such agreements.

BUSINESS ACQUISITION EXPENSES

    Direct costs incurred by Rosetta for acquisitions accounted for under the purchase method of accounting are included as part of the purchase price. As of December 31, 1998, Rosetta deferred $787,048 of costs related to the acquisition of Acacia, which closed in February 1999.

INCOME TAXES

    Deferred tax assets and liabilities are recorded under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period, increased or decreased by the change in deferred tax assets and liabilities during the period.

PATENT COSTS

    Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK PURCHASE WARRANTS

    The fair value of stock purchase warrants is determined using the Black-Scholes option pricing model. The fair value of warrants issued in connection with preferred stock financings has been recorded by offsetting charges and credits to additional paid-in capital. The fair value of warrants issued in connection with equipment and line of credit financings are capitalized and amortized over the period of the financing agreement.

STOCK-BASED COMPENSATION

    Rosetta accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of the Company's stock and the exercise price of the option. Unearned compensation is being amortized on an accelerated basis using the method prescribed in Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the individual options.

    The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123. Compensation expense related to equity instruments issued to nonemployees is recognized as the equity instruments vest. At each reporting date, Rosetta revalues the compensation. As a result, stock-based compensation expense related to equity instruments issued to nonemployees will fluctuate as the fair value of Rosetta's common stock fluctuates.

COMPREHENSIVE INCOME

    Rosetta has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1998. SFAS No. 130 requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. SFAS No. 130 had no impact on Rosetta and, accordingly, a separate statement of comprehensive income has not been presented.

SEGMENT REPORTING

    Effective in January 1998, Rosetta adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Rosetta has determined that it operates in only one segment. Accordingly, the adoption of SFAS No. 131 had no impact on Rosetta's financial statements.

NET LOSS PER SHARE

    Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less the weighted-average number of unvested

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shares of common stock issued that are subject to repurchase. Basic and diluted pro forma net loss per share, as presented in the statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance. Rosetta has excluded all convertible preferred stock, warrants to purchase convertible preferred stock, outstanding options and warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted net loss per share, as such securities are antidilutive for all periods presented.

    The following table presents the calculation of basic and diluted and pro forma basic and diluted (unaudited) net loss per share:


                                                                                                        THREE MONTHS
                                                                                                           ENDED
                                                              YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                      ----------------------------------------   --------------------------
                                                         1997          1998           1999          1999           2000
                                                      -----------   -----------   ------------   -----------   ------------
                                                                                                 (UNAUDITED)   (UNAUDITED)
Net loss attributable to common stockholders.......   $(1,884,813)  $(7,112,218)  $(19,819,514)  $(3,223,592)  $(19,906,858)
                                                      ===========   ===========   ============   ===========   ============
Basic and diluted
  Weighted-average shares used in computing basic
    and diluted net loss per share.................       356,451     1,344,007      4,030,103    2,655,239       5,472,798
                                                      ===========   ===========   ============   ===========   ============
  Basic and diluted net loss per share.............   $     (5.29)  $     (5.29)  $      (4.92)  $    (1.21)   $      (3.64)
                                                      ===========   ===========   ============   ===========   ============
Pro forma (unaudited)..............................
  Net loss attributable to common stockholders.....                                                             (19,906,858)
                                                                                                               ============
  Shares used above................................                                                               5,472,798
  Pro forma adjustment to reflect weighted effect
    of assumed conversion of convertible preferred
    stock..........................................                                                              10,697,921
                                                                                                               ------------
  Weighted-average shares used in computing pro
    forma basic and diluted net loss per common
    share..........................................                                                              16,170,719
                                                                                                               ============
  Pro forma basic and diluted net loss per common
    share..........................................                                                            $      (0.51)
                                                                                                               ============
Antidilutive securities not included in net loss
  per share calculation
  Convertible preferred stock......................     4,462,500     4,462,500     10,154,964    5,849,798      14,597,342
  Options to purchase common stock.................       868,000     1,092,500      2,089,184    2,130,497       2,148,945
  Warrants to purchase common stock................       250,000       250,000        891,636      283,339         891,636
  Warrants to purchase Series A preferred stock....       246,490       254,823        254,823      254,823         254,823
  Warrants to purchase Series B preferred stock....            --            --        134,596      134,596         134,596
  Warrants to purchase Series C preferred stock....            --            --         54,949           --          54,949
  Warrants to purchase Series E preferred stock....            --            --             --           --          26,709
  Unvested shares of common stock subject to
    repurchase.....................................     1,493,048     1,075,186        371,459      908,344       1,033,871
                                                      -----------   -----------   ------------   -----------   ------------
                                                        7,320,038     7,135,009     13,951,611    9,561,397      19,142,871
                                                      ===========   ===========   ============   ===========   ============


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on Rosetta's results of operations or financial condition when adopted as Rosetta holds no derivative financial instruments and does not currently engage in hedging activities.


    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that Rosetta's revenue recognition practices are in conformity with the guidelines of SAB 101.


UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    Upon the closing of Rosetta's initial public offering, all of the convertible preferred stock outstanding will automatically be converted into common stock. The unaudited pro forma stockholders' equity presented on the balance sheet reflects the effect of the conversion of the preferred stock into common stock on a one-for-one basis.

3.  BUSINESS ACQUISITION


    On February 22, 1999, Rosetta acquired Acacia Biosciences, Inc. ("Acacia"), a company conducting drug discovery utilizing recent advances in genome science and combinatorial chemistry. Under the Agreement and Plan of Reorganization, Rosetta issued a total of 1,387,298 shares of Series B preferred stock, warrants to acquire an additional 134,596 shares of Series B preferred stock, 2,300,071 shares of common stock and warrants to purchase an additional 33,339 shares of common stock in exchange for all of Acacia's outstanding capital stock. In addition, all outstanding stock options to purchase Acacia common stock were replaced with options to purchase 937,169 shares of common stock. All outstanding vested options were replaced with fully vested options to purchase 383,969 shares of common stock. The value of these options has been included in the purchase price of Acacia. Unvested employee stock options of Acacia in the amount of 553,200 were cancelled and the Acacia employees holding options were granted new unvested options in Rosetta which vest over 48 months, based on continued employment. The intrinsic value of these new unvested options is being amortized over 48 months in a manner consistent with the accelerated method described in FIN 28.



    The acquisition was accounted for under the purchase method. The purchase price of $13,365,231 has been allocated to the assets acquired and liabilities assumed by Rosetta based on their fair values at the date of acquisition.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

3.  BUSINESS ACQUISITION (CONTINUED)
    The allocation of the purchase price is summarized as follows:


Book value of net assets acquired at cost...................  $   153,145
Fair value adjustments
  Fair value of purchased technology........................    9,443,000
  Fair value of licensing agreements........................      500,000
  Fair value of assembled workforce.........................    1,298,571
                                                              -----------
Fair value of net assets acquired...........................   11,394,716
                                                              -----------
Purchase price
  Cash......................................................      750,000
  Fair value of shares, warrants and options issued.........   12,301,855
  Acquisition costs.........................................      313,376
                                                              -----------
                                                               13,365,231
                                                              -----------
Excess of purchase price over net assets acquired, allocated to goodwill...............................................  $ 1,970,515
                                                              ===========


    The purchased technology, goodwill and licensing agreements are being amortized over their estimated useful lives of five years and the assembled workforce is being amortized over its estimated useful life of one to three years.

    The following unaudited pro forma information shows the results of Rosetta for the years ended December 31, 1998 and 1999, as if the acquisition of Acacia had occurred on January 1, 1998. The pro forma information includes adjustments relating to the effect of amortizing goodwill and other intangible assets acquired, and assumes that Rosetta preferred and common shares issued in conjunction with the acquisition were outstanding as of January 1, 1998. The pro forma results of operations are unaudited, have been prepared for comparative purposes only, and do not purport to indicate the results of operations which would actually have occurred had the acquisition been in effect on the date indicated, or which may occur in the future:

                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                       1998           1999
                                                   ------------   ------------
                                                           (UNAUDITED)
Revenue..........................................  $  1,258,158   $  1,233,447
Net loss.........................................  $(14,318,883)  $(20,360,770)
Basic and diluted net loss per share.............  $      (3.93)  $      (4.67)

4.  SHORT-TERM INVESTMENTS

    The following is a summary of short-term investments at December 31:

                                                         1998         1999
                                                      ----------   -----------
Available-for-sale securities
  Corporate notes...................................  $1,980,632   $ 7,451,496
  Market auction preferreds.........................   3,000,000     3,500,000
                                                      ----------   -----------
                                                      $4,980,632   $10,951,496
                                                      ==========   ===========

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

4.  SHORT-TERM INVESTMENTS (CONTINUED)
    The amortized cost of available-for-sale securities approximated their fair values at both December 31, 1998 and 1999. For the years ended 1997, 1998 and 1999 there were no realized gains or losses on sales of securities.

5.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31:


                                                          1998         1999
                                                       ----------   ----------
Computer equipment...................................  $  953,093   $1,877,724
Lab equipment........................................     838,870    1,833,498
Technology development equipment.....................     513,017      592,594
Manufacturing equipment..............................          --       39,770
Office equipment.....................................      56,848       81,313
Office furniture and fixtures........................     110,847      212,482
Leasehold improvements...............................     254,025      833,266
                                                       ----------   ----------
                                                        2,726,700    5,470,647
Less: Accumulated depreciation and amortization......    (563,203)  (1,361,488)
                                                       ----------   ----------
                                                       $2,163,497   $4,109,159
                                                       ==========   ==========


    Property and equipment at December 31, 1999 includes assets acquired from Acacia under a capital lease in the net amount of $364,729. Accumulated amortization related to these leased assets was $112,567 at December 31, 1999.

6.  INTANGIBLE ASSETS

    Intangible assets consisted of the following at December 31, 1999 (there were no intangible assets at December 31, 1998):


Purchased technology........................................  $ 9,443,000
Goodwill....................................................    1,970,515
Licensing agreements........................................      500,000
Assembled workforce.........................................    1,298,571
Trademarks and trade names..................................       40,000
                                                              -----------
                                                               13,252,086
Less: Accumulated amortization..............................   (2,754,377)
                                                              -----------
                                                              $10,497,709
                                                              ===========


7.  NOTES PAYABLE


    In 1997 and as amended in 1998 and 1999, Rosetta entered into an equipment financing arrangement with a finance company to provide equipment financing up to an aggregate amount of $3,300,000. Each separate financing agreement under this arrangement has a term of forty-eight months with interest rates ranging from 12.2% to 12.8%, and is collateralized by the related equipment. The

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

7.  NOTES PAYABLE (CONTINUED)

financing arrangement includes a provision that in the event that the unrestricted cash balance of Rosetta falls below certain levels (as defined in the arrangement), Rosetta may be required to set aside restricted cash as additional collateral. At December 31, 1999, the unrestricted cash balance requirement was $2,000,000. No cash was restricted under this provision as of December 31, 1998 or 1999.



    At December 31, 1998 and 1999, $1,867,674 and $2,017,102, respectively, was payable under these equipment financing agreements, and $194,794 was unused and available for additional financing at December 31, 1999. In connection with the equipment financing agreements, Rosetta issued two six year warrants to purchase 9,375 and 8,333 shares of Series A Preferred Stock at exercise prices of $4.00 and $4.25 per share in 1997 and 1998, respectively.


    At December 31, 1999, Rosetta has a $750,000 line of credit with a bank which bears interest at prime plus 2% (10.5% at December 31, 1999) and will expire in June 2000. The amount available under the line of credit is reduced by any outstanding letters of credit. As of December 31, 1999, Rosetta had one outstanding letter of credit in the amount of $375,000 related to its office facility lease. At December 31, 1998 and 1999, $102,528 and $13,212, respectively, was payable under the line of credit agreement with the bank.

    The aggregate amount of required principal payments under the equipment financing arrangement and the line of credit as of December 31, 1999, are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $  787,388
2001........................................................     754,571
2002........................................................     366,998
2003........................................................     121,357
                                                              ----------
                                                               2,030,314
Less: Current portion.......................................    (787,388)
                                                              ----------
                                                              $1,242,926
                                                              ==========

8.  CAPITAL LEASE

    In connection with the acquisition of Acacia in February 1999, Rosetta assumed a capital lease obligation of Acacia. The remainder of the capital lease obligation is to be repaid over 26 months through April 2001 and is collateralized by the related equipment. Upon completing the lease term, the Company has the option to purchase the equipment for 12% of the original purchase price or extend the lease term for 12 months, after which the Company will have title to the equipment.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

8.  CAPITAL LEASE (CONTINUED)
    The following is a schedule of future minimum lease payments under the capital lease obligation at December 31, 1999:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $239,856
2001........................................................   150,340
                                                              --------
                                                               390,196
Less: Amounts representing interest.........................   (35,109)
                                                              --------
Present value of minimum lease payments.....................   355,087
Less: Current portion.......................................  (209,333)
                                                              --------
Long-term portion...........................................  $145,754
                                                              ========

9.  INCOME TAXES


    At December 31, 1999, Rosetta had net operating loss carryforwards of approximately $21 million, which begin to expire in 2013. Utilization of approximately $660,000 of these net operating loss carryforwards is subject to the "change of ownership" provisions under Section 382 of the Internal Revenue Code. During 1997, Rosetta experienced ownership changes as defined by the Internal Revenue Code. Accordingly, Rosetta's use of losses incurred through the date of any ownership changes will be limited during the carryforward period, which may result in the expiration of a portion of the net operating losses before utilization. In connection with Rosetta's acquisition of Acacia, Rosetta acquired Acacia's net operating losses of approximately $7.8 million which begin to expire in 2010. Utilization of the entire Acacia net operating losses will be subject to the limitations imposed by Section 382 of the Internal Revenue Code.


    The difference between the income tax benefit per the statements of operations and the amount calculated based on the statutory federal tax rate of 34% and the state apportioned rate, net of the federal tax benefit, is primarily due to the increase in the deferred tax valuation allowance.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Rosetta has placed a valuation allowance against its deferred tax assets due to the uncertainty surrounding the ultimate realization of such assets. Management evaluates, on a quarterly basis, the recoverability of the deferred tax asset and the amount of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

9.  INCOME TAXES (CONTINUED)
    The effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows at December 31:


                                                       1998           1999
                                                    -----------   ------------
Deferred tax assets
  Net operating loss carryforwards................  $ 2,882,128   $  9,945,763
  Amortization of intangibles.....................           --        927,758
  Other...........................................       30,155         30,630
                                                    -----------   ------------
                                                      2,912,283     10,904,151
                                                    -----------   ------------
Deferred tax liabilities
  Depreciation....................................      (77,204)      (240,497)
  Stock-based compensation........................           --       (146,080)
                                                    -----------   ------------
                                                        (77,204)      (386,577)
                                                    -----------   ------------
                                                      2,835,079     10,517,574
Less: Valuation allowance.........................   (2,835,079)   (10,517,574)
                                                    -----------   ------------
Net deferred tax asset............................  $        --   $         --
                                                    ===========   ============


10.  401(K) PLAN

    Rosetta maintains a 401(k) plan ("the Plan") that covers all employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. Under the Plan, eligible employees may make pretax elective contributions of up to 25% of their compensation, subject to maximum limits on contributions prescribed by law. Under the profit-sharing portion of the Plan, Rosetta may make an annual contribution for the benefit of eligible employees in an amount determined by the Board of Directors. Rosetta has not made any such contribution through December 31, 1999.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

11.  STOCKHOLDERS' EQUITY


    The authorized capital stock of Rosetta consists of 36,000,000 shares of common stock, $0.001 par value per share and 18,000,000 shares of preferred stock, $0.001 par value per share. See Note 16.


COMMON STOCK


    Common stock issued to founders of Rosetta generally vest over four years, with 12.50% of the shares vesting six months from the date of grant, and on a monthly, pro rata basis thereafter. From inception through December 31, 1999, the founders of Rosetta have purchased 2,031,335 shares of common stock, of which 265,300 shares are unvested and remain subject to repurchase at the original issuance price ($0.034 per share) in the event of termination of employment or services to Rosetta. Rosetta has repurchased 147,494 shares in accordance with these rights. Options for 83,984 shares of common stock have been exercised as of December 31, 1999 which are subject to repurchase by Rosetta at the weighted-average exercise price of $0.40 per share. Pursuant to FAS 123, Rosetta recognizes stock compensation expense for founder shares that have been issued to nonemployees and that are subject to performance criteria. For the years ended December 31, 1997, 1998 and 1999 and for the period from inception (December 19, 1996) to December 31, 1999, Rosetta recognized stock compensation for restricted founder shares held by nonemployees in the amounts of $56,255, $394,940, $1,240,910 and $1,692,105, respectively.


    In connection with certain license agreements entered into by Rosetta in 1997, Rosetta issued 442,000 and 30,000 shares of common stock in 1997 and 1999, respectively. In connection with the issuance of Series A convertible preferred stock (see below) and for consideration of services to be performed by certain Series A convertible preferred stockholders, Rosetta issued warrants to purchase 250,000 shares of common stock for $0.05 per share, subject to adjustment (as defined in the warrant agreement). Under the terms of the warrant agreement, Rosetta has the right to repurchase the warrants based on a five-year vesting schedule. These warrants shall expire upon the earlier of (i) October 1, 2002,
(ii) the closing of an initial public offering of Rosetta's common stock, or
(iii) ninety days following disengagement. Pursuant to an agreement reached by Rosetta with certain of its stockholders, when the warrants to purchase the common stock are exercised, certain of Rosetta's stockholders have agreed to sell back 200,000 shares of common stock to Rosetta at the original issuance price.

CONVERTIBLE PREFERRED STOCK

    At December 31, 1999, convertible preferred stock consists of the following:

                                                                ADDITIONAL     COMMON STOCK
                          SHARES     ISSUED AND                   PAID-IN      RESERVED FOR   LIQUIDATION
SERIES                  DESIGNATED   OUTSTANDING   PAR VALUE   CAPITAL (NET)    CONVERSION    PREFERENCE
------                  ----------   -----------   ---------   -------------   ------------   -----------
 A                       6,225,000    4,462,500     $ 4,463     $16,997,028      4,462,500    $17,850,000
 B                       1,600,000    1,387,298       1,387       5,547,805      1,387,298      5,549,192
 C                       2,750,000    2,019,452       2,019       8,888,619      2,019,452      9,087,534
 D                       2,285,714    2,285,714       2,286      11,960,957      2,285,714     11,999,999
                        ----------   ----------     -------     -----------     ----------    -----------
                        12,860,714   10,154,964     $10,155     $43,394,409     10,154,964    $44,486,725
                        ==========   ==========     =======     ===========     ==========    ===========

    Subject to the rights of future series of preferred stock, holders of Series A, B, C and D convertible preferred stock, in preference to the holders of any other stock of Rosetta, shall be entitled

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

11.  STOCKHOLDERS' EQUITY (CONTINUED)
to receive dividends at a rate of $0.32, $0.32, $0.36, and $0.42, respectively, per share per annum, when and as declared by Rosetta's Board of Directors, but only out of funds that are legally available therefor. Such dividends shall not be cumulative and no right shall accrue to holders of such shares of preferred stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

    All holders of Series A, B, C and D convertible preferred stock are entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted, and have voting rights and powers equal to the voting rights and powers of the shares of common stock. In addition, the holders of Series A, B, C and D preferred stock have certain registration rights.

    In the event of any liquidation, dissolution, or winding up of Rosetta, either voluntary or involuntary, including a merger, acquisition or sale of assets where the beneficial owners of Rosetta's common and preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B, C, and D convertible preferred stock are entitled to receive, prior to and in preference to any distribution of any of the assets of Rosetta to the holders of common stock by reason of their ownership, an amount equal to the sum of $4.00, $4.00, $4.50, and $5.25, respectively, for each outstanding share of Series A, B, C, and D preferred stock (as adjusted for any stock dividends, combinations, or splits), plus any declared, but unpaid dividends, if any, on such shares (collectively, the "Series A, B, C, and D Liquidation Preference"). After payment in full of the Series A, B, C, and D Liquidation Preference and any other distribution that may be required with respect to any future Series of preferred stock, if assets remain in Rosetta, the holders of the common stock shall receive all of the remaining assets of Rosetta.

    The Series A, B, C and D convertible preferred stock are convertible at the option of the holder or automatically upon sale of common stock in a qualified public offering as defined in the Articles of Incorporation. In addition, each share of Series A, B, C and D preferred stock shall be automatically converted in the event the majority of the Series A, B, C, and D preferred stock so elect. Each share of Series A, B, C and D preferred stock is convertible into that number of shares as is determined by dividing the original per share purchase price by a conversion price. The initial conversion price for the Series A, B, C, and D preferred stock is $4.00, $4.00, $4.50, and $5.25 per share, respectively. The conversion price is subject to adjustment upon the occurrence of certain events, including a stock split, stock dividend, subdivision, or similar distribution with respect to the common stock.


    The Company has the right to sell the holder of Series D convertible preferred stock an additional $10,000,000 of common stock at any time prior to or upon closing of Rosetta's initial public offering.


WARRANTS


    In connection with the 1997 Series A preferred stock financing, Rosetta issued warrants to purchase 228,751 shares of Series A convertible preferred stock for $4.00 per share. Of these warrants, 17,813 expire on December 16, 2007 and 210,938 expire on October 30, 2007. The value ascribed to these warrants was $53,335 and $632,968, respectively.



    In connection with the 1999 Series C preferred stock financing, Rosetta issued warrants to purchase 54,949 shares of Series C convertible preferred stock for $4.50 per share. These warrants expire on April 1, 2009. The value ascribed to these warrants was $184,396. Also in connection with the Series C financing, Rosetta issued warrants to purchase 608,297 shares of common stock for $0.45 per

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

11.  STOCKHOLDERS' EQUITY (CONTINUED)

share. The value ascribed to these warrants was $1,663,609. These common stock warrants expire upon the earliest of (i) March 31, 2004 or (ii) the closing of an initial public offering.


    The following table summarizes warrants outstanding at December 31, 1999:


                                             NUMBER OF SHARES                 EXERCISE      FAIR VALUE
                                 -----------------------------------------      PRICE      PER SHARE AT   EXPIRATION
                                  COMMON    SERIES A   SERIES B   SERIES C    PER SHARE     GRANT DATE       DATE
                                 --------   --------   --------   --------   -----------   ------------   ----------
Series A preferred stock
  financing warrants...........  250,000         --         --         --          $0.05         $0.37     10/01/02
Series A preferred stock
  financing warrants...........       --    210,938         --         --          $4.00         $3.00     10/30/07
Series A preferred stock
  financing warrants...........       --     17,813         --         --          $4.00         $2.99     12/16/07
Line of credit warrants........       --      8,364         --         --          $4.00         $2.07     10/01/01
Equipment financing warrants...       --      9,375         --         --          $4.00         $3.03     09/01/03
Equipment financing warrants...       --      8,333         --         --          $4.25         $2.94     07/01/04
Warrants issued to former
  Acacia shareholders..........   33,339         --         --         --    $3.92-$4.56   $0.43-$0.53     01/31/01
Warrants issued to former
  Acacia shareholders..........       --         --    127,513         --          $6.21         $1.20     01/06/02
Warrants issued to former
  Acacia shareholders..........       --         --      7,083         --          $5.93         $1.72     08/28/03
Series C preferred stock
  financing warrants...........  608,297         --         --         --          $0.45         $2.73     03/31/04
Series C preferred stock
  financing warrants...........       --         --         --     54,949          $4.50         $3.36     04/01/09
                                 -------    -------    -------     ------
                                 891,636    254,823    134,596     54,949
                                 =======    =======    =======     ======


12.  STOCK OPTIONS

    In 1997, Rosetta approved the 1997 Stock Plan (the "Plan") for employees, directors, consultants and independent contractors under which 3,107,825 shares of common stock were reserved. In November 1999, the number of shares reserved under the plan was increased to 5,286,913. Pursuant to the Plan, the Board of Directors has the ability to grant nonqualified and incentive stock options and to establish the vesting period, exercise price and expiration period of all options. Options generally vest over a four-year period and expire ten years from the date of grant. Certain options have been granted that are immediately exercisable, subject to Rosetta's right of repurchase, which expires over a four year vesting period.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

12.  STOCK OPTIONS (CONTINUED)
    Option activity for the period from inception (December 19, 1996) to December 31, 1999 is as follows:


                                                             OPTIONS OUTSTANDING
                                                            ---------------------
                                                                        WEIGHTED-
                                                                         AVERAGE
                                                 SHARES                 EXERCISE
                                               AVAILABLE     SHARES       PRICE
                                               ----------   ---------   ---------
Shares reserved..............................   3,107,825          --
Options granted in 1997......................    (868,000)    868,000     $0.40
                                               ----------   ---------
Balances, December 31, 1997..................   2,239,825     868,000     $0.40
Options granted..............................    (449,500)    449,500     $0.40
Options exercised............................          --    (179,713)    $0.40
Options cancelled............................      45,287     (45,287)    $0.40
                                               ----------   ---------
Balances, December 31, 1998..................   1,835,612   1,092,500     $0.40
Additional shares reserved...................   2,179,088          --
Options granted..............................  (1,499,098)  1,499,098     $0.42
Options exercised............................          --    (221,756)    $0.40
Options cancelled............................     280,658    (280,658)    $0.40
                                               ----------   ---------
Balances, December 31, 1999..................   2,796,260   2,089,184     $0.41
                                               ==========   =========


    The following table summarizes information about options outstanding at December 31, 1999 as follows:

                       OPTIONS OUTSTANDING
-----------------------------------------------------------------    OPTIONS EXERCISABLE
                                         WEIGHTED-                  ---------------------
                                          AVERAGE       WEIGHTED-               WEIGHTED-
                                         REMAINING       AVERAGE                 AVERAGE
      RANGE OF            NUMBER        CONTRACTUAL     EXERCISE     NUMBER     EXERCISE
   EXERCISE PRICES      OUTSTANDING   LIFE (IN YEARS)     PRICE     OF SHARES     PRICE
---------------------   -----------   ---------------   ---------   ---------   ---------
$0.40 - $0.53            2,089,184          8.28          $0.41     1,792,334     $0.40

    At December 31, 1997 no shares were exercisable and at December 31, 1998, options for 847,000 shares were exercisable with a weighted-average exercise price of $0.40 per share.

    Had compensation expense for employee-related options been determined at the date of grant consistent with the fair value method prescribed in SFAS 123, Rosetta's net loss and net loss per share would have changed to the following pro forma amounts:

                                                                                       INCEPTION
                                               YEARS ENDED DECEMBER 31,           (DECEMBER 19, 1996)
                                       ----------------------------------------     TO DECEMBER 31,
                                          1997          1998           1999              1999
                                       -----------   -----------   ------------   -------------------
As reported
  Net loss...........................  $(1,884,813)  $(7,112,218)  $(19,819,514)      $(28,816,545)
  Net loss per share, basic and
    diluted..........................  $     (5.29)  $     (5.29)  $      (4.92)      $     (15.09)
Pro forma
  Net loss...........................  $(1,909,015)  $(7,153,231)  $(19,883,125)      $(28,945,371)
  Net loss per share, basic and
    diluted..........................  $     (5.36)  $     (5.32)  $      (4.93)      $     (15.15)

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

12.  STOCK OPTIONS (CONTINUED)
    For the SFAS No. 123 pro forma disclosure, the fair value of each option grant is estimated on the date of grant using the minimum value method allowable for nonpublic companies with the following weighted-average assumptions:

                                                                         INCEPTION
                                      YEARS ENDED DECEMBER 31,      (DECEMBER 16, 1996)
                                   ------------------------------     TO DECEMBER 31,
                                     1997       1998       1999            1999
                                   --------   --------   --------   -------------------
Risk free interest rates.........    6.1%       5.0%       5.2%           5.4%
Expected lives...................  5 years    5 years    5 years         5 years
Expected dividends...............    None       None       None           None
Volatility.......................     0%         0%         0%             0%

    For the year ended December 31, 1997, all options granted had exercise prices that equaled the estimated market value of Rosetta's common stock at the date of grant, and had a weighted-average fair value of $0.12 per share. For the years ended December 31, 1998 and 1999, all options granted had exercise prices below the estimated market value of Rosetta's common stock at the date of grant, and had weighted-average fair values of $1.20 and $2.74, respectively.

DEFERRED STOCK COMPENSATION


    During 1998 and 1999, Rosetta granted stock options to certain employees under the 1997 Stock Plan with exercise prices below the deemed fair value of Rosetta's common stock at the date of grant. In accordance with the requirements of APB 25, Rosetta has recorded deferred stock compensation for the difference between the exercise price of the stock options and the fair value of Rosetta's common stock at the date of grant. This deferred stock compensation is amortized to expense over the period during which the options or common stock subject to repurchase vest, generally four years, using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28. Rosetta recorded deferred stock compensation related to these options in the amounts of $365,669 and $2,596,896 for the years ended December 31, 1998 and 1999, respectively. Amortization of this deferred stock compensation amounted to $104,955 and $1,321,245 for the years ended December 31, 1998 and 1999, respectively.


    During 1997, 1998 and 1999, Rosetta granted stock options and issued restricted stock to certain consultants and other third parties. Rosetta has recorded deferred stock compensation using the fair value method calculated using the Black-Scholes option pricing model and is amortizing the deferred stock compensation over the vesting or performance period using the accelerated method discussed above. Rosetta recorded deferred stock compensation related to these options and restricted stock in the amounts of $37,394, $185,623 and $1,108,862 for the years ended December 31, 1997, 1998 and 1999, respectively. Amortization of this deferred stock compensation amounted to $8,489, $80,669, $653,256 and $742,414 for the years ended December 31, 1997, 1998 and 1999 and for the period from inception (December 19, 1996) to December 31, 1999, respectively.

13.  LICENSE AGREEMENTS


    In September 1997, Rosetta entered into a license agreement with the University of Washington. The University of Washington granted Rosetta an exclusive, worldwide, sublicensable license (subject to the rights of certain U.S. governmental agencies and a grant-back to the University of Washington for

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

13.  LICENSE AGREEMENTS (CONTINUED)

non-commercial research purposes) to certain technology pertaining to ink jet synthesis of oligonucleotides. Rosetta paid an up-front license fee upon execution of the license agreement that consisted of the issuance of 90,000 shares of common stock to the University of Washington. Rosetta is also obligated to make future periodic payments on the anniversary date of the agreement. In addition, Rosetta is obligated to make royalty payments on any product sales. Rosetta was also obligated to issue 30,000 additional shares of common stock upon the occurrence of certain events. In 1999, Rosetta issued the additional 30,000 shares of common stock. In connection with the issuance, Rosetta recognized $125,063 in stock based compensation expense for the estimated market value of the stock on the date of the issuance.


    In December 1997, Rosetta entered into a license agreement with the Fred Hutchinson Cancer Research Center (the "FHCRC"). Under the agreement, the FHCRC granted Rosetta an exclusive, worldwide, sublicensable license (subject to the rights of certain U.S. governmental agencies and a grant-back to the FHCRC for non-commercial research purposes) to certain drug screening technology. Rosetta paid an up-front license fee upon execution of the license agreement that consisted of the issuance of 352,000 shares of common stock to the FHCRC. Of these shares issued, 88,000 shares were subject to repurchase by Rosetta if certain milestones were not met by December 2002. In May 1999, Rosetta waived the repurchase option and in conjunction with the waiver, recognized $293,426 of stock-based compensation expense for the estimated fair market value of the stock on the date of the waiver. Rosetta is also obligated to pay the FHCRC a fixed annual payment of $50,000 upon issuance of the first U.S. patent containing claims covering the licensed technology.


    In November 1998, Rosetta entered into a three-year internal-use license agreement with Affymetrix, Inc. ("Affymetrix"), which is renewable on an annual basis. Under the license agreement, Affymetrix granted Rosetta a nonexclusive, nontransferable, nonsublicensable, worldwide license to certain patents related to the fabrication and use of nucleic acid arrays.



    As part of our merger with Acacia Biosciences in February 1999, we assumed an agreement with the University of California. Under this agreement, we have an exclusive license to two issued U.S. patents, 5,569,588 and 5,777,888 (the '888 patent) and patent applications related to these patents. The '888 patent covers a fundamental analysis approach useful for gene expression analysis. Under the agreement, we are obligated to pay the University of California an annual minimum royalty and a percentage of revenues that we obtain from sublicensing this technology.


    In October 1999 Rosetta entered into an agreement with Agilent Technologies. This seven year agreement provides the following:

    - Agilent and Rosetta to make and sell products in the gene expansion field.

    - Agilent has the exclusive right to market and sell FlexJet DNA microarrays manufactured using Rosetta's inkjet synthesizer and related design technology, in exchange for certain royalty payments.


    - Revenues from the research and development and licensing rights payments have been deferred and are being recognized ratably over the seven year term of the agreement.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

13.  LICENSE AGREEMENTS (CONTINUED)

    - Rosetta received payments of $4,318,323 for research and development and for certain licensing rights



    - The agreement expires in 2006



14.  RELATED PARTY TRANSACTIONS


    In 1997, a stockholder of Rosetta guaranteed the bank line of credit. In connection with the guarantee, the stockholder received warrants to purchase 8,364 shares of Series A preferred stock for $4.00 per share. In connection with the renewal of the bank line of credit in 1999, the line of credit is no longer guaranteed by the stockholder.

    In connection with the issuance of Series A preferred stock in 1997 and in accordance with a commission agreement, Rosetta paid $712,500 and issued warrants to purchase 228,751 shares of Series A preferred stock at $4.00 per share, to a member of its Board of Directors for providing sources of equity financing.

    In connection with a collaboration agreement Rosetta entered into with one of its preferred stock holders in 1999, Rosetta received payments of $4,468,323 for research and development and for certain licensing rights, of which $345,892 was recorded as revenue and $4,122,431 was recorded as deferred revenue at December 31, 1999. In addition, Rosetta has a receivable in the amount of $150,000 from this stockholder at December 31, 1999.

    In connection with the issuance of Series C preferred stock in April 1999 and in accordance with a commission agreement, Rosetta paid $165,000 and issued warrants to purchase 54,949 shares of Series C preferred stock at $4.50 per share to a member of its Board of Directors for providing sources of equity financing.

15.  OPERATING LEASES

    Rosetta leases its facilities under noncancelable operating leases expiring through July 2002. Rosetta pays taxes, insurance, normal maintenance and certain other operating expenses. As a condition for one of the leases, Rosetta was required to issue a stand-by letter of credit in the amount of $375,000. To date, no portion of the letter of credit has been utilized. At December 31, 1999, future rental payments due under the leases for the remainder of the lease terms are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $  686,543
2001........................................................     637,916
2002........................................................     299,074
                                                              ----------
                                                              $1,623,533
                                                              ==========

    Rent expense incurred under operating leases for the years ended
December 31, 1997, 1998 and 1999 was approximately $189,000, $410,000 and $677,
000, respectively, and for the period from inception (December 19, 1996) to December 31, 1999 was approximately $1,276,000.

    In March 2000, Rosetta entered into an additional three year facility lease, which will increase the minimum operating lease payments by approximately $270,000 per year over the term of the lease.

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

16.  SUBSEQUENT EVENTS (UNAUDITED)


    Effective March 15, 2000, Rosetta issued 4,442,378 shares of its Series E preferred stock at a price of $9.36 for total proceeds to Rosetta of $41,580,667. The rights and preferences of Series E preferred stock are substantially the same as the rights and preferences of Series A through D preferred stock. In connection with the issuance of the Series E preferred stock and in accordance with a commission agreement, Rosetta paid $250,000 and issued warrants to purchase 26,709 shares of Series E preferred stock at $9.36 per share to a member of its Board of Directors for providing sources of equity financing. The Series E preferred stock is convertible into common stock at a conversion price of $9.36 per share. Rosetta will record the beneficial conversion feature of these preferred shares which represents the difference between the conversion price and the estimated fair market value of the common stock upon issuance. The accretion resulting from this beneficial conversion feature may have a material effect on net loss applicable to common stockholders in calendar 2000. The accretion will not affect Rosetta's net loss, financial position or cash flows.



    At the date of issuance of the Series E preferred stock, Rosetta believed the per share price of $9.36 represented the fair value of the preferred stock and was in excess of the fair value of its common stock. Subsequent to the commencement of the Company's initial public offering process, Rosetta re-evaluated the fair market value of its common stock as of March 2000 and determined it to be $12.00 per share. Accordingly, the incremental fair value is deemed to be the equivalent of a preferred stock dividend. Rosetta recorded the deemed dividend at the date of issuance by offsetting charges and credits to additional paid in capital, without any effect on total stockholders' equity. The amount increased the loss allocable to common stockholders in the calculation of basic net loss per share for the three months ended March 31, 2000.



    On March 16, 2000, Rosetta entered into a licensing agreement with Oxford Gene Technology IP Limited ("OGT"). Under the terms of this agreement OGT granted Rosetta a non-exclusive, worldwide sub-license to manufacture, have manufactured and use nucleic acid arrays. Rosetta paid OGT an up-front license fee upon execution of this license agreement, which consisted of $1,000,000 in cash and 686,928 shares of common stock. Rosetta recorded a prepaid license fee based on the cash paid and the estimated fair market value of the common stock on the date of the agreement, $8,243,136. This license agreement will be amortized on a straight-line basis over its estimated useful life of seven years. Rosetta agreed during the term of the agreement to license to OGT all patents or other intellectual property which it owns or controls related to instrumentation and methods for making nucleic acid arrays. Rosetta additionally consented to allow Agilent to sublicense certain of Rosetta's Inkjet patents to OGT. Both Rosetta and OGT are required to pay each other quarterly royalty payments based upon the provision of services.



    Effective March 13, 2000, Rosetta's Certificate of Incorporation were amended to increase the total number of authorized shares to 40,000,000 shares of common stock and 18,000,000 shares of preferred stock.



    Effective March 15, 2000, Rosetta's Board of directors adopted the 2000 Stock Plan. The 2000 Stock Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options to employees, officers, directors (including nonemployee directors) and consultants. A total of 5,286,913 shares of Rosetta's common stock have been reserved for issuance under the 2000 Stock Plan. Options have a maximum term of 10 years and vest according to schedules as determined by the Board of Directors. The exercise price of options issued as incentive stock options must be at least equal to the fair market value of Rosetta's

            ROSETTA INPHARMATICS, INC. (A DEVELOPMENT STAGE COMPANY)

16. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) common stock on the issuance date. The exercise price of each nonstatutory stock option granted under this plan must equal at least 85% of the fair market value of Rosetta common stock on the date of grant.

    Effective March 15, 2000, Rosetta adopted the 2000 Director's Stock Option Plan ("Director's Plan"). Under the terms of the Director's Plan, each nonemployee director who first becomes a nonemployee director after the effective date of this plan will be entitled to receive an option to purchase 25,000 shares of common stock subject to monthly vesting over 48 months. The Director's Plan also provides for annual grants of options to purchase 5,000 shares of common stock to each nonemployee director who has served on Rosetta's Board of Directors for at least six months. These annual grants become exerciseable in full on the fourth anniversary date of the grant. Options issued under the Director's Plan will have a maximum term of 10 years. A total of 600,000 shares of Rosetta's common stock has been reserved for issuance under the Director's Plan.


    Effective March 15, 2000, Rosetta adopted the 2000 Employee Stock Purchase Plan ("the Purchase Plan"). The Purchase Plan allows all eligible employees to participate by purchasing the Company's common stock using a uniform percentage of compensation at a discount allowed under guidelines issued by the Internal Revenue Service. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. A total of 350,000 shares of Rosetta's common stock has been reserved for issuance under the Purchase Plan. Each year, the number of shares reserved under the Purchase Plan will be increased by the lesser of
(1) 350,000 shares; (2) 1.4% of the Company's outstanding common stock on the last day of the immediately preceding fiscal year; (3) or an amount as determined by the Board of Directors.



    Subsequent to December 31, 1999, Rosetta granted options to purchase 1,657,950 shares of common stock with a weighted-average exercise price of $3.82 per share and recorded deferred compensation of approximately $14.3 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

Acacia Biosciences, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Acacia Biosciences, Inc. (a development stage company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended and for the period from inception (February 7, 1995) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP


Seattle, Washington
March 19, 1999

                            ACACIA BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   705,524   $ 2,957,122
  Accounts receivable.......................................      152,189       134,008
  Prepaid expenses and other current assets.................       21,232         5,376
                                                              -----------   -----------
    Total current assets....................................      878,945     3,096,506
Property and equipment, net.................................    1,123,755       956,219
Deposits and other assets...................................        8,670         8,670
                                                              -----------   -----------
                                                              $ 2,011,370   $ 4,061,395
                                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   321,211   $   197,304
  Accrued sponsored research................................        6,000         6,750
  Other accrued liabilities.................................       52,954        14,402
  Deferred revenue..........................................      162,500        75,000
  Current portion of capital lease obligations..............      186,348       165,887
  Notes payable.............................................    1,500,000            --
                                                              -----------   -----------
    Total current liabilities...............................    2,229,013       459,343
Capital lease obligations, non-current......................      355,087       541,436
                                                              -----------   -----------
    Total liabilities.......................................    2,584,100     1,000,779
                                                              -----------   -----------

Commitments and contingencies

Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; 25,000,000 shares
    authorized:
  Series A convertible preferred stock; 8,000,000 shares
    authorized; 6,423,722 shares issued and
    outstanding at December 31, 1998 and 1997
    aggregate liquidation preference of $6,423,722
    at December 31, 1998 and 1997...........................        6,424         6,424
  Common stock, $0.001 par value, 50,000,000 shares
    authorized;
    12,759,616 and 12,747,276 shares issued and outstanding
    at
    December 31, 1998 and 1997, respectively................       12,760        12,747
  Additional paid-in capital................................    7,202,897     7,200,442
  Deferred stock compensation...............................       (7,533)      (24,733)
  Deficit accumulated during the development stage..........   (7,787,278)   (4,134,264)
                                                              -----------   -----------
Total stockholders' equity (deficit)........................     (572,730)    3,060,616
                                                              -----------   -----------
                                                              $ 2,011,370   $ 4,061,395
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                            ACACIA BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                      INCEPTION
                                                                                     (FEBRUARY 7,
                                                         YEARS ENDED DECEMBER 31,      1995) TO
                                                         -------------------------   DECEMBER 31,
                                                            1998          1997           1998
                                                         -----------   -----------   ------------
Revenues:
  Contract revenues....................................     $662,500       $50,000      $712,500
  Grant revenues.......................................      595,658        15,000       610,658
                                                         -----------   -----------   -----------
    Total revenues.....................................    1,258,158        65,000     1,323,158
                                                         -----------   -----------   -----------

Operating expenses:
  Research and development.............................    4,018,214     2,457,779     7,097,181
  General and administrative...........................    1,132,639       871,903     2,521,217
                                                         -----------   -----------   -----------
    Total operating expenses...........................    5,150,853     3,329,682     9,618,398
                                                         -----------   -----------   -----------
Loss from operations...................................   (3,892,695)   (3,264,682)   (8,295,240)
Interest income........................................       72,142       226,640       354,579
Interest expense.......................................      (82,461)      (14,156)      (96,617)
Other income...........................................      250,000            --       250,000
                                                         -----------   -----------   -----------
    Net loss...........................................  $(3,653,014)  $(3,052,198)  $(7,787,278)
                                                         ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                            ACACIA BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

     FOR THE PERIOD FROM INCEPTION (FEBRUARY 7, 1995) TO DECEMBER 31, 1998

                                         SERIES A
                                       CONVERTIBLE                                                              DEFICIT
                                        PREFERRED                                                             ACCUMULATED
                                          STOCK               COMMON STOCK        ADDITIONAL     DEFERRED     DURING THE
                                   --------------------   ---------------------    PAID-IN        STOCK       DEVELOPMENT
                                    SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     COMPENSATION      STAGE
                                   ---------   --------   ----------   --------   ----------   ------------   -----------
Issuance of common stock at
  $0.00025 per share for cash in
  March 1995.....................         --    $   --     4,000,000   $ 4,000    $   (3,000)    $     --     $       --
Issuance of common stock at
  $0.00025 per share for license
  agreement in September 1995....         --        --       100,000       100           (75)          --             --
Issuance of common stock at
  $0.00025 for cash in October
  and November 1995..............         --        --     5,000,000     5,000        (3,750)          --             --
Issuance of common stock at
  $0.0070 per share for cash in
  December 1995..................         --        --     1,426,400     1,426         8,574           --             --
Issuance of common stock at
  $0.625 per share in December
  1995, net of expenses of
  $50,000........................         --        --       800,000       800       449,200           --             --
Net loss.........................         --        --            --        --            --           --        (55,253)
                                   ---------    ------    ----------   -------    ----------     --------     -----------
Balances at December 31, 1995....         --        --    11,326,400    11,326       450,949           --        (55,253)
Issuance of common stock at
  $0.725 per share for cash in
  February 1996, net of expenses
  of $83,070.....................         --        --     1,145,792     1,146       746,483           --             --
Issuance of common stock at
  $0.725 per share for consulting
  services in May 1996...........         --        --        19,600        20        14,190           --             --
Issuance of common stock at
  $0.725 per share for cash in
  May 1996, net of expenses of
  $8,701.........................         --        --       154,484       154       103,146           --             --
Issuance of common stock at
  $0.725 per share for license
  agreeent in June 1996..........         --        --       100,000       100        72,400           --             --
Issuance of Series A convertible
  preferred stock at $1.00 per
  share for cash in October
  through December 1996, net of
  expenses of $646,164...........  5,401,500     5,402            --        --     4,749,934           --             --
Issuance of Series A convertible
  preferred stock at $1.00 per
  share for consulting services
  in November 1996...............     22,222        22            --        --        22,200           --             --
Deferred compensation related to
  the grant of stock options to
  non-employees..................         --        --            --        --        51,600      (51,600)            --
Amortization of deferred stock
  compensation...................         --        --            --        --            --        9,667             --
Net loss.........................         --        --            --        --            --           --     (1,026,813)
                                   ---------    ------    ----------   -------    ----------     --------     -----------
Balances at December 31, 1996
  (carried forward)..............  5,423,722     5,424    12,746,276    12,746     6,210,902      (41,933)    (1,082,066)


                                       TOTAL
                                   STOCKHOLDERS'
                                      EQUITY
                                   -------------
Issuance of common stock at
  $0.00025 per share for cash in
  March 1995.....................   $     1,000
Issuance of common stock at
  $0.00025 per share for license
  agreement in September 1995....            25
Issuance of common stock at
  $0.00025 for cash in October
  and November 1995..............         1,250
Issuance of common stock at
  $0.0070 per share for cash in
  December 1995..................        10,000
Issuance of common stock at
  $0.625 per share in December
  1995, net of expenses of
  $50,000........................       450,000
Net loss.........................       (55,253)
                                    -----------
Balances at December 31, 1995....       407,022
Issuance of common stock at
  $0.725 per share for cash in
  February 1996, net of expenses
  of $83,070.....................       747,629
Issuance of common stock at
  $0.725 per share for consulting
  services in May 1996...........        14,210
Issuance of common stock at
  $0.725 per share for cash in
  May 1996, net of expenses of
  $8,701.........................       103,300
Issuance of common stock at
  $0.725 per share for license
  agreeent in June 1996..........        72,500
Issuance of Series A convertible
  preferred stock at $1.00 per
  share for cash in October
  through December 1996, net of
  expenses of $646,164...........     4,755,336
Issuance of Series A convertible
  preferred stock at $1.00 per
  share for consulting services
  in November 1996...............        22,222
Deferred compensation related to
  the grant of stock options to
  non-employees..................            --
Amortization of deferred stock
  compensation...................         9,667
Net loss.........................    (1,026,813)
                                    -----------
Balances at December 31, 1996
  (carried forward)..............     5,105,073

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                            ACACIA BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

     FOR THE PERIOD FROM INCEPTION (FEBRUARY 7, 1995) TO DECEMBER 31 ,1998

                             SERIES A                                                                DEFICIT
                           CONVERTIBLE                                                             ACCUMULATED
                         PREFERRED STOCK          COMMON STOCK        ADDITIONAL     DEFERRED       DURING THE        TOTAL
                       --------------------   ---------------------    PAID-IN         STOCK       DEVELOPMENT    STOCKHOLDERS'
                        SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     COMPENSATION       STAGE          EQUITY
                       ---------   --------   ----------   --------   ----------   -------------   ------------   -------------
Balances at
  December 31, 1996..  5,423,722    $5,424    12,746,276   $12,746    $6,210,902     $(41,933)     $(1,082,066)    $ 5,105,073
    (brought forward)
  Issuance of Series
    A convertible
    preferred stock
    at $1.00 per
    share for cash in
    February 1997,
    net of expenses
    of $9,659........  1,000,000     1,000            --        --      989,341            --               --         990,341
  Exercise of stock
    options..........         --        --         1,000         1          199            --               --             200
  Amortization of
    deferred stock
    compensation.....         --        --            --        --           --        17,200               --          17,200
  Net loss...........         --        --            --        --           --            --       (3,052,198)     (3,052,198)
                       ---------    ------    ----------   -------    ----------     --------      -----------     -----------
Balances at
  December 31, 1997..  6,423,722     6,424    12,747,276    12,747    7,200,442       (24,733)      (4,134,264)      3,060,616
  Exercise of stock
    options..........         --        --        12,340        13        2,455            --               --           2,468
  Amortization of
    deferred stock
    compensation.....         --        --            --        --           --        17,200               --          17,200
  Net loss...........         --        --            --        --           --            --       (3,653,014)     (3,653,014)
                       ---------    ------    ----------   -------    ----------     --------      -----------     -----------
Balances at
  December 31, 1998..  6,423,722    $6,424    12,759,616   $12,760    $7,202,897     $ (7,533)     $(7,787,278)    $  (572,730)
                       =========    ======    ==========   =======    ==========     ========      ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                            ACACIA BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOW

                                                                                           INCEPTION
                                                                                          (FEBRUARY 7,
                                                              YEARS ENDED DECEMBER 31,      1995) TO
                                                              -------------------------   DECEMBER 31,
                                                                 1998          1997           1998
                                                              -----------   -----------   ------------
CASH FLOWS FROM OPERATION ACTIVITIES
  Net loss..................................................  $(3,653,014)  $(3,052,198)  $(7,787,278)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      378,249       199,160       603,311
    Issuance of common stock for license agreements.........           --            --        72,525
    Issuance of common stock for consulting services........           --            --        14,210
    Issuance of convertible preferred stock for consulting
      services..............................................           --            --        22,222
    Changes in operating assets and liabilities:
      Receivables...........................................      (18,181)       38,516      (152,189)
      Prepaid expenses and other current assets.............      (15,856)       66,813       (21,232)
      Accounts payable......................................      123,907       164,890       321,211
      Accrued sponsored research............................         (750)        6,750         6,000
      Other accrued liabilities.............................       38,552       (69,416)       52,954
      Deferred revenue......................................       87,500        75,000       162,500
                                                              -----------   -----------   -----------
        Net cash used in operating activities...............   (3,059,593)   (2,570,485)   (6,705,766)
                                                              -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................     (528,585)     (290,164)     (941,470)
  Proceeds from sale of equipment...........................           --            --        11,602
  Deposits and other assets.................................           --        (8,670)       (8,670)
                                                              -----------   -----------   -----------
        Net cash used in investing activities...............     (528,585)     (298,834)     (938,538)
                                                              -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable.................................    1,500,000            --     1,500,000
Principal payments on capital lease obligations.............     (165,888)      (45,808)     (211,696)
Proceeds from issuance of common stock......................        2,468           200     1,315,847
Proceeds from issuance of convertible preferred stock.......           --       990,341     5,745,677
                                                              -----------   -----------   -----------
        Net cash provided by financing activities...........    1,336,580       944,733     8,349,828
                                                              -----------   -----------   -----------
Net (decrease) increase in cash and cash equivalents........   (2,251,598)   (1,924,586)      705,524
Cash and cash equivalents at beginning of period............    2,957,122     4,881,708            --
                                                              -----------   -----------   -----------
        Cash and cash equivalents at end of period..........  $   705,524   $ 2,957,122   $   705,524
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE:
  Interest paid.............................................  $    73,968   $    14,156   $    88,124
                                                              ===========   ===========   ===========
NON-CASH INVESTING ACTIVITIES:
  Capital lease obligation from purchase of furniture and
    equipment...............................................  $        --   $   753,131   $   753,131
                                                              ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

    Acacia Biosciences, Inc. ("the Company") is a development stage enterprise. The Company was originally incorporated on February 7, 1995 as Aurora Biosciences, Inc. under the laws of the State of Utah, and was reincorporated under the laws of the State of Delaware on July 16, 1996. The Company is a drug discovery company utilizing recent advances in genome science and combinatorial chemistry to develop a genetic assay for screening molecules against entire disease pathways, at the same time providing an early indication of toxicity and side effects. The Company's near-term strategy is to use its technology to discover and develop therapeutic compounds through strategic alliances with major pharmaceutical companies. The Company's longer range objective is to develop therapeutic compounds that are highly selective for the treatment of common forms of cancer and heart disease, or that have potential anti-fungal therapeutic value.

    The Company's activities since inception have principally consisted of obtaining financing, recruiting personnel and conducting research and development. The Company is working on several long-term development projects that involve experimental technology and may require several years and substantial expenditures to complete. The Company's ability to meet its business plan objectives is dependent upon its ability to raise additional financing, substantiate its technology and, ultimately, to fund its operations from revenues.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash equivalents generally consist of highly liquid investments with original or remaining maturities of 90 days or less at the date of purchase.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Capital lease equipment is depreciated over the life of the equipment as the ownership of the equipment transfers to the Company at the end of the lease.

REVENUE RECOGNITION

    Contract revenues related to collaborative research and development agreements and government grants are recognized based on the performance of services. Deferred revenue is recognized when funds are received in advance of services to be performed.

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses are charged to operations as incurred and consist of costs for Company-sponsored and collaborative research and development activities. These costs include direct and research-related overhead expenses. Research and development expenses under the government grants approximate the revenue recognized under such agreements.

STOCK-BASED COMPENSATION

    In accordance with the provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("SFAS 123"), the Company has elected to continue to apply Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 23"), and related interpretations and to adopt the pro forma disclosure alternative as described in SFAS 123 in accounting for its employee stock option plan. Option grants to all others are accounted for using the fair value method prescribed by SFAS 123.

2.  COLLABORATIVE AGREEMENTS:

    The Company has entered into several collaborative agreements to provide the use of the Company's Genome Reporter Matrix-TM- to assess a limited number of developmental compounds, and limited rights to the Company's databases. For the years ended December 31, 1998 and 1997, and for the period from inception (February 7, 1995) to December 31, 1998, revenues of $662,500, $50,000 and
$712,500 had been recognized under these agreements, respectively. A $75,000 receivable from a partner was recorded as deferred revenue at December 31, 1997.

3.  LICENSE AND RESEARCH AGREEMENTS:

    The Company has entered into several license agreements. Two of these agreements, with academic institutions, grant the Company exclusive licenses to certain technologies, patents and patent applications that the Company believes will be useful in the development of therapeutic products. Under the exclusive licenses, the Company will be required to make royalty payments based on net sales, if any, of products or services upon commencement of sales and is obligated for all future patent costs on two of the agreements. In consideration for the exclusive and other licenses, the Company has paid $299,000 and issued 200,000 shares of common stock. In January 1999, the Company made an additional payment of $20,000 under the above agreements and is required to make future payments of up to $40,000.

    The Company has also entered into three research agreements with academic institutions. Under the terms of the agreements, the Company has paid approximately $585,000 and accrued an additional $6,000 for expenses to be reimbursed to the academic institutions. There are no future payments required under these agreements.

    During 1996, the Company entered into two Option and Bailment agreements that grant the Company the option to negotiate exclusive licenses with an academic institution that has patent rights to the technologies under the agreements. In consideration for the option rights, the Company has paid $75,000, and has options to renew the agreements. The Company is also obligated to pay present and future patent costs under the agreements, if renewed.

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following at December 31,

                                                          1998         1997
                                                       ----------   ----------
Laboratory equipment.................................  $1,226,933   $  770,520
Computer equipment...................................     232,747      182,975
Furniture and fixtures...............................     100,187       97,437
Leasehold improvements...............................     120,409      100,757
                                                       ----------   ----------
                                                        1,680,276    1,151,689
Less accumulated depreciation and amortization.......    (556,521)    (195,470)
                                                       ----------   ----------
Property and equipment, net..........................  $1,123,755   $  956,219
                                                       ==========   ==========

    The Company has approximately $753,000 of assets under capital leases that are included in laboratory equipment. Accumulated amortization for these assets was approximately $282,000 and $112,000 at December 31, 1998 and 1997, respectively.

5.  NOTES PAYABLE:

    At December 31, 1998 the Company had a $1 million note payable to Penny Lane Advisors, Inc. with interest at 10%. Subsequent to December 31, 1998, the note was paid in full by the issuance of the Company's Series B Preferred Stock.


    In connection with a proposed merger (see Note 11) and pursuant to an exclusivity agreement executed in November 1998, the Company received $500,000 from Rosetta Inpharmatics, Inc. for which the Company issued a $250,000 note payable and recorded $250,000 in other income as $250,000 of the amount received was not refundable and not subject to any future performance conditions. In December 1998 an additional $250,000 was received for which the Company issued a note payable. Under the terms of the exclusivity agreement and related notes, the notes bear interest at 7.5% and become immediately due if the merger is not consummated.


6.  CAPITAL LEASE OBLIGATIONS:

    In April 1997, the Company entered into a capital lease line agreement for up to $1,500,000 expiring July 31, 1998. As of December 31, 1998, the Company had utilized approximately $753,000 for equipment purchases under this agreement. The capital lease obligation is to be repaid over 42 months at an interest rate of 6.71% and is collateralized by the related equipment. Upon completing the lease term, the Company has the option to purchase the equipment for 12% of the original purchase price or extend the lease term for 12 months, after which the Company will have title to the equipment. The Company issued the lessor a warrant to purchase shares of Series A convertible preferred stock. The warrant shares will be for 4% of the equipment cost at the price of $1.00 per share. At December 31, 1998 and 1997, 30,000 shares are issuable under the warrant. The warrant expires April 2003. The assigned value of the warrant was immaterial for financial statement purposes.

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

6.  CAPITAL LEASE OBLIGATIONS: (CONTINUED)
    Following is a schedule of future minimum lease payments under the capital lease line agreement at December 31, 1998:

YEARS ENDING DECEMBER 31,
-------------------------
1999........................................................  $ 239,856
2000........................................................    239,856
2001........................................................    150,340
                                                              ---------
                                                                630,052
Less amounts representing interest..........................    (88,617)
                                                              ---------
Present value of net minimum lease payments.................    541,435
Less current portion........................................   (186,348)
                                                              ---------
Long-term portion...........................................  $ 355,087
                                                              =========

7.  FACILITY LEASE:


    The Company leases its facility under non-cancelable operating leases. These leases expired in February 2000 and include renewal options at the end of the leases for three additional one-year terms. Minimum annual rental commitments under the operating leases at December 31, 1998 are as follows:


YEARS ENDING DECEMBER 31,
-------------------------
1999........................................................  $113,156
2000........................................................    14,226
                                                              --------
                                                              $127,382
                                                              ========

Rent expense for operating leases was $105,978, $77,368 and $187,670 for the years ended December 31, 1998 and 1997 and for the period from inception (February 7, 1995) to December 31, 1998, respectively.

8.  RELATED PARTY TRANSACTIONS:

    In January 1996, the Company appointed a member of Trautman Kramer & Company ("TKC") to its board of directors. The Company also engaged TKC as investment consultants. Under the terms of this agreement, the Company is obligated to pay a monthly fee to TKC of $3,000 after the February 1997 final closing of the Series A convertible preferred stock over a 24-month period (see Note 9). In
May 1996, certain employees of TKC, including the aforementioned board member and other related parties, purchased 120,000 shares of common stock at $0.725 per share. For the years ended December 31, 1998 and 1997 and for the period from inception (February 7, 1995) to December 31, 1998, the Company paid fees and commissions in connection with equity transactions of approximately $36,000, $25,000 and $846,000 to TKC, respectively. In conjunction with TKC's efforts in completing common stock and Series A convertible preferred stock financings prior to 1998, the Company granted warrants to purchase 720,150 shares of Series A convertible preferred stock at an exercise price of $1.10 per share, and warrants to purchase 110,000 and 80,000 shares of common stock at exercise prices of $0.7975 and $0.6875 per share, respectively. Such warrants expire in January 2002, January 2001 and December 2000, respectively.

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

9.  STOCKHOLDERS' EQUITY (DEFICIT):

PREFERRED STOCK

    The Company has authorized 25,000,000 shares of preferred stock of which 8,000,000 shares have been designated as Series A convertible preferred stock. The Series A stockholders are entitled to vote together with the common stockholders as a single class on all matters, except as otherwise required by law. Each Series A preferred stockholder will be entitled to one vote for each share of common stock into which his Series A preferred stock is convertible. The Series A preferred stock may be converted into common stock at any time at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends and recapitalizations. Additionally, the Series A preferred stock shall be automatically converted in common stock on a one-for-one basis upon the closing of an initial public offering. In the event of any liquidation, dissolution or winding up of the Company, funds available for distribution to stockholders shall be paid to the holders of Series A preferred stock in an amount per share equal to $1.00 (subject to adjustment) plus all declared and unpaid dividends prior to any distribution to holders of common stock. Non-cumulative annual dividends shall be paid on the Series A convertible preferred stock when and as declared by the board of directors.

COMMON STOCK REPURCHASE RIGHTS

    Pursuant to the agreements with certain stockholders, the Company has the right to repurchase 71,111 common stock at $0.00025 per share should the stockholders cease their association with the Company or not perform certain tasks prior to a specified date. Such repurchase rights lapse monthly over the respective three-to five-year terms.

STOCK OPTION PLAN

    In fiscal years 1995 and 1996, the Company granted 635,000 non-qualified stock options to directors, employees and other key individuals providing services to the Company. In June 1996, the board of directors approved an equity incentive plan (the "1996 Plan"). The 1996 Plan allows the Company to grant incentive stock options, non-statutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights to employees, consultants and affiliates of the Company. The exercise price of all stock options granted must be at least equal to the estimated fair value of the stock as determined by the board of directors at the date of grant, with the exception of non-statutory stock options granted under the 1996 Plan wherein the exercise price shall not be less than 85% of the fair value of the stock at the date of grant. Options expire no later than ten years from the date of grant. The number of shares, terms and exercise period are determined by the board of directors on an option-by-option basis. Options generally vest 24% one year after the date of grant and on a pro rata basis over the remaining 38-month vesting period. A total of 4,400,000 shares of the

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

9.  STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED)
Company's authorized but unissued common stock have been reserved for issuance under the 1996 plan. A summary of the activity of grants follows:

                                                                   OUTSTANDING STOCK OPTIONS
                                                          --------------------------------------------
                                               SHARES                                      WEIGHTED
                                              AVAILABLE   NUMBER OF                        AVERAGE
                                              FOR GRANT    SHARES     PRICE PER SHARE   EXERCISE PRICE
                                              ---------   ---------   ---------------   --------------
Balance at December 31, 1996................  3,000,000     635,000    $0.0025-$0.20        $0.1371
  Options granted...........................   (966,154)    966,154            $0.20        $  0.20
  Options exercised.........................         --      (1,000)           $0.20        $  0.20
  Options canceled..........................     15,000     (15,000)           $0.20        $  0.20
                                              ---------   ---------
Balance at December 31, 1997................  2,048,846   1,585,154    $0.0025-$0.20        $0.1748

  Additional authorization..................  1,400,000
  Options granted...........................   (721,500)    721,500            $0.20        $  0.20
  Options exercised.........................         --     (12,340)           $0.20        $  0.20
  Options canceled..........................    124,800    (124,800)           $0.20        $  0.20
                                              ---------   ---------
Balance at December 31, 1998................  2,852,146   2,169,514    $0.0025-$0.20        $0.1816
                                              =========   =========

    The weighted average fair value of stock options granted in 1998 and 1997 were $0.05 and $0.06, respectively. Options were exercisable to purchase 816,704 shares (at a weighted-average exercise price of $0.15 per share) and 295,336 shares (at a weighted-average exercise price of $0.11 per share) at December 31, 1998 and 1997, respectively.

    The following table summarizes information about the stock options outstanding at December 31, 1998:

                                  OPTIONS OUTSTANDING
                        ----------------------------------------
                                                      WEIGHTED-       OPTIONS EXERCISABLE
                                                       AVERAGE     --------------------------
                            NUMBER       WEIGHTED-    REMAINING        NUMBER
                        OUTSTANDING AT    AVERAGE    CONTRACTUAL   EXERCISABLE AT
                         DECEMBER 31,    EXERCISE     LIFE (IN      DECEMBER 31,    WEIGHTED-
EXERCISE PRICE RANGE         1998          PRICE       YEARS)           1998         AVERAGE
--------------------    --------------   ---------   -----------   --------------   ---------
$0.00025                    200,000      $ 0.00025       6.7           200,000      $0.00025
$0.20                     1,969,514      $    0.20       8.5           616,704      $   0.20
                          ---------                                    -------
$0.00025-$0.20            2,169,514      $    0.18       8.3           816,704      $   0.15
                          =========                                    =======

    During 1996, the Company granted 240,000 options to non-employees. These options have been recorded as deferred compensation at their estimated fair value, which was estimated to be $51,600 using the Black-Scholes option valuation model. Deferred compensation is amortized as general and administrative expense over a three-year vesting period.

PRO FORMA INFORMATION

    Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value method

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

9. STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED) allowable for non-public companies with the following assumptions: risk-free interest rate of between 4.49% and 5.84% for grants in fiscal 1998 and between 5.64% and 6.68% for grants in fiscal 1997; a weighted-average expected life of the option from grant date of three years; volatility of 0% and a dividend yield of zero.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For pro forma purposes, the estimated fair value of the Company's stock-based awards to its employees is amortized over the option's vesting period. The Company's pro forma information is as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                        1998           1997
                                                    ------------   ------------
Net loss as reported..............................   $(3,653,014)   $(3,052,198)
Pro forma net loss................................    (3,679,260)    (3,078,807)

10.  INCOME TAXES

    As of December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $6,700,000. The net operating loss carryforwards will expire at various dates from 2010 through 2019, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of
Section 382 of the Internal Revenue Code. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    As of December 31, 1998 and 1997, the Company had deferred tax assets of approximately $3,195,000 and $1,700,000, respectively. Deferred tax assets relate primarily to net operating loss carryforwards and research and development costs capitalized for tax purposes. The net deferred tax asset has been fully offset by a valuation allowance. The net valuation allowance increased by $1,495,000 during the year ended December 31, 1998.

11.  SUBSEQUENT EVENT:

    In February 1999, the board of directors of the Company approved an agreement to combine with Rosetta Inpharmatics, Inc. ("Rosetta"), in a strategic business combination (the "Merger"). Also in February 1999, the stockholders of both the Company and Rosetta approved the Merger. The effective date of the Merger is February 23, 1999. Pursuant to the Merger (and subject to certain escrow provisions), Rosetta will issue to the Company's stockholders (i) 0.1754 of a share of Rosetta Common Stock for each share of the Company's Common Stock,
(ii) 0.1771 of a share of Rosetta Series B Preferred Stock for each share of the Company's Series A Preferred Stock and (iii) 0.1771 of a share of Rosetta
Series B Preferred Stock for each share of the Company's Series B Preferred
Stock.

             ACACIA BIOSCIENCES, INC. (A DEVELOPMENT STAGE COMPANY)

11.  SUBSEQUENT EVENT: (CONTINUED)
Additionally, Rosetta issued 134,596 warrants for the purchase of Rosetta
Series B Preferred Stock to replace all of the Company's outstanding Series A and B Preferred Stock warrants, except for 30,000 warrants issued in conjunction with capital leases which expired upon the Merger and were not exercised. Further, Rosetta issued 33,339 warrants for the purchase of Rosetta Common Stock to replace the Company's outstanding common stock warrants.

    Also pursuant to the Merger (and subject to certain escrow provisions), the Company's optionholders will receive (1) fully-vested options to purchase an aggregate of 383,969 shares of Rosetta Common Stock in exchange for cancellation of all the vested options to purchase shares of the Company's Common Stock held by such Company optionholders and (2) options (subject to vesting) to purchase an aggregate of 553,200 shares of Rosetta Common Stock in exchange for cancellation of all the unvested options to purchase shares of the Company's Common Stock held by such Company optionholders.

                           ROSETTA INPHARMATICS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

    In February 1999, Rosetta acquired Acacia Biosciences, Inc. (Acacia) in a transaction accounted for under the purchase method of accounting. Total consideration for Acacia was $13,184,439, which consisted of the issuance of 1,387,298 shares of Series B preferred stock, warrants to acquire an additional 134,596 shares of Series B preferred stock, 2,300,071 shares of common stock, warrants to purchase an additional 33,339 shares of common stock and miscellaneous cash expenses. In addition, all outstanding stock options to purchase Acacia common stock were replaced with options to purchase 937,169 shares of Rosetta's common stock.

    The following unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the acquisition as if it had occurred on January 1, 1999.

    The unaudited pro forma combined statement of operations should be read in conjunction with the historical financial statements and notes thereto of Rosetta and Acacia, included elsewhere in this prospectus. The unaudited pro forma combined statement of operations is presented for illustrative purposes only and is not necessarily indicative of results of operations that would have actually occurred had the acquisition of Acacia been effected on the date assumed.

                           ROSETTA INPHARMATICS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                                              PRO FORMA
                                                  ROSETTA         ACACIA        COMBINED     ADJUSTMENTS       PRO FORMA
                                                  -------         ------        --------     -----------       ---------
Net revenues.................................   $    535,892   $    697,555   $  1,233,447   $         --     $  1,233,447
                                                ------------   ------------   ------------   ------------     ------------
Operating expenses...........................
  Research and development...................      8,128,385      3,037,303     11,165,688             --       11,165,688
  General and administrative.................      8,613,759        964,791      9,578,550        550,608 (1)   10,129,158
  Stock-based compensation...................      1,973,719             --      1,973,719             --        1,973,719
                                                ------------   ------------   ------------   ------------     ------------
    Total operating expenses.................     18,715,863      4,002,094     22,717,957        550,608       23,268,565
                                                ------------   ------------   ------------   ------------     ------------
Loss from operations.........................    (18,179,971)    (3,304,539)   (21,484,510)      (550,608)     (22,035,118)
Other income (expense)
  Interest income............................        632,156          4,909        637,065             --          637,065
  Interest expense...........................       (243,791)       (68,302)      (312,093)            --         (312,093)
  Other, net.................................         19,663        398,034        417,697       (500,000)(2)      (82,303)
                                                ------------   ------------   ------------   ------------     ------------
Net loss.....................................   $(17,771,943)  $ (2,969,898)  $(20,741,841)  $ (1,050,608)    $(21,792,449)
                                                ============   ============   ============   ============     ============
Basic and diluted net loss per share.........   $      (8.61)                                                 $      (5.41)
                                                ============                                                  ============
Weighted average shares used in computing net
  loss per share.............................      2,064,015                                                     4,030,103 (3)
                                                ============                                                  ============

                           ROSETTA INPHARMATICS, INC.
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1) Reflects the amortization of trained and assembled workforce, licensing agreements, patents and goodwill acquired in the business combination, which is being amortized over 1-3 years for trained and assembled workforce and 5 years for licensing agreements, patents and goodwill.


(2) Reflects the other income recognized by Acacia when their $500,000 note payable to Rosetta was contractually waived as part of Acacia fulfilling the terms of a previous agreement between these two entities in January 1999.


(3) Basic and diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding after the issuance of Rosetta common stock in connection with the Acacia acquisition.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $ 30,360
NASD filing fee.............................................     12,000
Nasdaq National Market listing fee..........................      1,000
Printing and engraving expenses.............................    200,000
Legal fees and expenses.....................................    250,000
Accounting fees and expenses................................    250,000
Blue Sky qualification fees and expenses....................      5,000
Transfer Agent and Registrar fees...........................     10,000
Miscellaneous fees and expenses.............................     91,640
                                                               --------
    Total...................................................   $850,000
                                                               ========

------------------------

*   to be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 4 of our Certificate of Incorporation (Exhibit 3.2 hereto) and
Article 6 of our bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, Rosetta has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among us and the Underwriters with respect to certain matters, including matters arising under the Securities Act.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since inception in December 1996, Rosetta has issued and sold (without payment of any selling commission to any person except as indicated below) the following registered securities:

        1. In May and June 1997, Rosetta issued 1,883,842 shares of common stock to eleven founders;

        2. In June, August, September and October 1997, Rosetta sold a total of 4,462,500 shares of Series A preferred stock to a total of 13 investors, including entities affiliated with two of our directors, for an aggregate purchase price of $17,850,000. In connection with this financing, we paid an entity affiliated with one of our directors $712,500 in cash and issued warrants to purchase a total of 228,751 shares of Series A preferred stock (included in the warrant total below in (a)(3));

        3. In June, September, October, and December 1997 and July 1998, Rosetta issued warrants to purchase a total of 254,823 shares of Series A preferred stock with a weighted average exercise price of $4.01 per share to three investors;

        4. In June 1997 and September of 1999, Rosetta issued a total of 120,000 shares of common stock to a corporate partner in connection with a license agreement.

        5. In December 1997, Rosetta issued a total of 352,000 shares of common stock to a strategic partner in connection with a license agreement.

        6. In connection with the acquisition of Acacia Biosciences, Inc., in February 1999 Rosetta issued a total of 1,387,298 shares of Series B preferred stock, 2,300,071 shares of common stock, warrants to purchase 33,339 shares of common stock with a weighted average exercise price of $4.28 per share and warrants to purchase 134,595 shares of Series B preferred stock with a weighted average exercise price of $6.20 per share to a total of 232 investors;

        7. In April 1999, Rosetta sold and issued a total of 2,019,452 shares of Series C preferred stock to a total of seven investors, including entities affiliated with two of our directors with an aggregate purchase price of $9,087,534. In connection with the Series C financing, we paid an entity affiliated with one of our directors $164,845 in cash and issued a warrant to purchase a total of 54,949 shares of Series C preferred with an exercise price of $4.50 per share;

        8. In April 1999, Rosetta issued warrants to purchase a total of 608,297 shares of our common stock with an exercise price of $4.50 per share to seven investors, including entities affiliated with two of our directors;

        9. In October 1999, Rosetta sold and issued a total of 2,285,714 shares of Series D preferred stock for an aggregate purchase price of $11,999,998 to one investor, an entity affiliated with one of our directors;

        10. In March 2000, Rosetta sold and issued a total of 4,442,378 shares of Series E preferred stock for an aggregate purchase price of $41,580,658 to a total of 16 investors, including entities affiliated with three of our directors. In connection with the Series E financing, we paid an entity affiliated with one of our directors a commission of $250,000 in cash and issued warrants to purchase a total of 26,709 shares of Series E preferred;

        11. In March 2000, Rosetta issued a total of 686,928 shares of common stock to a strategic partner in connection with a license agreement; and


        12. As of March 31, 2000, 1,968,932 shares of common stock had been issued to employees, directors and consultants of Rosetta upon exercise of options and 2,148,945 shares of common stock were issuable upon exercise of outstanding options under Rosetta's 1997 stock option plan.


    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).


    The issuances described in Items 15(a)(1)-(11) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(12) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Rosetta.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


NUMBER                  DESCRIPTION
------                  -----------
   1.1*                 Form of Underwriting Agreement.
   2.2**                Agreement and Plan of Reorganization by and among Registrant and Acacia Biosciences, Inc. dated January 29, 1999.
   3.1**                Sixth Amended and Restated Certificate of Incorporation of
                        Registrant.
   3.2**                Amended and Restated Certificate of Incorporation of
                        Registrant (proposed, post-offering).
   3.3**                Amended and Restated Bylaws of Registrant.
   3.4**                Amended and Restated Bylaws of Registrant (proposed,
                        post-offering).
   4.1*                 Specimen Stock Certificate.
   4.2**                Amended and Restated Investors' Rights Agreement, dated
                        March 15, 2000 between Registrant and holders of
                        Registrant's Series A, Series B, Series C, Series D, and
                        Series E preferred stock.
   5.1*                 Opinion of Venture Law Group regarding the legality of the common stock being registered.
   5.2*                 Opinion of Pennie Edmonds regarding intellectual property.
  10.1**                Form of Indemnification Agreement between Registrant and
                        each of its Officers and Directors.
  10.2**                1997 Stock Plan.
  10.3**                2000 Stock Incentive Plan.
  10.4**                2000 Employee Stock Purchase Plan.
  10.5**                2000 Directors' Stock Option Plan.
  10.6**                Amended and Restated Contribution Agreement dated November
                        1997 by and among Stephen Friend, Leroy Hood and the Fred
                        Hutchinson Cancer Research Center and Registrant.
  10.7**                Series C Preferred Stock Purchase Agreement between
                        Registrant and certain stockholders, dated April 1, 1999.
  10.8**                Series D Preferred Stock Purchase Agreement between
                        Registrant and Hewlett-Packard Company, dated October 1,
                        1999.
  10.9**                Series E Preferred Stock Purchase Agreement between
                        Registrant and certain stockholders, dated March 15, 2000.
  10.10**               Common Stock Purchase Agreement between Registrant and
                        Stephen Friend, dated January 31, 1997.
  10.11**               Common Stock Purchase Agreement between Registrant and
                        Stephen Friend dated May 15, 1997.
  10.12**               Common Stock Purchase Agreement between Registrant and John
                        King, dated May 15, 1997.
  10.13+**              Amended and Restated Exclusive License by and between
                        Registrant and The Regents of The University of California
                        for Gene Reporter Matrix with an original effective date of
                        September 1, 1995 and amended and restated as of December 1,
                        1998.
  10.14**               Lease Agreement dated December 17, 1996, between Registrant and Rosenberg et al. d/b/a C & R Investments for property
                        located at 4136 Lakeside Drive, Richmond, CA 94806 and
                        amendments thereto.
  10.15**               Lease Agreement dated January 21, 1997 between Registrant
                        and Overaa Properties for property located at 4138 Lakeside
                        Drive, Richmond, CA 94806 and all amendments thereto.

NUMBER                  DESCRIPTION
------                  -----------
  10.16**               Lease Agreement dated February 19, 1997 between Registrant and Riggs Bank N.A., as trustee for Multi-Employer Property
                        Trust for space at Building G at Suite 210, 12040 115(th)
                        Avenue NE, Kirkland, WA 98034, and amendments thereto.
  10.17**               Amended and Restated Loan Security Agreement dated November
                        10, 1998 between Registrant and Silicon Valley Bank.
  10.18**               Promissory Note dated February 13, 1997 by Registrant,
                        payable to Silicon Valley Bank.
  10.19+**              Patent License Agreement dated September 1, 1997 between
                        Registrant and the University of Washington.
  10.20**               Equipment Financing Agreement dated September 10, 1997,
                        between Registrant and Lease Management Services, Inc.
  10.21*                Equipment Financing Agreement dated April 1997 between
                        Registrant and Lease Management Services.
  10.22*                Equipment Financing Agreement dated May 1998 between
                        Registrant and Lease Management Services.
  10.23+**              License Agreement between Registrant and Fred Hutchinson
                        Cancer Research Center dated December 23, 1997.
  10.24                 Sublease Agreement dated August 1998 between Registrant and
                        Siemens Real Estate, Inc.
  10.25+**              Internal Use License Agreement between Registrant and
                        Affymetrix, Inc. dated November 30, 1998.
  10.26+**              License Agreement between Registrant and Xenometrix, Inc.
                        dated November 12, 1998.
  10.27*                Indirect Proprietary Value Added Reseller Agreement between
                        Registrant and Sun Microsystems dated January 11, 1999.
  10.28**               Consulting Agreement between Registrant and Dr. Jasper Rine,
                        Ph.D.
  10.29+**              Resolver Early Access Program Agreement between Registrant and Dupont Pharmaceuticals Company dated September 30, 1999.
  10.30+**              Agilent Agreement Gene Expression Collaboration Agreement
                        between Registrant and Hewlett-Packard Company dated
                        October 1, 1999.
  10.31+**              License Agreement between Registrant and Oxford Gene
                        Technology IP Limited dated March 16, 2000.
  10.32**               Common Stock Issuance Agreement between Registrant and
                        Oxford Gene Technology IP Limited dated March 16, 2000.
  10.33+**              Collaboration Agreement between Registrant and Corixa
                        Corporation dated December 20, 1999.
  10.34**               Offer letter between Registrant and Stephen Friend dated
                        June 21, 1997.
  10.35**               Offer letter between Registrant and Roland Stoughton dated
                        June 6, 1997.
  10.36**               Offer letter between Registrant and John King dated
                        April 15, 1997.
  10.37                 Offer letter between Registrant and Mark Boguski dated
                        March 13, 1999.
  10.38+**              Pilot Project Collaboration Agreement between Registrant and
                        Monsanto Company dated February 3, 2000.
  10.39**               Promissory Note between Mark Boguski and Registrant dated
                        March 14, 2000.
  10.40                 Offer letter between Registrant and Gregory Sessler dated
                        March 13, 2000.
  10.41                 Promissory note between Registrant and Gregory Sessler dated
                        March 13, 2000.
  23.1                  Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
  23.2*                 Consent of Venture Law Group, a Professional Corporation.
                        (See Exhibit 5.1)
  24.1                  Power of Attorney. Reference is made to the signature page.
  27.1                  Financial Data Schedule.


------------------------

*   To be supplied by amendment.

+   Confidential treatment requested as to certain portions of this Exhibit.

**  Previously filed by Registrant.

(b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, State of Washington on May 9, 2000.


                                                     ROSETTA INPHARMATICS, INC.

                                                     By: /s/ STEPHEN H. FRIEND
                                                         --------------------------------------------
                                                         Stephen H. Friend, M.D., Ph.D.
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



SIGNATURE                                                    TITLE                         DATE
---------                                                    -----                         ----
/s/ STEPHEN H. FRIEND*
---------------------------------           President, Chief Executive Officer and    May 9, 2000
Stephen H. Friend, M.D., Ph.D.                Director (Principal Executive Officer)

/s/ JOHN J. KING, II
---------------------------------           Senior Vice President, Chief Operating    May 9, 2000
John J. King, II                              Officer and Director

/s/ GREGORY SESSLER*                        Senior Vice President, Chief Financial
---------------------------------             Officer (Principal Financial and        May 9, 2000
Gregory Sessler                               Accounting Officer)

/s/ STEVEN GILLIS*
---------------------------------           Director                                  May 9, 2000
Steven Gillis, Ph.D.

/s/ BILL BUFFINGTON*
---------------------------------           Director                                  May 9, 2000
Bill Buffington

/s/ RUTH KUNATH*
---------------------------------           Director                                  May 9, 2000
Ruth Kunath

/s/ PETER SVENILLSON*
---------------------------------           Director                                  May 9, 2000
Peter Svenillson

/s/ CHARLES P. WAITE*
---------------------------------           Director                                  May 9, 2000
Charles P. Waite

/s/ HARVEY S. SADOW*
---------------------------------           Director                                  May 9, 2000
Harvey S. Sadow, Ph.D.

/s/ WILLIAM W. ERICSON*
---------------------------------           Director                                  May 9, 2000
William W. Ericson


*By:   /s/ JOHN J. KING, II
       ---------------------------
       John J. King, II
       Attorney-In-Fact

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